UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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☒	Definitive Information Statement

SAVVIS, Inc.

(Name of Registrant as Specified in its Charter)

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SAVVIS, INC.

1 SAVVIS PARKWAY

TOWN & COUNTRY, MO 63017

June 9, 2006

Dear Stockholder:

We are sending you this document to furnish you with important information about a transaction we recently announced. On May 10, 2006, we entered into an agreement (the “Exchange Agreement”) with the holders of our Series A Convertible Preferred Stock pursuant to which they agreed to exchange (“Exchange”) all of the issued and outstanding shares of Series A Convertible Preferred Stock for 37,417,347 shares of our common stock. We believe that the Exchange of the Series A Preferred Convertible Stock for shares of common stock will provide significant benefits to our company and our stockholders.

The Board of Directors of SAVVIS, upon the recommendation of a Special Committee of the Board, consisting solely of independent directors, and after careful consideration of the terms of the Exchange, determined that the Exchange was in the best interests of SAVVIS and its stockholders and approved the Exchange at a special meeting of the Board held on May 10, 2006.

Approval of the Exchange by our stockholders was not required under the Delaware General Corporation Law. However, stockholder approval of certain aspects of the Exchange may be required under the rules of the National Association of Securities Dealers, Inc. applicable to companies, like our company, with shares listed on the Nasdaq Capital Market. Stockholders who together hold shares of our capital stock representing more than a majority of our outstanding voting power, approved the issuance of the common stock in the Exchange by written consent as permitted by the Delaware General Corporation Law and our bylaws. The written consent will become effective on the 21st day following the date this information statement is first mailed to our stockholders. The closing of the Exchange is expected to occur promptly following the effectiveness of the stockholder approval, which is expected to be on or about June 30, 2006.

Please read the enclosed information statement carefully. We thank you for your continued support.

Philip J. Koen
Chief Executive Officer

SAVVIS, INC.

1 SAVVIS PARKWAY

TOWN & COUNTRY, MO 63017

June 9, 2006

INFORMATION STATEMENT

AND

NOTICE OF ACTION TAKEN WITHOUT A MEETING

We are furnishing this information statement and notice of action taken without a meeting to our stockholders in connection with the approval by our board of directors of the matters described below and the subsequent approval of these matters by written consent of holders of shares of our capital stock representing more than a majority of our outstanding voting power. All corporate approvals in connection with these matters have been obtained and this information statement is furnished solely for the purpose of informing stockholders of these corporate actions in the manner required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Delaware General Corporation Law and our bylaws.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY

The record date for determining stockholders entitled to receive this information statement has been established as the close of business on May 10, 2006. On May 10, 2006, we had issued and outstanding 12,957,599 shares of our common stock, par value $.01 per share, and 202,490 shares of our Series A Convertible Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”). Holders of our common stock and holders of our Series A Convertible Preferred Stock (the “Preferred Stockholders”) are entitled to vote on matters submitted to our stockholders. In accordance with the Delaware General Corporation Law and our bylaws, the corporate actions described in this information statement were approved on May 10, 2006, by written consent of holders of shares of our capital stock representing more than a majority of our then outstanding voting power (the “Written Consent”).

In accordance with the Exchange Act, the Written Consent and the approval of the matters described in the Written Consent will become effective on the 21st day following the mailing of this information statement. This information statement is being mailed to stockholders on or about June 9, 2006.

ACTIONS APPROVED IN THE WRITTEN CONSENT

The following action was taken by Written Consent:

•	the authorization of the issuance of 37,417,347 shares of common stock in exchange for all of the issued and outstanding shares of our Series A Preferred Stock.

On May 10, 2006 we entered into a Recapitalization and Exchange Agreement (the “Exchange Agreement”) among us and the holders of our Series A Preferred Stock pursuant to which all of the holders of our Series A Preferred Stock agreed to exchange their shares of Series A Preferred Stock for shares of our common stock. We refer to the exchange of the Series A Preferred Stock for shares of our common stock as the Exchange.

Substantially all of the outstanding shares of Series A Preferred Stock are held by investment funds (the “WCAS Entities”) and individuals affiliated with Welsh, Carson, Anderson & Stowe, our largest stockholder, Constellation Venture Capital II, L.P., Constellation Venture Capital Offshore II, L.P., The BSC Employee Fund IV, L.P. and CVC II Partners, L.L.C. (collectively, the “Constellation Entities”), and MLT, LLC, formerly Moneyline Telerate Holdings, Inc. (“Moneyline”). Representatives of the WCAS Entities, the Constellation Entities and Moneyline are members of our board of directors.

Our board of directors approved the Exchange upon the recommendation of a special committee of independent directors of our board of directors (the “Special Committee”). Approval of the Exchange by our stockholders was not required under the Delaware General Corporation Law. However, stockholder approval of certain aspects of the Exchange may be required under the rules of the National Association of Securities Dealers, Inc. and The Nasdaq Stock Market (“Nasdaq”) applicable to companies, like our company, with shares listed on the Nasdaq Capital Market.

Under the Nasdaq rules, we are required to obtain the approval of our stockholders before the issuance of our common stock, or securities convertible into our common stock, in an amount equal to or greater than 20% of our common stock outstanding, for less than the greater of (i) book or (ii) market value of our common stock. The shares of common stock issuable in the Exchange will exceed 20% of our common stock outstanding on the date we entered into the Exchange Agreement. Since we are issuing common stock in exchange for shares of our Series A Preferred Stock and not for cash, it is difficult to determine whether or not we are issuing shares of common stock for less than market value as determined in accordance with the Nasdaq rules. Accordingly, under the Nasdaq rules, the affirmative vote of the holders of a majority of our outstanding voting power may be required to approve the issuance of the shares of common stock issuable in the Exchange.

Since stockholders who collectively held shares of our capital stock representing more than a majority of our outstanding voting power on the record date, have already executed the Written Consent, no further stockholder vote is needed.

Under applicable federal securities laws, the actions approved by the Written Consent cannot be effected until the 21st day following the date this information statement is first sent or given to our stockholders. This information statement is being mailed to our stockholders on or about June 9, 2006.

i

FORWARD LOOKING STATEMENTS

Some of the statements contained in this information statement discuss future expectations, contain projections of results of operations or financial condition, or state other forward-looking information. Any statements in this report that are not statements of historical facts, are intended to be, and are, “forward-looking statements” under the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual events to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. In some cases, you can identify these so-called “forward-looking statements” by our use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “intend” or “potential” or the negative of those words and other comparable words. You should be aware that those statements only reflect our predictions. Actual events or results may differ substantially. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements of this information statement include, among other things, variability in pricing for our products, highly competitive markets, rapid evolution of technology, variability in the availability and terms of financing, uncertainties related to merger and acquisition activity, volatility in securities markets, changes in our operating environment and changes in regulatory environments. Additional risk factors concerning our company can be found in our most recent Form 10-Q. Although we believe the expectations reflected in our forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will be immaterial. Except as otherwise required by the federal securities laws, we disclaim any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained in this information statement to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

References in this information statement to “we,” “our company,” the “company” and “SAVVIS” refer to SAVVIS, Inc. or SAVVIS, Inc. and its subsidiaries, as applicable.

All common stock share numbers and related information in this information statement have been adjusted to give effect to the one for fifteen reverse stock split of the company’s common stock that was effected June 6, 2006.

ii

APPROVAL OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK IN EXCHANGE

FOR SHARES OF OUR SERIES A PREFERRED STOCK

We obtained the Written Consent in connection with the proposed issuance by us of 37,417,347 shares of our common stock in exchange for all of the issued and outstanding shares of our Series A Preferred Stock. Our common stock is traded on the Nasdaq Capital Market, and we are therefore subject to the rules of Nasdaq. Nasdaq Marketplace Rule 4350(i)(1)(D) requires companies with securities traded on a Nasdaq market system to obtain stockholder approval before the issuance of their common stock, or securities convertible into their common stock, in connection with a transaction other than a public offering, equal to 20% or more of their outstanding common stock, for less than the greater of book or market value of their common stock. The common stock issuable in the Exchange represents more than 20% of our outstanding shares of common stock as of May 10, 2006. Since we are issuing common stock in exchange for shares of our Series A Preferred Stock and not for cash, it is difficult to determine whether or not we are issuing shares of common stock for less than market value. We were not required under the Delaware General Corporation Law, our certificate of incorporation or our bylaws to obtain stockholder approval to effect the Exchange.

Description of the Transaction

We originally issued the Series A Preferred Stock in a series of transactions in 2002 for aggregate proceeds of approximately $203 million. We used the proceeds to reduce our debt and to provide additional working capital. Dividends accrue on outstanding shares of Series A Preferred Stock at the rate of 11.5% per annum, and accrete quarterly. Shares of Series A Preferred Stock, together with accrued dividends, are convertible into shares of our common stock at a conversion price of $11.25 per share. As of March 31, 2006, outstanding shares of our Series A Preferred Stock had accreted to approximately $317 million and were convertible into an aggregate of approximately 28.2 million shares of common stock. The Series A Preferred Stock is not redeemable prior to March 18, 2010. The dividend accretion rate for each share of Series A Preferred Stock that is not redeemed on March 18, 2010 will be increased to 20% per annum.

Pursuant to the terms of the Exchange Agreement, all of the outstanding shares of Series A Preferred Stock will be exchanged at the closing for an aggregate of approximately 37.4 million shares of our common stock. Preferred Stockholders representing approximately 99% of the shares to be received in the Exchange have agreed not to sell any of such shares, except in certain circumstances, until November 1, 2006. As a condition to the closing, we agreed to amend the existing registration rights of the Preferred Stockholders to provide that the shares of common stock such holders receive in the Exchange will be entitled to the same demand and piggyback registration rights that the shares of common stock they would have received on conversion would be entitled to. In addition, the shares to be issued in the Exchange will be listed on the Nasdaq Capital Market. The closing of the Exchange will not occur until effectiveness of the Written Consent, which will occur on the 21st day following the mailing of this information statement. The Exchange may be postponed or terminated in the event the company or its stockholders enter into discussions relating to a sale of the company.

Background of the Transaction

During the summer of 2005, members of management concerned with the dilutive effect of the Series A Preferred Stock raised with representatives of certain of the Preferred Stockholders the possibility of an early conversion of the Series A Preferred Stock. Management discussed the possibility of paying cash, stock or a combination of both cash and stock to the Preferred Stockholders if they would agree to an early conversion. During late September and early October of 2005, management and representatives of certain Preferred Stockholders agreed to begin negotiating the terms of a possible exchange.

In October 2005, our board of directors established the Special Committee comprised of three independent members of the board of directors to consider and evaluate a possible early conversion of the Series A Preferred Stock. During October, the Special Committee met several times, by telephone conference call and in person to discuss the impact of an early conversion on the holders of the company’s common stock, the legal issues surrounding a possible early conversion, the dilutive effects on the common stock of the accretion of the dividends on the Series A Preferred Stock, and the benefits of an early conversion (including after any possible cash or share payment in connection therewith) to the holders of the common stock. The Special Committee also discussed the retention of a financial advisor to the Special Committee and legal counsel. The Special Committee also met with management and requested that management negotiate with the Preferred Stockholders on behalf of the Special Committee and pursuant to the Special Committee’s instructions. During this period, the Special Committee, management and representatives of the Preferred Stockholders discussed the circumstances under which the holders might consider converting their shares of Series A Preferred Stock.

In late October 2005, the company’s audit committee commenced an internal investigation into certain matters surrounding a lawsuit filed against the company by American Express. Due to the considerable amount of time and resources that certain members of the Special Committee were also going to devote to the investigation, the Special Committee met with management and advised management that the Special Committee would not have time to consider any proposals until after the investigation was complete. At this meeting, the Special Committee also requested that management continue informal discussions with the Preferred Stockholders.

On December 1, 2005, the Special Committee met again with management who advised the Special Committee that management had not had any discussions with the Preferred Stockholders since the completion of the internal investigation in late November 2005. Management expressed the view that it was unlikely there would be any further discussions with the Preferred Stockholders until after the holiday season.

On January 30, 2006, the Special Committee met with management who advised the Special Committee that there had been no discussions between management and the representatives of the Preferred Stockholders since October. The Special Committee and management again discussed the circumstances under which the holders might consider converting their shares of Series A Preferred Stock.

On February 13, 2006, members of management met with representatives of the Preferred Stockholders who expressed an interest in exchanging their shares of Series A Preferred Stock for a negotiated number of shares of common stock.

On February 17, 2006, the Special Committee met with management to discuss a meeting with representatives of the Preferred Stockholders. The Special Committee agreed with management on an initial proposal to the Preferred Stockholders of approximately 8.2 million additional shares of common stock, in the aggregate, over the number of shares of common stock into which the Series A Preferred Stock would be convertible into on March 31, 2006. This proposal would provide the holders of the Series A Preferred Stock with the equivalent of dividends on the Series A Preferred Stock through March 31, 2008.

On March 1, 2006, management met with representatives of the Preferred Stockholders and offered the 8.2 million additional shares. Representatives of the holders of the Series A Preferred counteroffered with 10.3 million shares, which would have provided them with the equivalent of dividends through December 31, 2008.

On March 7, 2006, the Special Committee met with management and discussed the proposed counteroffer from the Preferred Stockholders. The Special Committee determined that a counteroffer back to the holders of 8.7 million shares was reasonable.

On March 9, 2006, management met with representatives of the Preferred Stockholders and both sides agreed to a total of 9.3 million additional shares (or the equivalent of dividends through the third quarter of 2008).

On March 10, 2006, management reported the proposal to the Special Committee who agreed it was reasonable and the Special Committee agreed to consult with its financial advisors regarding the fairness of the proposal.

On March 17, 2006, the Special Committee met with Cowen and Company, LLC, the Special Committee’s financial advisor (“Cowen”) and counsel to the Special Committee to discuss the fairness of the exchange to the other stockholders. The Special Committee met five more times in March and April to discuss the Exchange. Between the middle of March and beginning of May, counsel to the company and various counsel to the Preferred Stockholders, and counsel to the Special Committee negotiated the documentation for the Exchange. During this period, Cowen prepared their analysis of the fairness of the consideration.

At a meeting of the Special Committee held on May 9, 2006, Cowen made a presentation to the Special Committee regarding the fairness of the consideration and informed the Special Committee orally of its opinion that the consideration to be paid to the Preferred Stockholders in the Exchange was fair from a financial point of view, to the stockholders of the company (other than the Preferred Stockholders). The Special Committee then resolved to recommend the Exchange to the board of directors of SAVVIS. Cowen delivered their written opinion later that day.

At a special meeting of the board of directors of the company held on May 10, 2006, the Special Committee presented their recommendation that the board of directors approve the terms of the Exchange. The board then approved the Exchange and related documents.

Following the meeting of the board of directors, the company and the Preferred Stockholders executed the Exchange Agreement and the company issued a press release after the close of the market that day.

Holders of more than a majority of the outstanding voting power of the company’s capital stock, acting by written consent, approved the Exchange on May 10, 2006.

Reasons for the Transaction

In reaching its decision to approve the Exchange, our board of directors considered and analyzed a number of factors, including, among other things, the following material factors:

Eliminate future dilution. Dividends on the Series A Preferred Stock accrue at the rate of 11.5% per annum and accrete quarterly. Shares of Series A Preferred Stock, together with accrued dividends, are convertible into shares of common stock at a conversion price of $11.25 per share. As of March 31, 2006, outstanding shares of Series A Preferred Stock were convertible into an aggregate of approximately 28.2 million shares of common stock. If the outstanding shares of Series A Preferred Stock were to remain outstanding through March 18, 2010, which is the first date the company is permitted to redeem the shares, they would become convertible into approximately 44.2 million shares of common stock. In addition, each share of Series A Preferred Stock that is not redeemed on March 18, 2010 will begin accruing dividends at a rate of 20% per annum. By exchanging the Series A Preferred Stock now, we will be eliminating the dividends equal to the amount of dividends that would accrue after the end of the third quarter of 2008.

Eliminate non-cash charges. Each fiscal quarter, we recognize a non-cash charge equal to the dividends that accrued in that quarter on the Series A Preferred Stock. By exchanging the Series A Preferred Stock for common stock, we will eliminate this charge.

Simplify capital structure and create an attractive currency for possible future acquisitions. By exchanging the Series A Preferred Stock for common stock in the Exchange, we will simplify our capital structure by reducing the number of classes of stock we have outstanding. After consummation of the Exchange, we will have only common stock outstanding. We believe that a simplified capital structure will enable investors to more accurately value our common stock. The elimination of the Series A Preferred Stock would also increase the attractiveness of our common stock for use as consideration in any possible acquisitions we may consider.

Opinion of Cowen and Company, LLC. The fact that the Special Committee had received the opinion of Cowen stating that the number of shares of common stock to be issued to the Preferred Stockholders in exchange for all of their outstanding shares of Series A Preferred Stock is fair to the stockholders of the company (other than the Preferred Stockholders) from a financial point of view.

Arm’s Length Negotiation with the Special Committee. The terms and conditions of the Exchange were established through arm’s length negotiations between representatives of the Preferred Stockholders and the Special Committee, together with their financial and legal advisors.

Opinion of Cowen and Company, LLC

Pursuant to an engagement letter dated March 10, 2006, the Special Committee retained Cowen as financial advisor to render an opinion to the Special Committee as to the fairness, from a financial point of view, to the stockholders of the company, other than the Preferred Stockholders, of the issuance by the company of an aggregate 37,417,347 shares of common stock (the “Consideration”), to the Preferred Stockholders in exchange for all of the outstanding shares of Series A Preferred Stock, pursuant to the Exchange.

On May 9, 2006, Cowen delivered a summary of its analyses and its oral opinion to the Special Committee, subsequently confirmed in writing as of the same date, to the effect that and subject to the various assumptions and limitations set forth therein, as of May 9, 2006, the Consideration paid in connection with the Exchange was fair, from a financial point of view, to the stockholders of the company, other than the Preferred Stockholders. The full text of the written opinion of Cowen, dated May 9, 2006, is attached as Annex A and is incorporated by reference. Holders of common stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Cowen. The summary of the written opinion of Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. For consistency of presentation, all share numbers and related information in this summary of Cowen’s analyses and opinion have been adjusted to give effect to the one for fifteen reverse stock split of the company’s common stock that was effected on June 6, 2006. Cowen’s analyses and opinion were prepared for and addressed to the Special Committee and are directed only to the fairness, from a financial point of view, to the stockholders of the company (other than the Preferred Stockholders) of the Consideration paid in the Exchange, and do not constitute an opinion as to the merits of the Exchange or a recommendation to any stockholder as to how to vote on the proposed transaction. The Consideration paid in the Exchange was determined through negotiations between SAVVIS and representatives of the Preferred Stockholders and not pursuant to recommendations of Cowen.

In arriving at its opinion, Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	a draft of the Exchange Agreement dated May 9, 2006; a draft Amendment No. 2 to the Investor Rights Agreement, dated May 9, 2006 and a draft Written Consent of Stockholders of the company, dated May 9, 2006;

•	the Certificate of Designations for the Series A Preferred Stock, dated March 18, 2002 (“Certificate of Designations”);

•	certain other publicly available financial and other information for SAVVIS, including its stock price trading history, and certain other relevant financial and operating data furnished to Cowen by SAVVIS management;

•	the trading and operating performance of publicly traded companies that Cowen deemed comparable to SAVVIS;

•	financial projections in Wall Street analyst reports for SAVVIS;

•	discussions Cowen had with certain members of the management of SAVVIS concerning the historical and current business operations, financial conditions and prospects of SAVVIS and such other matters Cowen deemed relevant; and

•	such other information, financial studies, analyses and investigations and such other factors that Cowen deemed relevant for the purposes of its opinion.

In conducting its review and arriving at its opinion, Cowen, with SAVVIS’ consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by SAVVIS or which was publicly available and Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently verify, this information. In addition, Cowen did not conduct any physical inspection of the properties or facilities of SAVVIS. Cowen further relied upon the assurance of management of SAVVIS that they were unaware of any facts that would make the information provided to Cowen incomplete or misleading in any respect. Cowen assumed, with SAVVIS’ consent, that the financial projections in Wall Street analyst reports utilized in Cowen’s analyses provided a reasonable basis for its opinion.

Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of SAVVIS, nor was Cowen furnished with such materials. Cowen relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. Cowen’s services to SAVVIS in connection with the transaction were comprised solely of rendering an opinion from a financial point of view with respect to the Consideration. Cowen’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Cowen on the date of its opinion. It should be understood that although subsequent developments may affect its opinion, Cowen does not have any obligation to update, revise or reaffirm its opinion and Cowen expressly disclaims any responsibility to do so. SAVVIS, its board of directors and representatives of certain of the Preferred Stockholders informed Cowen that they have no current intensions to actively sell SAVVIS or pending third-party proposals currently under consideration or diligence gathering and the like involving any third-party and SAVVIS with respect to a possible acquisition of SAVVIS, its business or substantially all of the stock or assets of SAVVIS.

In rendering its opinion, Cowen assumed that SAVVIS continues to remain an independent entity and Cowen further assumed in all respects material to its analysis, that the representations and warranties of each party contained in the Exchange Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Exchange Agreement and that all conditions to the consummation of the Exchange will be satisfied without waiver thereof. Cowen assumed that the final form of the Exchange Agreement would be substantially similar to the last draft reviewed by Cowen prior to rendering its opinion. Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the Exchange Agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions would be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Exchange. SAVVIS informed Cowen, and Cowen assumed, that the Exchange will be recorded as an exchange of all Series A Preferred Stock for 37.4 million shares of common stock.

Cowen’s opinion does not constitute a recommendation to any stockholder in connection with the Exchange or otherwise. Cowen expresses no opinion as to the underlying business decision to effect the Exchange and Cowen expresses no view as to the price or trading range for shares of common stock of SAVVIS following consummation of the Exchange.

The following is a summary of the principal financial analyses performed by Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of SAVVIS the assumptions on which such analyses were based and other factors, including the historical and projected financial results of SAVVIS. No limitations were imposed by the Special Committee with respect to the investigations made or procedures followed by Cowen in rendering its opinion.

Analysis of Selected Publicly Traded Companies. To provide contextual data and comparative market information, Cowen compared selected historical trading and operating data and ratios for SAVVIS to the corresponding data and ratios of certain other companies (the “Selected Companies”) whose securities are publicly traded and which Cowen believes have operating, market valuation and trading valuations similar to what might be expected of SAVVIS. These companies were:

•	Akamai Technologies

•	Cogent Communications

•	Equinix Inc.

•	Internap Network Services Corporation

•	Level 3 Communications Inc.

•	Terremark Worldwide Inc.

The data and ratios included the Enterprise Value (the market value of the common equity including the as converted Series A Preferred Stock plus the estimated market value of debt less cash) of the Selected Companies as multiples of Calendar Year Revenues, EBITDA and EBIT. Cowen also examined the ratios of the current share prices of the Selected Companies to the estimated 2006 calendar year EPS and estimated 2007 calendar year EPS (in each case, as available from research analyst reports or, if not so available, First Call) for the Selected Companies.

Although the Selected Companies were used for comparison purposes, none of the Selected Companies is directly comparable to SAVVIS. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies or SAVVIS to which they are being compared.

Stock Trading History. To provide contextual data and comparative market data, Cowen reviewed the historical market prices of the common stock for the twelve month period ended May 5, 2006. Cowen noted that over the indicated period the high and low prices for shares of SAVVIS were $29.25 and $6.75.

Cowen also reviewed the relative share price performance of SAVVIS, an index of comparable companies and the Nasdaq composite, for the twelve month period ended May 5, 2006. Cowen noted that over the indicated period the relative share price performance as a percent of base value of SAVVIS, the comparable company index and the Nasdaq composite were:

•	SAVVIS - 385.4%;

•	Comparable Company Index - 241.7%;

•	Nasdaq - 119.4%.

Cowen noted that the stock began to increase dramatically in response to published equity research reports regarding the potential conversion of the Series A Preferred Stock into common stock. The weighted average price for SAVVIS stock for the 3 month period from December 6, 2005 was $10.43 and the stock price increased 139.4% from its base value over this period.

As Converted Ownership Analysis. To illustrate the effect that the dividend accretion had on the pro forma ownership of the common stock by Preferred Stockholders, Cowen analyzed the accreted value of the Series A Preferred Stock on an as converted basis over time. Cowen noted that Preferred Stockholders would own approximately 69% of the company on March 31, 2006 and 77% percent of the company on March 18, 2010 representing approximately a 2% equity ownership increase per year.

Early Repurchase Summary. Cowen analyzed SAVVIS’ right to make a cash offer for all or part of the outstanding 28.2 million shares of Series A Preferred Stock, as described in the Certificate of Designations. Pursuant to the terms of the Certificate of Designations, the offer must be the greater of two times the face value of the per common stock equivalent and the current volume weighted average price of the common stock multiplied by the number of shares of common stock into which the Series A Preferred Stock is convertible.

•	At a face value of $11.25 per share of Series A Preferred Stock, a cash repurchase represents $22.50 per common stock equivalent. On an as converted basis, this represents a cash repurchase of 28.2 million shares, or $634.1 million

•	Exercising the optional purchase using a volume weighted price of approximately $26.10 would result in a full offer purchase price of $735.6 million. The price is based on a 20-day volume weighted average as of May 5, 2006 and 28.2 million shares

Cost of Capital Analysis. To provide a range of discount rates utilized in subsequent analyses, Cowen estimated the Company’s Weighted Average Cost of Capital (“WACC”) using the Capital Asset Pricing Model (“CAPM”) and the company’s weighted average borrowing costs. CAPM is a theoretical analytical framework that reflects historical capital structure and pricing assumptions that may not reflect current market conditions or expected pricing of securities or cost of debt following a transaction.

Cowen utilized the CAPM to determine SAVVIS’ cost of equity by multiplying the market risk premium by the equity beta and adding to it a small capitalization premium and the 10 year U.S. Treasury yield. Due to the relatively small public float and low liquidity of the company’s stock, Cowen evaluated the company’s cost of equity utilizing two beta calculations: the company’s beta, as reported by Barra Betas in April 2006, and the beta derived from a comparable company analysis. For each case, Cowen has assigned an equity risk premium of 7.10% and a small capitalization premium of 3.95%, based on figures published by Ibbotson Associates in 2006.

For the purpose of deriving an equity beta utilizing comparable companies Cowen utilized publicly available balance sheet data for each firm and equity betas as published in Barra Betas.

Cowen calculated SAVVIS’ comparable equity beta by re-levering the median of the comparable company’s un-levered betas to SAVVIS’ current capital structure. For purposes of computing total equity, Cowen treated the Series A Preferred Stock as equity on an as converted basis using the market price of stock as of May 5, 2006. Cowen noted that the comparable equity beta for SAVVIS was 2.13 and the equity beta as published by Barra Betas was 2.04.

For the purpose of calculating the cost of debt for the WACC, Cowen utilized the weighted average cost of debt as stated in the company’s Form 10-K filed with the Securities and Exchange Commission on February 28, 2006.

Utilizing these two beta methodologies and weighting the cost of debt by ratio of debt to capital and weighting the cost of equity as derived by the CAPM by the ratio of equity to capital, Cowen determined the theoretical WACC of SAVVIS to be 21.4% utilizing the company’s beta and 21.8% utilizing the comparable companies’ betas.

Series A Preferred Stock Analyses. Cowen conducted three analyses to determine a range of estimated values to induce the exchange of the Series A Preferred Stock for common stock.

•	Discounted Dividend analysis;

•	Intrinsic Value analysis; and

•	Convertible Bond Pricing analysis.

Discounted Dividend Analysis. Cowen conducted a discounted dividend analysis illustrating the number of induced shares that the Preferred Stockholders would receive as a result of discounting the future stream of Series A Preferred Stock dividends at various rates. Cowen calculated the future stream of dividends utilizing an 11.5% dividend compounded quarterly until March 18, 2010 and then discounted the stream to May 5, 2006.

The implied number of induced shares (in millions) at various discount rates is presented in the table below:

Discount Rate Metric	Rate	Implied Inducement Shares
Quarterly Accretion Rate	11.5%	12.7
Weighted Average Borrowing Cost	12.5%	12.5
WACC Range—Low	19.5%	11.1
WACC Range—High	23.5%	10.4
Implied Rate for Proposed Inducement	32.0%	9.2

Intrinsic Value Analysis. Cowen also conducted an intrinsic value analysis of the Series A Preferred Stock by approximating the value of the Series A Preferred Stock by separating the security into a bond component and a call option component.

Cowen valued the bond component as a zero-coupon bond with a future accreted value of $497 million and maturity at March 18, 2010. Cowen estimated the present value of the debt component based on sensitivity around the company’s weighted average cost of borrowing.

Cowen estimated the value of the call option component based on 1) the volatility of the common stock (based on a volatility of 40% as per Wall Street convertible security valuation practices; actual volatility over the trailing 12 month period was 91.79%); 2) the market prices of $27.75 and $10.43 per share of the common stock on May 5, 2006 and the three-month weighted average price (December 6, 2005—March 6, 2006), respectively; 3) conversion price of $11.25 per share per the terms of the Series A Preferred Stock; 4) 5-year treasury rate of 4.98% as of May 5, 2006; 5) a March 31, 2006 converted share balance of 28.2 million; and 6) a four year maturity at March 18, 2010. Cowen valued the call option component based on a standard Black-Scholes option-pricing model.

Cowen noted that based on a May 5, 2006 share price and a discount range applied to a zero-coupon bond of 12.0% to 15.0%, the intrinsic value analysis yielded an implied inducement range from 10.9 million shares to 12.1 million shares. Cowen further noted that based on the three month weighted average share price and a discount range applied to a zero-coupon bond of 12.0% to 15.0%, the intrinsic value analysis yielded an implied inducement range from 12.4 million shares to 15.4 million shares.

Convertible Bond Pricing Analysis. Cowen also conducted an analysis of the Series A Preferred Stock utilizing a proprietary convertible bond pricing model that utilizes multiple stochastic variables, variable time steps and consideration of credit risk.

The market inputs to the model include volatility and credit spread. Cowen utilized volatility of 35% to 40% as per Wall Street convertible security valuation practices; actual volatility for SAVVIS for the trailing 12 month period was 91.79%. The selected credit spread of 700 to 800 basis points over LIBOR is representative of the range that would be used to value a similar security for a company with market value, cash flow and other characteristics similar to SAVVIS.

Due to the fact that the model treats the security as a cash pay convertible bond, scenarios in which the security is deep in-the-money understate the converted value of future dividends. As a result of the dramatic increase in SAVVIS’ share price after an equity research publication suggested that conversion of the Series A Preferred Stock was imminent, the May 5, 2006 price is less relevant for this analysis than the stock price prior to the effects of the market speculation regarding the expected conversion. Consequently, the analysis is based on a 3-month weighted average price (December 6, 2005—March 6, 2006).

The convertible bond pricing model yielded a range of theoretical values as a percent of the accreted value of Series A Preferred Stock. The implied value is derived by the theoretical value as a percent of par multiplied by the accreted value of the Series A Preferred Stock of $317.0 million as of March 31, 2006. The implied inducement value is based on the excess of implied value over the March 31, 2006 share balance of 28.2 million shares with a market value of $293.8 million based on the 3-month weighted average price. Implied inducement shares are converted at $11.25, the stated conversion price of the security.

The results of Cowen’s analysis are presented in the table below:

Key Assumptions

Volatility	35%—40%

Credit Spread (BPS over LIBOR)	700—800

Results

Share Price (3-month weighted average)	$10.43

Theoretical Value as % of Par (Accreted Value)	135.4%—139.5%

Implied Value	$429.3—442.3 million

Implied Inducement Value	$135.5—148.5 million

Implied Inducement Shares	13.0—14.2 million

Pro Forma Earnings Analysis. Cowen analyzed the potential effect of the proposed transaction on the projected income statement of SAVVIS and for the calendar years ended 2009 and 2010 (results are not meaningful for periods 2006 through 2008 due to negative earnings in these periods). This analysis was based upon (1) the Wall Street projected financial forecasts for SAVVIS and (2) 9.2 million shares in addition to SAVVIS’ fully diluted common stock outstanding. This analysis used equity research estimates dated May 2, 2006.

This analysis indicated that the proposed transaction could increase SAVVIS’ projected earnings per share, on an after-tax basis, for the calendar years 2009 and 2010 by $0.17 and $0.44 respectively. The results of Cowen’s analysis are presented in the table below:

SAVVIS After-tax Diluted Earnings Per Share		EPS Status Quo	EPS Inducement	Accretion/ Dilution
Calendar Year ended	2006	$(7.20)	$(0.91)	NM
	2007	(4.31)	(0.06)	NM
	2008	(1.44)	0.81	NM
	2009	2.13	2.30	7.8%
	2010	3.23	3.67	13.5

The summary set forth above does not purport to be a complete description of all the analyses performed by Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Cowen believes, and has advised the Special Committee, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of SAVVIS. These analyses performed by Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of securities do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. The analyses supplied by Cowen and its opinion were among several factors taken into consideration by the Special Committee in making its decision to enter into the Exchange Agreement and should not be considered as determinative of such decision.

Cowen was selected by the Special Committee to render an opinion to the Special Committee because Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, Cowen is regularly engaged in performing financial analyses with respect to business and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Cowen is providing financial services for the Special Committee for which it will receive a fee from SAVVIS for its services pursuant to the terms of its engagement letter with the Special Committee, dated as of March 10, 2006. Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, investment banking services to SAVVIS and have received fees for the rendering of such services.

Pursuant to the engagement letter between Cowen and the Special Committee, Cowen was entitled to receive a fee of $500,000 for rendering its opinion. Additionally, SAVVIS has agreed to reimburse Cowen for its out-of-pocket expenses, including reasonable attorneys’ fees, and has agreed to indemnify Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Cowen, which are customary in transactions of this nature, were negotiated at arm’s length between the Special Committee and Cowen.

Interests of Certain Persons in the Transaction

Certain members of our board of directors and management have interests in the Exchange that are in addition to or may be different from the interests of stockholders generally.

The WCAS Entities hold approximately 66% of the outstanding shares of Series A Preferred Stock, the Constellation Entities hold approximately 10% of the outstanding shares of Series A Preferred Stock and Moneyline holds approximately 20% of the outstanding shares of Series A Preferred Stock. Three of our directors, Messrs. John D. Clark, Thomas E. McInerney and Patrick J. Welsh, and other individuals affiliated with the WCAS Entities, also hold shares of our Series A Preferred Stock.

Messrs. Clark, McInerney and Welsh are general partners of certain of the WCAS Entities and are the WCAS Entities’ representatives on our board of directors. Mr. Clifford H. Friedman, one of our directors, is the Constellation Entities’ representative on our board of directors, and Mr. David A. Walsh, one of our directors, is the Moneyline representative on our board of directors.

In addition, the WCAS Entities hold approximately 54% of our outstanding voting power, the Constellation Entities hold approximately 8% of our outstanding voting power and Moneyline holds approximately 14% of our outstanding voting power.

Upon the closing of the Exchange, the WCAS Entities will hold approximately 56% of our outstanding voting power, the Constellation Entities will hold approximately 8% of our outstanding voting power and Moneyline will hold approximately 15% of our outstanding voting power.

Pursuant to the Exchange Agreement, we agreed to reimburse the Preferred Stockholders up to $150,000 in the aggregate, on a pro rata basis, for their actual reasonable out-of-pocket expenses incurred in connection with the Exchange Agreement.

Two of our executive officers and directors, Messrs. Philip J. Koen and Jonathan C. Crane, hold restricted preferred stock units (“RPUs”) that entitle them to receive upon vesting of each RPU that number of shares of the common stock that a Preferred Stockholders would be entitled receive. As a result of the Exchange, the number of shares of common stock underlying their RPUs will be adjusted to give them the same benefits they would have received had they held Series A Preferred Stock and participated in the Exchange.

The WCAS Entities, the Constellation Entities and Moneyline voted all of their shares of our outstanding capital stock in favor of the proposal to approve the issuance of approximately 37.4 million shares of common stock in the Exchange. As of May 10, 2006, the WCAS Entities, the Constellation Entities and Moneyline held shares of our capital stock representing approximately 75.5% of our outstanding voting power and, therefore, were able to provide the stockholder approval required under Nasdaq Marketplace Rule 4350(i)(l)(D).

Some Possible Effects of the Exchange

Upon the recommendation of the Special Committee, comprised solely of independent directors, our board of directors determined that the Exchange was advisable and in the best interests of our company and our stockholders. The Exchange may, however, have the following effects:

•	The WCAS Entities, the Constellation Entities and Moneyline, who are existing stockholders and represented on our board of directors, will acquire substantially all of the shares of common stock issued in the Exchange. See “—Interests of Certain Persons in the Transactions” above.

•	Ownership by the WCAS Entities, the Constellation Entities and Moneyline of a substantial additional percentage of the total voting power of our capital stock provides them with substantial influence over our affairs. The WCAS Entities, the Constellation Entities and Moneyline may have interests with respect to their investments in our company that differ significantly from those of the other stockholders.

•	Future sales of a substantial number of shares of common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and could make it more difficult for us to raise funds through a public offering of our equity securities. The holders of the common stock issuable in the Exchange will be entitled to demand and piggyback registration rights.

Description of the Exchange Agreement

The following summary of the material terms and provisions of the Exchange Agreement does not describe all of the terms of the Exchange Agreement. A copy of the Exchange Agreement was filed as an exhibit to our Form 8-K filed on May 16, 2006. See “Where You Can Find More Information.”

Pursuant to the terms of the Exchange Agreement, the Preferred Stockholders agreed to exchange all of the 202,490 shares of Series A Preferred Stock outstanding at the effective time of the Exchange for an aggregate of approximately 37.4 million shares of common stock to be issued by our company.

Representations and Warranties of our Company. The Exchange Agreement contains various customary representations and warranties by us relating to, among other things:

•	valid existence and good standing of our company;

•	our company has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as currently conducted;

•	capital structure, including stock options;

•	authorization to execute, deliver and perform our obligations under the Exchange Agreement and an amendment to the Investor Rights Agreement (the “Amendment to the Investor Rights Agreement”) and to issue and sell the shares of common stock to be issued in the Exchange (the “Exchange Shares”);

•	no preemptive rights or rights of first refusal or similar rights with respect to the Exchange Shares;

•	due authorization and issuance of the Exchange Shares;

•	due execution and delivery of the Exchange Agreement;

•	enforceability of the Exchange Agreement and the Amendment to the Investor Rights Agreement;

•	required governmental and third party consents; and

•	receipt of the opinion of Cowen.

Representations and Warranties of the Preferred Stockholders. The Exchange Agreement contains various customary representations and warranties by each Preferred Stockholder relating to, among other things:

•	due organization, valid existence and good standing;

•	authorization to execute, deliver and perform its obligations under the Exchange Agreement and the Amendment to the Investor Rights Agreement;

•	no violation of applicable law, court orders or organizational documents as a result of the Exchange Agreement, the Amendment to the Investor Rights Agreement, or the Exchange;

•	due execution and delivery of the Exchange Agreement;

•	enforceability of the Exchange Agreement and the Amendment to the Investor Rights Agreement;

•	compliance with specified requirements of Regulation D under the Securities Act;

•	required governmental consents; and

•	record and beneficial ownership of the Series A Preferred Stock.

Covenants of our Company. The Exchange Agreement contains customary covenants that obligated us, among other things, from the date of execution of the agreement to the closing date, to:

•	prepare, file with the SEC and mail to stockholders this information statement;

•	issue and deliver a split adjusted number of shares of common stock in the exchange in the event our company effects a reverse stock split;

•	take such actions as any Preferred Stockholder may reasonably deem necessary to facilitate the exemption of the Exchange from Section 16(b) of the Exchange Act; and

•	give written notice to the Preferred Stockholders in the event the Special Committee actively negotiates with a potential acquirer which negotiation could reasonably be expected to result in a change of control as that term is defined in the certificate of designations for the Series A Preferred Stock.

Covenants of Purchasers. The Exchange Agreement contains customary covenants that obligated the Preferred Stockholders, among other things, from the date of execution of the agreement to the closing date, to:

•	refrain from purchasing, selling or otherwise transferring the Series A Preferred Stock or the Exchange Shares, except in limited circumstances;

•	vote in favor of the approval of the Exchange of Series A Preferred Stock and related matters; and

•	receive a split adjusted number of shares of common stock in the Exchange in the event our company effects a reverse stock split.

Closing Conditions. The obligations of our company and the Preferred Stockholders to complete the Exchange are subject to a number of customary closing conditions, all of which must be either satisfied or waived at the closing.

Assignment. The Exchange Agreement and the rights under that agreement may not be assigned by any party to the agreement.

Expenses. All costs and expenses incurred by us in connection with the Exchange Agreement will be paid by us. In addition, we agreed to pay the out-of-pocket legal expenses of the Preferred Stockholders up to an aggregate amount of $150,000.

No Appraisal or Dissenters’ Rights; No Preemptive Rights

Under applicable Delaware General Corporation Law, stockholders are not entitled to any statutory dissenters’ rights or appraisal of their shares of common stock in connection with the Exchange or the other corporate actions described in this information statement. Existing stockholders have no preemptive rights with respect to any of the securities issued in the Exchange that have not been waived.

Required Approvals

No regulatory approvals are necessary in order to close the Exchange.

OWNERSHIP OF SECURITIES

The following table provides information about the beneficial ownership of shares of our voting stock as of May 10, 2006, by:

•	each person or group that, to our knowledge, beneficially owns more than 5% of the outstanding shares of a class of voting stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

The persons named in the table have sole voting and investment power with respect to all shares of voting stock shown as beneficially owned by them, subject to community property laws where applicable and unless otherwise noted in the notes that follow. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within 60 days of May 10, 2006, are deemed outstanding for purposes of computing the percentage beneficially owned by the person or entity holding such securities but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity. Percentage of beneficial ownership is based on 12,957,599 shares of common stock and 202,490 shares of Series A Preferred Stock outstanding as of the close of business on May 10, 2006.

The “Total Voting Power” column reflects each listed individual’s or entity’s percent of actual ownership of all voting securities of our company. As a result, this column excludes any shares of common stock subject to options and warrants, as holders of those securities will not be entitled to vote with respect to such securities unless such securities are exercised.

As of May 10, 2006, the record date, we had shares of capital stock outstanding representing 41,499,880 votes.

Unless otherwise indicated below, the address for each listed director and executive officer is SAVVIS, Inc., 1 Savvis Parkway, Town & Country, Missouri 63017.

	Common Stock			Series A Preferred Stock(1)			Total Voting Power
Name of Beneficial Owner	# of shares		% of class	# of shares		% of class	(%)
5% Stockholder
Welsh, Carson, Anderson & Stowe	22,351,839	(2)	70.4%	133,332	(3)	65.9%	53.9%
Moneyline Telerate Holdings, Inc.	5,816,501	(4)	31%	40,870		20.2%	14%
Constellation Entities.	3,591,738	(5)	22.2%	20,000	(6)	9.9%	7.6%
Oak Hill Entities	1,310,577	(7)	10%	—		—	3.2%
JPMorgan Chase & Co.	921,596	(8)	7.1%	—		—	2.2%

Executive Officers and Directors
Philip J. Koen	0		—	—		—	—
Jonathan C. Crane	0		—	—		—	—
John M. Finlayson	26,240	(9)	*	—		—	*
Jeffrey H. Von Deylen	90,833	(10)	*	—		—	*
James D. Mori	124,699	(11)	1.0%	—		—	*
Richard Warley	91,061	(12)	*	—		—	*
John D. Clark	18,924,995	(13)	64.5%	116,115	(14)	57.3%	45.6%
Clifford Friedman	0		—	—		—	—
Clyde A. Heintzelman	16,666	(15)	*	—		—	*
Thomas E. McInerney	22,509,157	(16)	70.5%	134,422	(17)	66.4%	54.2%
James E. Ousley	16,000	(18)	*	*		*	*
James P. Pellow	17,666	(19)	*	*		*	*
David Walsh	0		—	—		—	—
Patrick J. Welsh	22,525,233	(20)	70.5	134,555	(21)	66.5%	54.3%
All executive officers and directors as a group (14 persons)	23,068,817		71.2%	135,655		67%	54.8%

*	Less than one percent.
(1)	As of May 10, 2006, holders of Series A Preferred Stock were entitled to an aggregate of approximately 28,542,281 votes.
(2)	Includes 1,901,401 shares beneficially held by Welsh, Carson, Anderson & Stowe VI, L.P., which we refer to as WCAS VI, 1,425,472 shares beneficially held by Welsh, Carson, Anderson & Stowe VII, L.P., which we refer to as WCAS VII, 4,357 shares beneficially held by WCAS Information Partners, L.P., which we refer to as WCAS IP, 44,517 shares held by WCAS Capital Partners II, L.P., which we refer to as WCAS CP II, 18,923,587 shares beneficially held by WCAS VIII, and 52,502 shares beneficially held by WCAS Management Corporation, which we refer to as WCAS Management. 1,383,795 of the shares beneficially owned by WCAS VI, 1,037,425 of the shares beneficially owned by WCAS VII, 16,379,822 of the shares beneficially owned by WCAS VIII and 4,372 of the shares beneficially owned by WCAS Management are issuable upon the conversion of the shares of Series A Preferred Stock, including accrued and unpaid dividends through May 10, 2006, issued by us to these entities under securities purchase agreements dated as of March 6, 2002, and September 18, 2002. The respective sole general partners of WCAS VI, WCAS VII, WCAS IP, WCAS CP II and WCAS VIII are WCAS VI Partners, L.P., WCAS VII Partners, L.P., WCAS INFO Partners, WCAS CP II Partners and WCAS VIII Associates, LLC.

The individual general partners of each of these partnerships include some or all of Bruce K. Anderson, Russell L. Carson, John D. Clark, Anthony J. de Nicola, D. Scott Mackesy, Thomas E. McInerney, Robert A. Minicucci, James R. Matthews, Paul B. Queally, Jonathan M. Rather, Sanjay Swani and Patrick J. Welsh. The individual general partners who are also directors of our company are Thomas E. McInerney, Patrick J. Welsh and John D. Clark. Each of the foregoing persons may be deemed to be the beneficial owner of the common stock owned by the limited partnerships of whose general partner he is a general partner. The address of Welsh, Carson, Anderson & Stowe is 320 Park Avenue, New York, NY 10022.

(3)	Includes 9,828 shares of Series A Preferred Stock held by WCAS VI, 7,368 shares of Series A Preferred Stock held by WCAS VII, 116,105 shares of Series A Preferred Stock held by WCAS VIII, and 31 shares of Series A Preferred Stock held by WCAS Management.
(4)	Consists of 5,816,501 shares of common stock issuable upon the conversion of the shares of our Series A Preferred Stock, including accrued and unpaid dividends through March 15, 2006, acquired by Moneyline on June 3, 2005 from Reuters Holdings Switzerland S.A. Such shares of Series A Preferred Stock are convertible at any time at the holder’s option. According to a Schedule 13D/A filed by Moneyline on March 6, 2006, Moneyline shares voting power and dispositive power with One Equity Partners, LLC (“OEP”), which controls Moneyline; OEP Holding Corporation (“OEP Holding”), which controls the managing members of OEP and OEP Co-Investors; Bank One Investment Corporation (“BOI”), which owns all of the outstanding capital stock of OEP Holding; JPMorgan Capital Corporation (“JPM CC”), which owns all of the outstanding capital stock of BOI; Bank One Financial LLC (“BOF LLC”), which owns all of the outstanding capital stock of JPM CC; and JPMorgan Chase & Co. (“JPMC”), which owns all of the outstanding stock of BOF LLC. JPMC expressly disclaims beneficial ownership of the Series A Preferred Stock. In addition, according to a Schedule 13D/A filed by Moneyline, Moneyline transferred Series A Preferred Stock having a fair market value of $15,000,000 into an escrow account (the “Escrow Shares”). Under the Escrow Agreement, Moneyline retains full voting authority of the Escrow Shares. The principal executive offices of Moneyline are located at 320 Park Avenue, 18th Floor, New York, New York 10022.
(5)

Includes 1,457,964 shares of common stock beneficially held by Constellation Venture Capital II, L.P., which we refer to as CVC II, 689,280 shares beneficially held by Constellation Venture Capital Offshore II, L.P., which we refer to as CVC Offshore, 577,616 shares beneficially held by The BSC Employee Fund IV, L.P., which we refer to as BSC Fund, and 32,258 shares held by CVC II Partners, L.L.C., which we refer to as CVC II Partners, all of which are issuable upon the conversion of the shares of Series A Preferred Stock, including accrued and unpaid dividends through May 10, 2006, issued by us to these entities under a securities purchase agreement dated as of June 28, 2002. According to Schedule 13D filed by the Constellation Entities on July 9, 2002, the Constellation Entities have both shared voting power and shared dispositive power with Constellation Ventures Management II, LLC (with respect to 3,549,689 shares of common stock) and Bear Stearns Asset Management Inc. (with respect to 3,591,738 shares of common stock) over the common stock issuable upon conversion of their shares of our Series A Preferred Stock. The address of the Constellation Entities is 383 Madison Avenue, New York, New York 10179.

Includes 235,015 shares of common stock subject to warrants that are currently exercisable by CVC II, 111,111 shares of common stock subject to warrants that are currently exercisable by CVC Offshore, 93,107 shares of common stock subject to warrants that are currently exercisable by BSC Fund and 5,214 shares of common stock subject to warrants that are currently exercisable by CVC II Partners.

(6)	Includes 10,576 shares of Series A Preferred Stock held by CVC II, 5,000 shares of Series A Preferred Stock held by CVC Offshore, 4,190 shares of Series A Preferred Stock held by BSC Fund, and 234 shares of Series A Preferred Stock held by CVC II Partners.
(7)	Information with respect to the outstanding shares beneficially owned by the Oak Hill Entities is based on a Schedule 13G filed with the SEC on December 20, 2004 by such entities. Consists of shares of common stock held by Oak Hill Special Opportunities Fund, L.P., Oak Hill Special Opportunities Fund (Management), L.P., Oak Hill Securities Fund, L.P., Oak Hills Securities Fund II, L.P., Oak Hill Credit Alpha Fund, L.P., Oak Hill Credit Alpha Fund (Offshore), Ltd., Cardinal Fund I, L.P., FW Savvis Investors, L.P. The principal executive offices of the Oak Hill Entities are located at 201 Main Street, Fort Worth, Texas 76102.
(8)	Information with respect to the outstanding shares beneficially owned by JPMorgan Chase & Co., which we refer to as JPMorgan, is based on a Schedule 13G/A filed with the SEC on February 8, 2006 by such firm. JPMorgan reports that JPMorgan Securities, Inc., its subsidiary, beneficially owns all of the shares. The principal executive offices of JP Morgan are located at 270 Park Ave., New York, NY 10017.
(9)	Includes 2,500 shares of common stock held in trust for the benefit of Mr. Finlayson’s children.
(10)	Includes 90,833 shares of common stock subject to options that are currently exercisable within 60 days of May 10, 2006.
(11)	Includes 104,699 shares of common stock subject to options that are currently exercisable within 60 days of May 10, 2006.
(12)	Includes 91,061 shares of common stock subject to options that are currently exercisable within 60 days of May 10, 2006.
(13)	Includes 18,923,587 shares of common stock held by WCAS VIII, as described in note 2 above. Includes 1,407 shares issuable upon the conversion of the shares of Series A Preferred Stock held by Mr. Clark, including accrued and unpaid dividends through May 10, 2006.
(14)	Includes 116,105 shares held by WCAS VIII, as described in note 3 above.
(15)	Includes 10,000 shares of common stock subject to options that are exercisable within 60 days of May 10, 2006. Also includes 6,666 shares of common stock underlying restricted stock awards with which Mr. Heintzelman has sole voting power but no current investment power.
(16)	Includes 22,351,839 shares of common stock held by Welsh, Carson, Anderson & Stowe, as described in note 2 above. Also includes 153,753 shares of common stock issuable upon the conversion of the shares of Series A Preferred Stock held by Mr. McInerney, including accrued and unpaid dividends through May 10, 2006, and 1,000 shares of common stock subject to options that are exercisable within 60 days of May 10, 2006.
(17)	Includes 133,332 shares of Series A Preferred Stock held by Welsh, Carson, Anderson & Stowe, as described in note 3 above.
(18)	Includes 9,000 shares of common stock subject to options that are exercisable within 60 days of May 10, 2006. Also includes 6,666 shares of common stock underlying restricted stock awards with which Mr. Ousley has sole voting power but no current investment power.
(19)	Includes 9,000 shares of common stock subject to options that are exercisable within 60 days of May 10, 2006. Also includes 6,666 shares of common stock underlying restricted stock awards with which Mr. Pellow has sole voting power but no current investment power.
(20)	Includes 22,347,482 shares of common stock held by Welsh, Carson, Anderson & Stowe, as described in note 2 above. Also includes 172,476 shares of common stock issuable upon the conversion of the shares of Series A Preferred Stock individually held by Mr. Welsh, including accrued and unpaid dividends through May 10, 2006, and 1,000 shares of common stock subject to options that are exercisable within 60 days of May 10, 2006.
(21)	Includes 133,332 shares of Series A Preferred Stock held by Welsh, Carson, Anderson & Stowe, as described in note 3 above.

DESCRIPTION OF SAVVIS CAPITAL STOCK

Description of Common Stock

We have 1,500,000,000 shares of common stock authorized under our certificate of incorporation. Each holder of record of common stock is entitled to one vote for each share on all matters properly submitted to the stockholders for their vote. Our certificate of incorporation does not allow cumulative voting for the election of directors, which means that the holders of a majority of the shares voted can elect all the directors then standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, holders of our common stock are entitled to receive ratable dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and liquidation preferences on any outstanding preferred stock. Holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock may be adversely affected by the rights of the holders of shares of Series A Preferred Stock and shares of any other series of preferred stock that we may authorize and issue in the future.

Description of Preferred Stock

Our certificate of incorporation authorizes our board of directors from time to time and without further stockholder action to issue up to 50,000,000 shares of preferred stock, par value $.01 per share, in one or more classes or series, and to fix the powers, designations, preferences and relative, participating, optional or other special rights of each class or series of preferred stock.

The issuance of preferred stock could adversely affect the voting power, conversion or other rights of holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult.

Description of Series A Preferred Stock

The powers, preferences and rights of the Series A Preferred Stock are as set forth in the certificate of designations relating to the Series A Preferred Stock. The following summary of the principal powers, preferences and rights of the Series A Preferred Stock does not describe all the terms of the certificate of designations relating to the Series A Preferred Stock. A copy of the certificate of designations was filed as an exhibit to our Form 8-K filed on March 27, 2002. See “Where You Can Find More Information.”

General

As of the record date of this information statement, we had 202,490 shares of Series A Preferred Stock outstanding. The certificate of designations for the Series A Preferred Stock became effective upon its filing with the Secretary of State of Delaware on March 18, 2002.

Ranking

With respect to dividend rights and rights upon our liquidation, dissolution or winding up, the Series A Preferred Stock will rank:

•	senior to our common stock and each other class of capital stock or series of preferred stock established after the Series A Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior to, or on a parity with, the Series A Preferred Stock as to dividend distributions and distribution upon a liquidation, dissolution or winding up of our company, which we refer to as junior securities;

•

on a parity with any class of capital stock or series of preferred stock established after the Series A Preferred Stock, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend distributions and distributions upon a liquidation, dissolution or winding up of our company, which we refer to as parity securities; and

•	junior to any capital stock or series of preferred stock established after the Series A Preferred Stock, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend distributions and distributions upon a liquidation, dissolution or winding up of our company, which we refer to as senior securities.

Dividends

Dividend Payments. Holders of Series A Preferred Stock are entitled to participating cumulative dividends, in preference to dividends on any junior securities, that will accrue and accrete as described below. Dividends are paid when, as and if declared by our board of directors. Dividends on shares of Series A Preferred Stock accrue on a daily basis at an annual rate of 11.5%, except as described below, on the accreted value of those shares from the date of issuance of those shares to the first to occur of:

•	redemption of those shares;

•	conversion of those shares into common stock;

•	purchase of those shares as a result of a change of control of our company, as described under “—Change of Control” below, or of an offer by us to repurchase shares of Series A Preferred Stock, as described under “—Purchase Offer” below; or

•	our liquidation, dissolution or winding up.

Dividends accrue at an annual rate of 20%, under the limited circumstances described under “—Redemption” below, or 5% under the limited circumstances described under “—Purchase Offer” below.

Dividends accrue whether or not our board of directors has declared such dividends and whether or not we have unrestricted funds legally available for the payment of dividends. Accrued but unpaid dividends accrete quarterly by being added to the accreted value of the Series A Preferred Stock on each dividend accretion date. The accreted value of a share of Series A Preferred Stock on any date is equal to $1,000 plus the amount of all dividends that have accreted with respect to that share through that date. The dividend accretion date is the first day of April, July, October and January of each year, beginning April 1, 2002. After March 18, 2010, we may pay dividends on the Series A Preferred Stock that would accrue after that date in cash.

If at any time after March 18, 2010, we elect to pay dividends on the Series A Preferred Stock in cash in an amount that is less than the total amount of the accrued dividends, the cash dividends will be distributed ratably among the holders based upon the total accrued dividends on the Series A Preferred Stock held by each holder.

The amount of dividends accrued on shares of Series A Preferred Stock on or before the first dividend accretion date will be calculated based on the dividend accretion rate for the actual number of days elapsed from and including the date of issuance of the shares to the date as of which such determination is to be made. The amount of dividends accrued on any date that is not a dividend accretion date will be calculated based on the dividend accretion rate for the actual number of days elapsed from and including the last preceding dividend accretion date to the date as of which such determination is to be made. Dividends accrued on any dividend accretion date after the first dividend accretion date will be calculated at an annual rate based on a 360-day year of twelve 30-day months.

Other Dividend Rights. If our board of directors declares a cash dividend on our common stock in any particular quarter which exceeds, on a per share basis, the amount of the dividend accreted per share of Series A Preferred Stock in such quarter divided by the number of shares of common stock such share of Series A Preferred Stock is then convertible into, holders of the Series A Preferred Stock will be entitled to receive:

•	the accretion of dividends per share of Series A Preferred Stock for such quarter, and

•	the excess, in cash, of the dividend amount per share of common stock over the dividend accreted per share of Series A Preferred Stock in such quarter divided by the number of shares of common stock such share of Series A Preferred Stock is then convertible into, multiplied by the number of shares of common stock into which the Series A Preferred Stock is then convertible.

The holders of the Series A Preferred Stock will be entitled to receive such amount prior to the payment of the declared dividend on the common stock. The holders of Series A Preferred Stock will not be required to convert their shares of Series A Preferred Stock as a condition to receiving the cash dividend.

Until less than 20% of the shares of Series A Preferred Stock issued on all issuance dates remains outstanding, or less than 40% of the shares of Series A Preferred Stock issued on all issuance dates remains outstanding and such outstanding Series A Preferred Stock constitutes less than 20% of the total outstanding voting power of our company, we may not:

•	declare, make or pay dividends or other distributions on, or set apart funds for the payment of dividends on, any junior securities or parity securities of our company or our subsidiaries; or

•	purchase, redeem or otherwise acquire or retire for any consideration any junior securities or parity securities, or pay, set aside or make available any money for a sinking fund or similar fund for the purchase, redemption or other acquisition or retirement for any consideration of any junior securities or parity securities.

Liquidation Preference

Upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, each holder of Series A Preferred Stock will be entitled to be paid a liquidation preference, out of our assets available for distribution to stockholders. The liquidation preference will be paid before any distribution is made on the common stock or any other junior securities, but is subject to the rights of our creditors and holders of our senior securities and parity securities, if any. The liquidation preference per share of Series A Preferred Stock will be an amount in cash equal to the greater of:

•	the accreted value of a share of Series A Preferred Stock, plus the amount of any accrued and unpaid dividends per share since the last dividend accretion date, on the date of our liquidation, dissolution or winding up; and

•	the fair market value of our common stock, as determined by an independent third party appraiser of national standing chosen by us and holders of 66 2/3% of the then outstanding Series A Preferred Stock, on the date of our dissolution, liquidation or winding up, multiplied by the number of shares of common stock such share of Series A Preferred Stock is convertible into.

If the amounts payable with respect to the liquidation preference of the Series A Preferred Stock and all other parity securities are not paid in full, the holders of the Series A Preferred Stock and the parity securities will share pro rata in proportion to the full distribution to which they are entitled. After payment of the full amount of the liquidation preference of the Series A Preferred Stock, the holders of shares of Series A Preferred Stock will not be entitled to any further distribution of our assets.

Conversion

Optional Conversion. Each share of Series A Preferred Stock is convertible at any time, at the option of the holder, into a whole number of shares of common stock which is equal to the accreted value of the share of Series A Preferred Stock plus all accrued dividends on the share through the conversion date divided by the conversion price.

The right to convert any share of Series A Preferred Stock will terminate at the close of business on the business day before the date of our redemption or repurchase of that share, unless we default in making the required payment due upon redemption or repurchase.

Anti-dilution Adjustments. To prevent dilution of the foregoing conversion rights, the conversion price of the Series A Preferred Stock, which initially is currently $11.25 per share, will be reduced on a weighted average basis, and as a result the number of shares of common stock issuable upon conversion of Series A Preferred Stock will be increased, if we issue common stock, securities convertible into common stock, or options, warrants or similar rights to purchase common stock at a price per share of common stock which is less than the conversion price then in effect. The conversion price shall also be adjusted proportionally in the event that we:

•	subdivide or split the outstanding shares of common stock or issue by reclassification of the common stock any shares of capital stock of our company;

•	issue shares of common stock as a dividend or distribution on any class of our capital stock; or

•	distribute to holders of common stock, whether by dividend or in a merger or otherwise, evidences of debt, shares of our capital stock of any class or series, other securities, cash or assets, except in specified circumstances.

The conversion price of the Series A Preferred Stock will be proportionally increased, and as a result the number of shares of common stock issuable upon conversion of Series A Preferred Stock will be decreased, if we combine or reclassify the outstanding shares of common stock into a smaller number of shares.

Upon the occurrence of any transaction or event, including a merger, consolidation, sale of assets, reclassification, recapitalization, compulsory share exchange or liquidation, in which all or substantially all of our outstanding shares of common stock are converted into or exchanged for stock, other securities or assets, a holder of Series A Preferred Stock will have the right upon any subsequent conversion to receive the kind and amount of stock, other securities, cash and assets that the holder would have received if the holder’s shares of Series A Preferred Stock had been converted immediately before the transaction or event.

Redemption

On and after March 18, 2010, we have the right to redeem for cash all or any portion of the outstanding shares of Series A Preferred Stock as described below. The redemption price per share will be an amount equal to the accreted value plus the amount of any accrued and unpaid dividends per share since the last dividend accretion date as of the redemption date. If on the redemption date we redeem less than all of the shares of Series A Preferred Stock outstanding, such shares will be redeemed on a pro rata basis among all holders of Series A Preferred Stock with any fractional shares rounded to the nearest whole share. With respect to each share of Series A Preferred Stock that we fail to redeem on March 18, 2010, whether or not we have sufficient legally available funds to effect such redemption, the dividend accretion rate will be increased to 20%. We will not be able to redeem any of the outstanding Series A Preferred Stock unless we have obtained the approval of a majority of the members of a special board committee designated by our board of directors for such purpose and a majority of whose members are not affiliates of any holder of Series A Preferred Stock. There are no express restrictions in the certificate of designations on our ability to redeem or repurchase our Series A Preferred Stock while we are in arrears in the payment of any dividend on the Series A Preferred Stock.

Voting Rights

General. Except as otherwise required by law or as described below, the holders of Series A Preferred Stock are entitled to vote together as one class with the holders of the common stock on all matters submitted to the vote of stockholders. Holders of Series A Preferred Stock are entitled to cast a number of votes equal to the number of shares of common stock into which a share of Series A Preferred Stock is convertible on the record date of the meeting of stockholders or the execution date of any written consent of stockholders, as the case may be, without giving effect to any reduction in the Series A purchase price in the event that we issue common stock, securities convertible into common stock, or options, warrants or similar rights to purchase common stock at a price per share of common stock that is less than the conversion price then in effect.

Special Voting Rights. Without the prior vote or consent of holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class, we may not:

•	amend, alter or repeal any provision of our certificate of incorporation, bylaws or the certificate of designations, in each case, that would adversely affect the rights, preferences, powers or privileges of the holders of Series A Preferred Stock;

•	consummate or agree to any of the following:

•	any person or group, other than Welsh, Carson, Anderson & Stowe, VIII, L.P. (“WCAS VIII”) or any of its affiliates, becoming the beneficial owner of more than 50% of our total voting stock;

•	the sale, transfer, lease or a similar disposition of all or substantially all of our assets; or

•	our consolidation or merger with another entity in a transaction in which our outstanding voting stock is converted into or exchanged for cash, securities or other property, except if our outstanding voting stock is converted into or exchanged for voting stock of the surviving or transferee corporation or its parent and immediately after the transaction, no person, other than WCAS VIII or its affiliates, is the beneficial owner of more than 50% of the total voting stock of the surviving corporation or transferee corporation, as applicable.

However, such consent is not required in an event that contemplates our company making a change of control offer as described below.

In addition, until less than 20% of the shares of Series A Preferred Stock issued on all issuance dates remains outstanding or less than 40% of the shares of Series A Preferred Stock issued on all issuance dates remains outstanding and the outstanding Series A Preferred Stock constitutes less than 20% of our total outstanding voting power, we may not, without the prior vote or consent of holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class:

•	authorize, create, reclassify or issue any series or class of senior securities or parity securities, or securities convertible into senior securities or parity securities, or rights to purchase senior securities or parity securities or debt securities convertible into common stock or any series of preferred stock, the payment of dividends with respect to which could cause the inclusion of dividends with respect to the Series A Preferred Stock in the taxable income of any holder of Series A Preferred Stock; or

•	pay any dividends, purchase, redeem or acquire or retire for value, including in connection with any merger or reorganization of our company or our subsidiaries, or make any other distribution, including the payment of dividends, in respect of any junior securities other than those made under the terms of junior securities that have been approved by holders of at least 66 2/3% of the outstanding Series A Preferred Stock, voting separately as a class, in respect of any junior securities.

Change of Control

Upon the occurrence of a change of control, we may offer to repurchase all, but not less than all, of the outstanding shares of Series A Preferred Stock for the change of control purchase amount, to be determined as follows:

•	if the change of control occurred before March 18, 2003, the change of control purchase amount would be equal to $1,000 plus the aggregate amount of cumulative dividends in respect of such share that would accrue from the issuance date through March 18, 2007;

•	if the change of control occurs after March 18, 2003, and before March 18, 2007, the change of control purchase amount will be equal to 125% of the sum of $1,000 plus the aggregate amount of cumulative dividends in respect of such share that would accrue from the issuance date through March 18, 2007; or

•	if the change of control occurs after March 18, 2007, the change of control purchase amount will be equal to 125% of the accreted value per share and any accrued dividends thereon.

We will not be able to make a change of control offer unless we have obtained the approval of a majority of the members of a special committee designated by our board of directors for such purpose and a majority of whose members are not affiliates of any holders of Series A Preferred Stock.

If we do not make a change of control offer, all shares will automatically be converted into a number of shares of common stock having a value equal to the applicable change of control purchase amount effective upon the 21st day following the occurrence of a change of control.

For this purpose, a change of control means the occurrence of any of the following events:

•	any person or group, other than WCAS VIII or any of its affiliates becomes the beneficial owner of more than 50% of our total voting stock;

•	we sell, transfer, lease or otherwise dispose of all or substantially all of our assets;

•	we consolidate or merge with another entity in a transaction in which our outstanding voting stock is converted into or exchanged for cash, securities or other property, except if our outstanding voting stock is converted into or exchanged for voting stock of the surviving or transferee corporation or its parent and immediately after the transaction, no person, other than WCAS VIII or any of its affiliates, is the beneficial owner of more than 50% of the total voting stock of the surviving corporation or transferee corporation, as applicable; or

•	during any consecutive two-year period, individuals who at the beginning of that period constituted our board of directors, together with any new directors approved by the majority of the directors still in office, cease for any reason to constitute a majority of our board of directors then in office.

Purchase Offer

After March 18, 2004, we have the right to offer to purchase all or any part of the outstanding shares of Series A Preferred Stock at a purchase price per share in cash equal to the greater of:

•	$2,000; and

•	(a) the sum of the product, for each of the 20 trading days ending on and including the trading day immediately before the purchase date of such share of Series A Preferred Stock, of the closing market price of our common stock on such trading day multiplied by the volume of shares of common stock traded on such day, divided by the total volume of shares traded over such 20 trading day period, (b) multiplied by the number of shares of common stock such share of Series A Preferred Stock is convertible into.

We will not be able to make an offer to purchase unless we have obtained the approval of a majority of the members of a special committee designated by our board of directors for such purpose and a majority of whose members are not affiliates of any holders of Series A Preferred Stock.

If we make a purchase offer, and a holder of Series A Preferred Stock subject to the purchase offer does not properly tender all of the affected shares to us, dividends on those shares will thereafter accrue at an annual rate of 5%.

Restrictions on Transfer

Without our prior consent and the consent of holders of at least 66 2/3% of the outstanding Series A Preferred Stock, voting separately as a class, no holder of Series A Preferred Stock may offer, sell or otherwise transfer such stock to any person that owns in excess of 25% of the voting stock of, manages, operates or controls any business which provides data networking, related internet or managed hosting services.

WHERE YOU CAN FIND MORE INFORMATION

Our company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission. Such reports and other information may be inspected and copies may be obtained at the principal office of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials can also be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. For more information on the Public Reference Room, call the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website that contains reports and other information at http://www.sec.gov. You may also obtain copies of these documents on our website at http://www.savvis.net.

Index to Financial Statements

SAVVIS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

SAVVIS, Inc.

We have audited the accompanying consolidated balance sheets of SAVVIS, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SAVVIS, Inc. and subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of SAVVIS, Inc.’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 10, 2006, expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

St. Louis, Missouri

February 10, 2006, except for Note 22

for which the date is June 6, 2006

SAVVIS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share data)

	December 31,
	2005	2004
ASSETS
Current Assets:
Cash and cash equivalents	$61,166	$55,369
Trade accounts receivable, less allowance for credits and uncollectibles of $9,995 and $13,750 as of December 31, 2005 and 2004, respectively	51,601	48,050
Prepaid expenses	7,166	9,733
Other current assets	8,960	5,271

Total Current Assets	128,893	118,423
Property and equipment, net	261,225	264,542
Intangible assets, net	8,531	15,218
Other non-current assets	10,997	8,067

Total Assets	$409,646	$406,250

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Payables and other trade accruals	$46,398	$50,350
Current portion of capital lease obligations	596	505
Other accrued liabilities	78,697	66,150

Total Current Liabilities	125,691	117,005
Long-term debt	275,259	171,051
Capital lease obligations, net of current portion	59,890	113,529
Other accrued liabilities	80,815	68,606

Total Liabilities	541,655	470,191

Commitments and Contingencies (Note 13)
Stockholders’ Equity (Deficit):
Series A Convertible Preferred stock at accreted value; $0.01 par value, 210,000 shares authorized; 203,070 shares issued as of December 31, 2005 and 2004; 202,490 shares outstanding as of December 31, 2005 and 2004	305,173	272,137
Common stock; $0.01 par value, 1,500,000,000 shares authorized; 12,089,852 and 12,024,084 shares issued as of December 31, 2005 and 2004, respectively; 12,089,852 and 12,021,998 shares outstanding as of December 31, 2005 and 2004, respectively	1,813	1,804
Additional paid-in capital	365,545	384,847
Accumulated deficit	(790,534)	(721,263)
Deferred compensation	(11,709)	(515)
Treasury stock, at cost, 2,086 shares as of December 31, 2004	—	(16)
Accumulated other comprehensive loss	(2,297)	(935)

Total Stockholders’ Equity (Deficit)	(132,009)	(63,941)

Total Liabilities and Stockholders’ Equity (Deficit)	$409,646	$406,250

The accompanying notes are an integral part of these consolidated financial statements.

SAVVIS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except share data)

	Years Ended December 31,
	2005	2004	2003
Revenue	$667,012	$616,823	$252,871
Operating Expenses:
Cost of revenue(1)	435,148	437,963	163,606
Sales, general, and administrative expenses(2)	152,564	164,483	90,498
Depreciation, amortization, and accretion	74,888	72,065	55,346
Restructuring charges, net	3,340	—	7,903
Integration costs	2,745	27,675	—
Loss on sale of data center	—	—	8,106
Non-cash equity-based compensation(3)	2,003	11,086	13,989

Total Operating Expenses	670,688	713,272	339,448

Loss From Operations	(3,676)	(96,449)	(86,577)
Net interest expense and other	65,393	52,349	7,456

Net Loss	(69,069)	(148,798)	(94,033)
Accreted and deemed dividends on Series A Convertible Preferred stock	41,715	37,247	33,323

Net Loss Attributable to Common Stockholders	$(110,784)	$(186,045)	$(127,356)

Basic and Diluted Loss per Common Share	$(9.19)	$(24.54)	$(20.16)

Basic and Diluted Weighted Average Common Shares Outstanding(4)	12,060,647	7,580,745	6,315,874

(1)	Excludes $0.4 million, $0.1 million, and $2.0 million of non-cash equity-based compensation for the years ended December 31, 2005, 2004, and 2003, respectively, which are reported separately; also excludes depreciation, amortization, and accretion reported separately.
(2)	Excludes $1.6 million, $11.0 million, and $12.0 million of non-cash equity-based compensation for the years ended December 31, 2005, 2004, and 2003, respectively, which are reported separately; also excludes depreciation, amortization, and accretion reported separately.
(3)	Includes $10.3 million and $3.4 million of non-cash equity-based compensation relating to the vesting of certain Constellation Ventures performance warrants for the years ended December 31, 2004 and 2003, respectively, as described in Note 14.
(4)	As the effects of including the incremental shares associated with options, warrants, unvested restricted stock, and Series A Convertible Preferred stock are anti-dilutive, they are not included in the diluted weighted average common shares outstanding. Diluted common shares on an as-converted basis were 40,744,354, 38,461,675, and 29,131,512 as of December 31, 2005, 2004, and 2003, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

SAVVIS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Years Ended December 31,
	2005	2004	2003
Cash Flows from Operating Activities:
Net loss	$(69,069)	$(148,798)	$(94,033)
Reconciliation of net loss to net cash provided by (used in) operating activities:
Depreciation, amortization, and accretion	74,888	72,065	55,346
Non-cash portion of restructuring charges	(2,365)	—	7,903
Non-cash equity-based compensation	2,003	11,086	13,989
Loss on sale of data center	—	—	8,106
Accrued interest	48,532	50,899	6,996
Write-off of deferred financing costs	2,666	—	—
Net changes in operating assets and liabilities, net of effects from acquisition:
Trade accounts receivable	(2,558)	(8,309)	3,812
Prepaid expenses and other current and other non-current assets	(9,113)	11,332	336
Deferred revenue	16,369	294	646
Payables and other trade accruals	(1,683)	(3,437)	(4,245)
Other accrued liabilities	3,187	(11,889)	859

Net cash provided by (used in) operating activities	62,857	(26,757)	(285)

Cash Flows from Investing Activities:
Payments for capital expenditures	(56,366)	(31,308)	(18,824)
Payments for acquisition, net of cash received	—	(116,477)	—
Other investing activities	(133)	1,648	(3,118)
Proceeds from sale of data center	—	—	35,000

Net cash provided by (used in) investing activities	(56,499)	(146,137)	13,058

Cash Flows from Financing Activities:
Payments under capital lease obligations	(53,880)	(10,052)	(15,769)
Proceeds from borrowings on revolving credit facility	58,000	—	—
Proceeds from issuance of subordinated debt and associated warrants	—	200,000	—
Net changes in restricted cash	—	7,973	(1,459)
Other financing activities	(3,548)	1,546	1,429

Net cash provided by (used in) financing activities	572	199,467	(15,799)
Effect of exchange rate changes on cash and cash equivalents	(1,133)	623	(960)

Net Increase (Decrease) in Cash and Cash Equivalents	5,797	27,196	(3,986)
Cash and Cash Equivalents, Beginning of Year	55,369	28,173	32,159

Cash and Cash Equivalents, End of Year	$61,166	$55,369	$28,173

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$14,824	$2,326	$304
Non-Cash Investing and Financing Activities:
Accreted and deemed dividends on Series A Convertible Preferred stock	$41,715	$37,247	$33,323
Assets and obligations acquired under capital leases	304	52,000	—

The accompanying notes are an integral part of these consolidated financial statements.

SAVVIS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(dollars in thousands)

	Number of Shares Outstanding
	Series A Convertible Preferred Stock	Series B Convertible Preferred Stock	Common Stock	Treasury Stock	Series A Convertible Preferred Stock	Series B Convertible Preferred Stock	Common Stock	Additional Paid-In Capital	Accu- mulated Deficit	Deferred Compen- sation	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity (Deficit)
Balance at December 31, 2002	203,070	—	6,270,663	(2,105)	$217,006	$—	$941	$351,772	$(478,432)	$(12,270)	$(16)	$(2,084)	$76,917
Net loss									(94,033)				(94,033)
Foreign currency translation adjustments												(113)	(113)

Comprehensive loss													(94,146)
Deemed dividends on Series A Convertible Preferred stock					33,323			(33,323)					—
Beneficial conversion feature of deemed dividends on Series A Convertible Preferred stock					(6,918)			6,918					—
Legal fees related to the issuance of Series A Convertible Preferred stock					(77)								(77)
Issuance of common stock upon exercise of stock options			161,263	19			24	1,405					1,429
Issuance of warrants								3,400					3,400
Issuance of immediately vested stock options with exercise price below market value on date of grant								961					961
Recognition of deferred compensation costs								(243)		10,832			10,589

Balance at December 31, 2003	203,070	—	6,431,926	(2,086)	243,334	—	965	330,890	(572,465)	(1,438)	(16)	(2,197)	(927)

SAVVIS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)—(Continued)

(dollars in thousands)

	Number of Shares Outstanding
	Series A Convertible Preferred Stock	Series B Convertible Preferred Stock	Common Stock	Treasury Stock	Series A Convertible Preferred Stock	Series B Convertible Preferred Stock	Common Stock	Additional Paid-In Capital	Accu- mulated Deficit	Deferred Compen- sation	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity (Deficit)
Balance at December 31, 2003	203,070	—	6,431,926	(2,086)	243,334	—	965	330,890	(572,465)	(1,438)	(16)	(2,197)	(927)
Net loss									(148,798)				(148,798)
Foreign currency translation adjustments												1,262	1,262

Comprehensive loss													(147,536)
Deemed dividends on Series A Convertible Preferred stock					37,247			(37,247)					—
Beneficial conversion feature of deemed dividends on Series A Convertible Preferred stock					(7,749)			7,749					—
Conversion of Series A Convertible Preferred stock	(580)		61,839		(695)		9	686					—
Issuance of Series B Convertible Preferred stock		6,552,886				66		65,806					65,872
Conversion of Series B Preferred stock		(6,552,886)	4,368,590			(66)	656	(590)					—
Vesting of performance warrants								10,338					10,338
Common stock warrant exercises			636,476				95	(95)					—
Issuance of common stock upon exercise of stock options			230,485				35	2,136					2,171
WAM!NET earn-out payment			294,768				44	5,350					5,394
Recognition of deferred compensation costs								(176)		923			747

Balance at December 31, 2004	202,490	—	12,024,084	(2,086)	272,137	—	1,804	384,847	(721,263)	(515)	(16)	(935)	(63,941)

SAVVIS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)—(Continued)

(dollars in thousands)

	Number of Shares Outstanding
	Series A Convertible Preferred Stock	Series B Convertible Preferred Stock	Common Stock	Treasury Stock	Series A Convertible Preferred Stock	Series B Convertible Preferred Stock	Common Stock	Additional Paid-In Capital	Accu- mulated Deficit	Deferred Compen- sation	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity (Deficit)
Balance at December 31, 2004	202,490	—	12,024,084	(2,086)	272,137	—	1,804	384,847	(721,263)	(515)	(16)	(935)	(63,941)
Net loss									(69,069)				(69,069)
Foreign currency translation adjustments												(1,362)	(1,362)

Comprehensive loss													(70,431)
Deemed dividends on Series A Convertible Preferred stock					41,715			(41,715)					—
Beneficial conversion feature of deemed dividends on Series A Convertible Preferred stock					(8,679)			8,679					—
Issuance of common stock upon exercise of stock options			105,834	2,086			16	868			16		900
Issuance of restricted stock and restricted stock units			10,000				1	13,214		(13,215)			—
Repurchase and retirement of common stock			(50,066)				(8)	(330)	(202)				(540)
Recognition of deferred compensation costs								(18)		2,021			2,003

Balance at December 31, 2005	202,490	—	12,089,852	—	$305,173	$—	$1,813	$365,545	$(790,534)	$(11,709)	$—	$(2,297)	$(132,009)

The accompanying notes are an integral part of these consolidated financial statements.

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data and where indicated)

NOTE 1—DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

SAVVIS, Inc. (the Company) is a global information technology (IT) services company delivering integrated hosting, network, digital content services, industry solutions, security, and professional services to businesses around the world and to various segments of the U.S. federal government.

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from such estimates and assumptions. Estimates used in the Company’s consolidated financial statements include, among others, accruals for commercial disputes and billing errors by vendors, allowance for credits and uncollectibles, valuation of the Subordinated Notes and warrants, valuation of the fair value of certain liabilities assumed in the acquisition of Cable & Wireless USA, Inc. and Cable & Wireless Internet Services, Inc., together with the assets of certain of their affiliates (collectively, CWA—see Note 3), and the valuation of long-lived assets. In addition, certain amounts from prior years have been reclassified to conform to the current year presentation.

On May 10, 2006, the Board of Directors of the Company declared a 1-for-15 reverse stock split of the Company’s common stock (see Note 22). The record date for the reverse stock split was June 5, 2006 and the effective date was June 6, 2006. All share and per share information included in the accompanying consolidated financial statements and related notes thereto have been adjusted for the reverse stock split.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company classifies cash on hand and deposits in banks, including commercial paper, money market accounts, and other investments it may hold from time to time with an original maturity of three months or less, as cash and cash equivalents.

Trade Accounts Receivable

The Company classifies as trade accounts receivable amounts due within twelve months, arising from the provision of services in the normal course of business.

Allowance for Credits and Uncollectibles

The Company occasionally guarantees certain service levels in its individual customer contracts. To the extent that such service levels are not achieved, the Company estimates the amount of credits to be issued, based on historical credits provided and known disputes, and records a reduction to revenue, with a corresponding increase in the allowance for credits and uncollectibles.

The Company assesses collectibility based on a number of factors, including customer payment history and creditworthiness. The Company generally does not request collateral from its customers although in certain cases it may obtain a security deposit. When evaluating revenue recognition and the adequacy of allowances, the Company maintains an allowance for uncollectibles and specifically analyzes accounts receivable, current economic conditions and trends, historical bad debt write-offs, customer concentrations, customer creditworthiness, and changes in customer payment terms. Delinquent account balances are written-off after management has determined that the likelihood of collection is not probable.

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except share data and where indicated)

Property and Equipment

Communications and data center equipment, office equipment, and other equipment are recorded at cost and depreciated using the straight-line method over estimated useful lives, which range from three to fifteen years. Facilities and leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining lease terms, which range from two to fifteen years.

Intangible Assets

The Company accounts for its intangible assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 141, “Business Combinations,” as applicable. Identifiable intangible assets primarily include customer relationships, trademarks, patents, and peering agreements. Useful lives of the Company’s intangible assets are four years for trademarks, eleven to fifteen years for patents, three to four years for customer relationships, and seven years for peering agreements.

Valuation of Long-Lived Assets

In accordance with SFAS 142 and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company evaluates its long-lived assets for impairment annually or whenever events or changes in circumstances indicate the carrying amounts may not be recoverable. If the Company determines that the carrying value of the long-lived asset may not be recoverable, a permanent impairment charge is recorded for the amount by which the carrying value of the long-lived asset exceeds its fair value. Fair value is measured based on a discounted cash flow method using a discount rate determined by management. The Company had no asset impairment charges during the years ended December 31, 2005, 2004, or 2003.

Depreciation, Amortization, and Accretion

Depreciation and amortization expense consists primarily of depreciation of property and equipment and assets held under capital lease, as well as amortization of intangible assets and leasehold improvements. Generally, depreciation and amortization is calculated using the straight-line method over the useful lives of the related assets, which range from two to fifteen years. Accretion expense results from aging of the discounted present value of various liabilities, including asset retirement obligations.

Fair Value of Financial Instruments

The Company has estimated the fair value of its financial instruments as of December 31, 2005 and 2004 using available market information or other appropriate valuation methods. The carrying amounts of cash and cash equivalents, trade accounts receivable, accounts payable and other current assets and liabilities approximate fair value because of the short maturity of such instruments. The Company is exposed to interest rate volatility with respect to the variable interest rates of its revolving credit facility, which bears interest at current market rates. Thus, carrying value approximates fair value as of December 31, 2005. The estimated fair values of the Subordinated Notes are $257.1 million and $223.0 million as of December 31, 2005 and 2004, respectively.

Assets Held Under Capital Lease

The Company leases certain of its property and equipment under capital lease agreements. The assets held under capital lease and related obligations are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets held under capital lease. Such assets are amortized over the terms of the leases, or the estimated useful lives of the assets, which range from three to thirteen years.

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except share data and where indicated)

Operating Leases

The Company has various operating leases for facilities and equipment. Terms of equipment leases are generally three years and terms of facility leases range from three to twenty years. The facility leases include rent increases and, in certain cases, rent holidays which are recorded on a straight-line basis over the underlying lease terms.

Asset Retirement Obligations

The Company records identified asset retirement obligations and the associated asset retirement costs in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations.” The value of the obligation is assessed as the present value of the expected future payments to retire the assets. The Company’s asset retirement obligations relate primarily to costs to remove leasehold improvements and return leased facilities to their original condition. The Company recognizes estimated cash flows related to legal obligations as defined by SFAS 143. The associated costs of the asset retirement obligations are capitalized and depreciated over their appropriate useful lives as further described in Note 11.

Revenue Recognition

The Company derives the majority of its revenue from recurring revenue streams, consisting primarily of managed IP VPN, hosting, digital content services, and other network services, which is recognized as services are provided. Installation fees, although generally billed upon installation, are deferred and recognized ratably over the estimated average life of a customer contract. Revenue is recognized only when the related service has been provided and there is persuasive evidence of an arrangement, the fee is fixed or determinable, and collection is reasonably assured.

Cost of Revenue

Invoices from communications service providers may exceed amounts the Company believes it owes. The Company’s practice is to identify these variances and engage in discussions with the vendors to resolve disputes. Accruals are maintained for the best estimate of the amount that will ultimately be paid. Variations in the Company’s estimate and ultimate settlement of vendor billings may have a material impact on the Company’s consolidated financial position, results of operations, or cash flows. Other operational expenses include rental costs, utilities, costs for hosting space, as well as salaries and related benefits for engineering, service delivery and provisioning, customer service, and operations personnel. Maintenance and operations costs for indefeasible rights of use (IRUs) are also reflected in cost of revenue.

Integration Costs

Integration costs represent the incremental costs of combining the acquired CWA net assets with the Company, which provide current or future benefit to the combined company, including rationalization of certain facilities, retention bonuses, and consulting by third parties. Such costs were incurred to obtain the synergies of the combined companies and are not expected to continue in 2006 as the Company has substantially completed its integration plan.

Stock-Based Compensation

As permitted under SFAS No. 123, “Accounting for Stock-Based Compensation,” the Company accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25, “Accounting for

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except share data and where indicated)

Stock Issued to Employees” (APB 25). Under APB 25, compensation expense is recognized based on the intrinsic value of equity instruments awarded, as determined on the grant date by the excess of the fair value of the Company’s common stock over the exercise price of the instruments granted. Compensation expense recognized in the accompanying consolidated statements of operations related to grants of options, warrants, restricted common stock (RCS), and restricted stock units (RSUs) was $2.0 million, $11.1 million, and $14.0 million during the years ended December 31, 2005, 2004, and 2003, respectively.

In December 2005, prior to the Company’s adoption of SFAS No. 123(R), “Share-Based Payment” (SFAS 123(R)), its Board of Directors approved the acceleration of vesting of certain unvested and “out-of-the-money” stock options with exercise prices equal to or greater than $11.25 per share previously awarded to employees, including its executive officers and non-employee directors, under the Company’s equity compensation plans. The acceleration of vesting was effective for stock options outstanding as of December 13, 2005. Options to purchase approximately 1.4 million shares of common stock, including approximately 0.4 million options held by executive officers and less than 0.1 million options held by non-employee directors, were subject to the acceleration, which resulted in 92% of the Company’s outstanding options being vested. The purpose of the acceleration was to enable the Company to minimize the amount of compensation expense recognized in association with these options in its consolidated statements of operations upon adoption of SFAS 123(R) in January 2006. The Company believes that the aggregate future expense that has been eliminated as a result of the acceleration of the vesting of these options is approximately $11.2 million. The Company also believes that because the options that were accelerated had exercise prices in excess of the current market value of the Company’s common stock on the date of acceleration, the options had limited economic value and were not fully achieving their original objective of incentive compensation and employee retention.

Pro forma information regarding net loss and net loss per common share attributable to common stockholders has been determined as if the Company had accounted for its equity instruments granted to employees and non-employee members of its Board of Directors using the fair value method prescribed by SFAS 123. The fair value of such instruments was estimated on the grant date utilizing the Black-Scholes option pricing model. For purposes of pro forma disclosures, the estimated fair value of the options is amortized on a straight-line basis over the applicable vesting periods, which is generally four years. The following table presents the Company’s pro forma net loss that would have been recorded had compensation expense for equity instruments been determined using the fair value method:

	Years Ended December 31,
	2005	2004	2003
Net loss attributable to common stockholders as reported	$(110,784)	$(186,045)	$(127,356)
Adjustments to net loss for:
Stock-based compensation expense(1)	498	748	10,589
Pro forma stock-based compensation expense	(18,567)	(5,624)	(14,021)

Pro forma net loss attributable to common stockholders	$(128,853)	$(190,921)	$(130,788)

Basic and diluted net loss per common share:
As reported	$(9.19)	$(24.54)	$(20.16)
Pro forma	$(10.68)	$(25.18)	$(20.71)

Assumptions utilized in the determination of fair value of options:
Expected volatility	107.3%	109.8%	78.6%
Risk-free interest rate	3.8%	3.1%	5.2%
Dividend yield	0.0%	0.0%	0.0%
Contractual option life in years	10	10	10
Expected option life in years	4	4	4

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except share data and where indicated)

(1)	Excludes $10.3 million and $3.4 million of non-cash equity-based compensation expense relating to the issuance of performance warrants to entities affiliated with Constellation Ventures for the years ended December 31, 2004 and 2003, respectively. No such expense was incurred for the year ended December 31, 2005. Also excludes $1.5 million of non-cash equity-based compensation expense relating to the issuance of restricted stock for the year ended December 31, 2005. No such expense was incurred for the years ended December 31, 2004 and 2003.

Foreign Currency

Results of operations of the Company’s foreign subsidiaries are translated from the applicable functional currency to the U.S. dollar using average exchange rates during the reporting period, while assets and liabilities are translated at the exchange rate in effect at the reporting date. Resulting gains or losses from translating foreign currency financial statements are included in accumulated other comprehensive loss, a separate component of stockholders’ equity (deficit). Foreign currency transaction gains and losses are recorded in the consolidated statements of operations.

Income Taxes

Income taxes are accounted for using the asset and liability method, which provides for the establishment of deferred tax assets and liabilities for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and for income tax purposes, applying the enacted statutory tax rates in effect for the years in which differences are expected to reverse. Valuation allowances are established when it is more likely than not that recorded deferred tax assets will not be realized. The Company has provided a full valuation allowance on deferred tax assets arising primarily from tax loss carryforwards and other potential tax benefits according to SFAS No. 109, “Accounting for Income Taxes,” because the future realization of such benefit is uncertain. As a result, to the extent that those benefits are realized in future periods, they will favorably affect net income (loss). As of December 31, 2005, the Company had approximately $530.1 million in net operating loss carryforwards scheduled to expire between 2009 and 2024, of which approximately $253.2 million is subject to the Section 382 limitation of the Internal Revenue Code, which limits the amount of net operating losses that the Company may deduct for income tax purposes.

Loss Per Common Share

Loss per common share amounts for all periods presented herein conform to the provisions of SFAS No. 128, “Earnings Per Share.” As the effects of including the incremental shares associated with options, warrants, unvested restricted stock, and Series A Convertible Preferred stock are anti-dilutive, they are not included in the diluted weighted average common shares outstanding. Accordingly, no reconciliation between basic and diluted loss per common share has been presented.

Concentrations of Credit Risk and Significant Customers

The Company invests excess cash with high credit, quality financial institutions, which bear minimal risk, and, by policy, limit the amount of credit exposure to any one financial institution. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company periodically reviews the credit quality of its customers and generally does not require collateral.

The Company is dependent upon one of its customers for a significant portion of its revenue. Revenue from Reuters and its subsidiaries was $100.5 million for the year ended December 31, 2005, representing 15% of the Company’s total revenue, a decrease of $21.5 million from revenue of $122.0 million for the year ended

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except share data and where indicated)

December 31, 2004. Revenue from Reuters and its subsidiaries in 2004 represented 20% of the Company’s total revenue, a decrease of $15.2 million from revenue of $137.2 million for the year ended December 31, 2003. Of the revenues from Reuters for the year ended December 31, 2005, 47%, 21%, and 32% of revenue originated from the Americas, Europe, and Asia geographic regions, respectively. Of the revenues from Reuters for the year ended December 31, 2004, 50%, 20%, and 30% of revenue originated from the Americas, Europe, and Asia geographic regions, respectively. Of the revenues from Reuters for the year ended December 31, 2003, 46%, 23%, and 31% of revenue originated from the Americas, Europe, and Asia geographic regions, respectively.

NOTE 3—CWA NET ASSET ACQUISITION

In March 2004, the Company purchased substantially all of the assets and assumed certain liabilities of CWA, which was wholly-owned by Cable & Wireless plc, to expand and complement the Company’s existing service offerings. CWA provided a broad range of network and hosting services, including Internet access to a Tier 1 IP network, colocation, hosting, and other value-added services such as managed security and content distribution. The transaction, following approval by the U.S. Bankruptcy Court and other federal regulatory agencies, closed on March 5, 2004. The operating results of the acquired CWA net assets have been included in the Company’s results of operations from the closing acquisition date.

To finance the purchase and fund working capital and capital expenditure requirements of CWA, in February 2004, the Company issued $200.0 million of the Subordinated Notes, due 2009, and warrants to purchase shares of the Company’s Series B Convertible Preferred stock (the Series B Preferred) to a group of investors, including entities and individuals affiliated with Welsh Carson and Constellation Ventures, both of which were existing stockholders. The warrants were exercised and, in December 2004, were converted into 4.4 million shares of the Company’s common stock.

The total purchase price consisted of $155.0 million, the assumption of certain liabilities and leases for certain data centers and other facilities, and the funding of CWA’s working capital losses from January 28, 2004, through March 5, 2004, of $13.5 million. Additionally, the Company entered into an agreement to transfer its rights at closing to acquire four of the CWA data centers and one office facility to an unrelated third party for $52.0 million paid directly to the CWA bankruptcy estate. The Company subsequently leased those facilities back from that party for 15 years. As a result, the total cash cost of the CWA net asset acquisition was $116.5 million.

The transaction was accounted for using the purchase method of accounting under SFAS 141 and, accordingly, the results of operations of the assets acquired and liabilities assumed have been included in the consolidated financial statements from the acquisition date. The purchase price was allocated to assets acquired and liabilities assumed based on estimated fair values. The estimated fair value of net assets acquired exceeded the acquisition cost. Therefore, in accordance with SFAS 141, the fair value in excess of the acquisition cost was allocated as a pro rata reduction of acquired property and equipment and intangible assets. The following table presents the allocation of purchase price to the assets acquired and liabilities assumed:

Allocation of Purchase Price
Trade accounts receivable and other current assets	$44,869
Property and equipment	179,959
Intangible assets	11,399
Other non-current assets	3,565
Trade accounts payable and other current liabilities	(68,801)
Capital lease obligations	(1,756)
Other long-term liabilities	(52,758)

Total purchase price	$116,477

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except share data and where indicated)

Certain amounts reflected in the purchase price allocation represent the Company’s estimate of fair value of liabilities relating to contractual agreements. Additionally, the liabilities assumed by the Company include adjustments to properly reflect the fair market value of long-term facility leases totaling $20.4 million; idle capacity related to a long-term IRU, maintenance and power contract totaling $16.3 million; idle capacity of certain leased facilities totaling $13.5 million; and the obligation to rehabilitate leased facilities with varying termination dates totaling $16.5 million. The fair value of the long-term facility leases was calculated considering the difference between fair market rents and contractually required rents. The idle capacity of certain leased facilities was determined based on discounted future cash flows of such facilities. Contracts have been reflected at their fair market value of the services to be provided at the time of the acquisition, in addition to any inherited purchase commitments the combined entity does not plan to utilize. The asset retirement obligation liability was calculated and recorded at the present value of expected future payments required to restore certain leased facilities to their original condition.

The Company recorded $6.6 million of involuntary employee termination costs in the opening balance sheet as a liability and paid $1.2 million and $5.4 million in severance payments during the years ended December 31, 2005 and 2004, respectively. As of December 31, 2005, the Company had paid all involuntary employee termination costs. In total, approximately 300 employees have been terminated in various departments.

The table which follows presents unaudited pro forma combined results of operations of the Company and CWA, as if the net asset acquisition had occurred as of January 1, 2004, giving effect to certain adjustments, including depreciation, accretion, interest, the issuance of the Series B Preferred, and the issuance of the Subordinated Notes. The Company believes that actual results of the combined business would have been different had the CWA net assets been under the Company’s management during the entirety of the periods presented.

	Years Ended December 31,
	2005	2004	2003
	Actual	Pro Forma
Revenue	$667,012	$679,330	$771,809
Net loss	(69,069)	(174,388)	(525,906)
Basic and diluted net loss per common share	(9.19)	(23.00)	(83.27)

NOTE 4—PROPERTY AND EQUIPMENT

The following table presents property and equipment, by major category, as of December 31, 2005 and 2004:

	December 31,
	2005	2004
Communications and data center equipment	$408,300	$374,765
Facilities and leasehold improvements	157,171	146,678
Office equipment and other	48,706	37,206

	614,177	558,649
Less accumulated depreciation and amortization	(352,952)	(294,107)

Property and equipment, net	$261,225	$264,542

Depreciation expense was $54.5 million, $50.5 million, and $54.7 million for the years ended December 31, 2005, 2004, and 2003, respectively.

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except share data and where indicated)

The following table presents property and equipment held under capital lease, by major category, as of December 31, 2005 and 2004:

	December 31,
	2005	2004
Communications and data center equipment	$71,992	$71,725
Facilities and leasehold improvements	52,000	52,000
Office equipment and other	27	27

	124,019	123,752
Less accumulated amortization	(77,745)	(69,361)

Property and equipment held under capital lease, net	$46,274	$54,391

Amortization expense for assets held under capital lease was $8.4 million, $8.5 million, and $16.9 million for the years ended December 31, 2005, 2004, and 2003, respectively.

NOTE 5—INTANGIBLE ASSETS

The following table presents intangible assets as of December 31, 2005 and 2004:

	December 31,
	2005	2004
Intangible assets:
Customer relationships	$13,160	$14,073
Other intangible assets	5,550	6,343

Subtotal	18,710	20,416

Less accumulated amortization:
Customer relationships	(8,638)	(4,565)
Other intangible assets	(1,541)	(633)

Subtotal	(10,179)	(5,198)

Intangible assets, net	$8,531	$15,218

Amortization expense for intangible assets was $5.0 million, $4.6 million, and $0.6 million for the years ended December 31, 2005, 2004, and 2003, respectively.

The following table presents the estimated aggregate amortization expense for intangible assets for the next five years:

Year Ended December 31,
2006	$4,043
2007	2,165
2008	1,148
2009	470
2010	375

Total estimated aggregate amortization expense	$8,201

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except share data and where indicated)

NOTE 6—OTHER CURRENT ASSETS

The following table presents other current assets as of December 31, 2005 and 2004:

	December 31,
	2005	2004
Deferred installation costs	$7,158	$2,596
Other	1,802	2,675

Total other current assets	$8,960	$5,271

NOTE 7—LONG-TERM DEBT

The following table presents long-term debt as of December 31, 2005 and 2004:

	December 31,
	2005	2004
Proceeds from issuance of the Subordinated Notes	$200,000	$200,000
Adjustment for the valuation of warrants issued for Series B Preferred (original issue discount)	(65,872)	(65,872)

Adjusted value of the Subordinated Notes	134,128	134,128
Accrued interest on the Subordinated Notes	60,867	26,791
Accretion of the original issue discount	22,264	10,132

Balance of the Subordinated Notes	217,259	171,051
Revolving Credit Facility	58,000	—

Total long-term debt	$275,259	$171,051

Revolving Credit Facility

On June 10, 2005, the Company and certain of its subsidiaries entered into a credit agreement with Wells Fargo Foothill, Inc., as arranger and administrative agent, and certain other lenders to provide the Company with an $85.0 million revolving credit facility (the Revolving Facility), which includes a $15.0 million letter of credit facility. The Revolving Facility may be used for working capital and other general corporate purposes. A portion of the proceeds from the Revolving Facility were used to fully retire $53.9 million in outstanding principal and accrued interest under the Company’s master lease agreement with General Electric Capital Corporation (GECC), achieving more favorable borrowing rates and a longer borrowing term. In conjunction with the repayment of the GECC master lease, $2.7 million of previously deferred financing costs were written off to interest expense. In addition, $3.8 million of the proceeds were used to pay related Revolving Facility fees and expenses, which were recorded as other current and other non-current assets in the accompanying consolidated balance sheet as of December 31, 2005 and are being amortized over the term of the Revolving Facility. The Revolving Facility matures, and all outstanding borrowings and unpaid interest are due, on December 9, 2008. In addition, all outstanding borrowings are subject to mandatory prepayment upon certain events, including the availability of less than $7.0 million in borrowing capacity and qualified cash balances, as defined by the Revolving Facility agreement. As of December 31, 2005, the $85.0 million Revolving Facility included outstanding principal of $58.0 million, outstanding letters of credit of $10.3 million (see Note 13), and unused availability of $16.7 million. The Company may terminate the Revolving Facility prior to maturity, provided that the Company pays a premium of 2.0% of the revolver amount if terminated during the first 12 months of the Revolving Facility term, a premium of 0.5% of the revolver amount if terminated during the 12 months thereafter, and no premium during the remainder of the term.

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except share data and where indicated)

The Revolving Facility contains affirmative covenants, negative covenants, and financial covenants that are more favorable than those under the master lease agreement with GECC. The negative covenants place restrictions on, among other things, levels of investments, indebtedness, and dividend payments that the Company may make or incur. The financial covenants, which apply only if the Company maintains qualified cash and availability of less than $35.0 million, require the maintenance of certain financial measures at defined levels. Under the Revolving Facility, borrowings bear interest at a base LIBOR rate of one to six months plus an additional 2.75% to 3.25%, determined by certain financial measures, with a minimum interest rate at all times of 5.25%. As of December 31, 2005, the Revolving Facility bears interest at 7.02% based on the six-month LIBOR set in August 2005 of 4.02%. The six-month LIBOR was 4.71% as of December 31, 2005. Interest is payable at varying dates, as outlined in the Revolving Facility agreement, generally every one to three months. Unused commitments on the Revolving Facility are subject to a 0.5% annual commitment fee. The Revolving Facility is secured by substantially all of the Company’s domestic properties and assets. The carrying amount of the Company’s obligations under the Revolving Facility approximate fair value because the interest rates are based on floating interest rates identified by reference to market rates.

Subordinated Notes

In February 2004, the Company issued $200.0 million of Subordinated Notes. The proceeds were used to fund the CWA net asset acquisition and related operational, working capital, and capital expenditure requirements. Debt issuance costs associated with the Subordinated Notes were $2.0 million, consisting of fees paid to the purchasers of the Subordinated Notes, which were capitalized in other non-current assets and are being amortized to interest expense using the effective interest method until maturity. The Subordinated Notes accrued interest based on a 365-day year at a rate of 12.5% per annum until February 3, 2005 and 15% per annum thereafter, payable semi-annually on June 30 and December 31 through the issuance of additional Subordinated Notes equal to the accrued interest payable at the time of settlement. Prior to January 29, 2008, the Company may redeem the Subordinated Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, plus a make-whole premium. The make-whole premium is equal to all remaining interest to be paid on the Subordinated Notes from the date of the redemption notice through January 30, 2008 discounted semi-annually at a rate equal to the treasury rate plus 0.5%, plus 1% of the principal amount of the Subordinated Notes. After January 30, 2008, the Company may redeem the Subordinated Notes, in whole but not in part, at a redemption price equal to 101% of the principal amount plus all accrued and unpaid interest. Upon a change of control, the holders of the Subordinated Notes have the right to require the Company to redeem any or all of the Subordinated Notes at a cash price equal to 100% of the principal amount of the Subordinated Notes, plus all accrued and unpaid interest as of the effective date of such change in control. The Subordinated Notes mature in a single installment on January 30, 2009.

Warrants exercisable for Series B Preferred were issued with the Subordinated Notes. The $200.0 million in proceeds from issuance were allocated between the Subordinated Notes and the warrants for Series B Preferred, based on their relative fair values, resulting in an original issue discount of $65.9 million. The allocated value of the Subordinated Notes at date of issuance, plus accrued interest on the face value and accreted interest on the original issue discount, are reflected as long-term debt in the accompanying condensed consolidated balance sheets. The fair value of the Series B Preferred was determined with the assistance of an independent third-party valuation firm, and the allocated fair value is reflected in additional paid-in capital in stockholders’ equity (deficit) in the accompanying consolidated balance sheet. The purchasers of the Subordinated Notes exercised the warrants and converted the Series B Preferred into common stock in December 2004. The Series B Preferred was retired by the Company’s Board of Directors in 2005. The outstanding principal and interest-to-date of the Subordinated Notes, excluding the original issue discount, was $257.1 million and $223.0 million as of December 31, 2005 and 2004, respectively.

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except share data and where indicated)

Debt Covenants

The provisions of the Company’s Revolving Facility and Subordinated Notes contain a number of covenants that could restrict or limit the Company’s ability to:

•	incur more debt;

•	pay dividends, subject to financial measures and other conditions;

•	make other distributions;

•	issue stock of subsidiaries;

•	make investments or acquisitions;

•	repurchase stock;

•	create subsidiaries;

•	create liens;

•	enter into transactions with affiliates;

•	merge or consolidate; and

•	transfer and sell assets.

The ability to comply with these provisions may be affected by events beyond the Company’s control. The breach of any of these covenants could result in a default under the Company’s debt agreements and could trigger acceleration of repayment. As of and during the years ended December 31, 2005 and 2004, the Company was in compliance with all covenants under the Revolving Facility and Subordinated Notes, as applicable.

Future Principal Payments

As of December 31, 2005, aggregate future principal payments of long-term debt are zero in 2006 and 2007, $58.0 million in 2008, and $401.9 million in 2009, consisting of $200.0 million in principal and $201.9 million of accrued non-cash interest, with no payments due thereafter. The weighted average interest rate applicable to the Company’s outstanding borrowings under the Revolving Facility and Subordinated Notes was 13.53% and 12.50% as of December 31, 2005 and 2004, respectively.

NOTE 8—CAPITAL LEASE OBLIGATIONS

The following table presents future minimum lease payments under capital leases as of December 31, 2005:

Year Ended December 31,
2006	$11,018
2007	10,857
2008	11,032
2009	11,304
2010	11,643
Thereafter	109,092

Total capital lease obligations	164,946
Less amount representing interest	(104,460)
Less current portion	(596)

Capital lease obligations, net of current portion	$59,890

As described in Note 7, in June 2005, the Company fully repaid $53.9 million in outstanding principal and accrued interest under the Company’s master lease agreement with GECC.

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except share data and where indicated)

NOTE 9—OPERATING LEASES

The following table presents future minimum lease payments under operating leases as of December 31, 2005:

Year Ended December 31,
2006	$57,136
2007	55,216
2008	53,175
2009	49,645
2010	41,689
Thereafter	133,467

Total future minimum lease payments	$390,328

Rental expense under operating leases was $59.9 million, $48.3 million, and $15.4 million for the years ended December 31, 2005, 2004, and 2003, respectively.

NOTE 10—OTHER ACCRUED LIABILITIES

The following table presents the components of other accrued liabilities as of December 31, 2005 and 2004:

	December 31,
	2005	2004
Current other accrued liabilities:
Wages, employee benefits, and related taxes	$23,190	$17,786
Deferred revenue	15,775	9,267
Taxes payable	6,036	7,794
Acquired contractual obligations in excess of fair value and other	7,872	9,995
Accrued outside services	14,372	6,194
Other current liabilities	11,452	15,114

Total current other accrued liabilities	$78,697	$66,150

Non-current other accrued liabilities:
Deferred revenue	$12,309	$2,201
Acquired contractual obligations in excess of fair value and other	27,965	31,917
Asset retirement obligation	21,965	19,157
Other non-current liabilities	18,576	15,331

Total non-current other accrued liabilities	$80,815	$68,606

NOTE 11—ASSET RETIREMENT OBLIGATIONS

The Company records asset retirement obligations (ARO) related to the rehabilitation and removal of certain leasehold improvements along with corresponding increases to the carrying values of the related long-lived assets at the time a lease agreement is executed. The Company depreciates the leasehold improvements using the straight-line method and recognizes accretion expense over their estimated useful lives.

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except share data and where indicated)

The following table presents a reconciliation of the ARO as of December 31, 2005 and 2004:

	December 31,
	2005	2004
Balance at beginning of year	$19,157	$—

Liabilities incurred or acquired	(215)	16,762
Liabilities settled	(18)	—
Accretion expense	3,041	2,395

Balance at end of year	$21,965	$19,157

NOTE 12—RESTRUCTURING CHARGES

In June 2005, the Company recorded restructuring charges related to the termination of a naming rights agreement for use of the Company’s name on a sports and entertainment arena in St. Louis, Missouri. In connection with the termination of the naming rights agreement, the Company paid $5.5 million in cash and wrote off a $1.6 million naming rights asset, both of which were recorded as restructuring charges in the accompanying consolidated statement of operations for the year ended December 31, 2005. Termination of the naming rights agreement relieved the Company of $62.1 million in future cash obligations through June 2020. No further costs or obligations exist relative to the terminated naming rights agreement.

Also in June 2005, the Company terminated an operating lease relating to unutilized space for which a restructuring liability had previously been established for the net present value of future minimum lease payments. In connection with the termination of the lease, the Company paid $2.0 million in cash, which was recorded as a reduction of the existing restructuring liability included in non-current other accrued liabilities. The remaining restructuring liability balance of $3.9 million was reversed through restructuring charges in the accompanying consolidated statement of operations for the year ended December 31, 2005. Termination of the operating lease relieved the Company of $5.8 million in future cash obligations through March 2011. No further costs or obligations exist relative to the terminated operating lease.

NOTE 13—COMMITMENTS AND CONTINGENCIES

The Company’s customer contracts generally span multiple periods, which result in the Company entering into arrangements with various suppliers of communications services that require the Company to maintain minimum spending levels, some of which increase over time, to secure favorable pricing terms. The Company’s remaining aggregate minimum spending levels, allocated ratably over the terms of such contracts, are $58.6 million, $19.7 million, $7.5 million, and $89.5 million during the years ended December 31, 2006, 2007, 2008, and thereafter, respectively. Should the Company not meet the minimum spending levels in any given term, decreasing termination liabilities representing a percentage of the remaining contracted amount may become immediately due and payable. Furthermore, certain of these termination liabilities are subject to reduction should the Company experience the loss of a major customer or suffer a loss of revenue from a general economic downturn. Before considering the effects of any potential reductions for the business downturn provisions, if the Company had terminated all of these agreements as of December 31, 2005, the maximum termination liability would have been $31.2 million.

In the normal course of business, the Company is a party to certain guarantees and financial instruments with off-balance sheet risk, such as letters of credit, indemnifications, and operating leases (see Note 9) which are not reflected in its consolidated balance sheets. The agreements associated with such guarantees and financial instruments mature at various dates through July 2017 and may be renewed as circumstances warrant. As of

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except share data and where indicated)

December 31, 2005, the Company had $10.3 million in letters of credit pledged as collateral to support various property and equipment leases and utilities. In addition, certain of the operating leases assumed by the Company in the CWA net asset acquisition were collateralized by Cable & Wireless plc with letters of credit and guarantees. Such collateral remained in place following the acquisition, and the Company agreed to reimburse Cable & Wireless plc for any payments made under the collateral. Such collateral totals $15.1 million and will be replaced by the Company on or before July 2007. The Company’s financial instruments are valued based on the amount of exposure under the instruments and the likelihood of performance being required. In management’s past experience, no claims have been made against these financial instruments nor does it expect the exposure to material losses resulting therefrom to be anything other than remote. As a result, the Company determined such financial instruments do not have significant value and has not recorded any related amounts in its consolidated financial statements.

The Company is subject to various legal proceedings and actions arising in the normal course of business. While the results of such proceedings and actions cannot be predicted, management believes, based on facts known to management today, that the ultimate outcome of such proceedings and actions will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

The Company has employment agreements with key executive officers that contain provisions with regard to base salary, bonus, stock-based compensation, and other employee benefits. These agreements also provide for severance benefits in the event of employment termination or a change in control of the Company.

The following table presents our undiscounted contractual cash obligations as of December 31, 2005:

	Payments Due by Period
	Total	1 Year	2 – 3 Years	4 – 5 Years	After 5 Years
Long-term debt(1)	$459,893	$—	$58,000	$401,893	$—
Asset retirement obligation	50,171	444	4,003	17,665	28,059
Operating leases	390,241	57,136	108,304	91,334	133,467
Capital lease obligations(2)	164,946	11,018	21,889	22,947	109,092
Unconditional purchase obligations	187,344	67,468	28,163	14,299	77,414

Total contractual cash obligations	$1,252,595	$136,066	$220,359	$548,138	$348,032

(1)	Includes interest accrued of $201.9 million over the remaining term of the Subordinated Notes. Interest is payable through the issuance of additional Subordinated Notes equal to the accrued interest payable at the time of settlement.
(2)	Includes interest payments of $104.5 million over the remaining term of the obligations.

NOTE 14—STOCKHOLDERS’ EQUITY (DEFICIT)

The following table summarizes the number of diluted common shares, on an as-converted basis, as of December 31, 2005 and 2004:

	December 31,
	2005	2004
Total common shares outstanding	12,089,852	12,021,998
Series A Preferred on an as-converted basis	27,394,581	24,458,083
Unvested restricted stock units	951,000	—
Warrants and options outstanding (treasury method)	308,921	1,981,594

Diluted common shares, on an as-converted basis	40,744,354	38,461,675

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except share data and where indicated)

Restricted Stock Units

In August 2005, the compensation committee awarded 1.3 million restricted common stock units (RSUs) to executives and employees, of which 0.4 million were subsequently forfeited upon employment termination prior to December 31, 2005, governed by the terms of the 2003 Incentive Compensation Plan (the 2003 Plan). No cash consideration was received by the Company for such awards. The vesting of the RSUs are subject to continued employment and the Company’s achievement of financial performance targets over a period of up to four years. RSUs represent common stock but do not give the recipient any actual ownership interest in the Company’s common stock, other than the right to receive cash dividends, until vested and the shares of common stock underlying the RSUs are delivered. The Company initially recorded $17.9 million of deferred compensation in conjunction with the grant of the RSUs, of which $4.8 million was subsequently reversed due to the above referenced forfeited RSUs, which represents the fair value of the RSUs on the date of grant. Deferred compensation is being amortized on a straight-line basis and recognized as non-cash equity-based compensation over the requisite service period. Compensation expense was $1.5 million during the year ended December 31, 2005. If the Company achieves its performance targets, non-cash equity-based compensation will be accelerated to ensure that the amount of non-cash equity-based compensation recorded is reflective of the vested RSUs.

Restricted Common Stock

In February 2005, the Company’s Board of Directors awarded less than 0.1 million shares of restricted common stock (RCS), governed by the terms of the 2003 Plan. The related RCS agreements provide for the issuance of non-vested RCS to certain non-employee members of the Company’s Board of Directors. RCS issued under the 2003 Plan vest ratably on the anniversary of the grant date over a period of three years based on the recipient’s continued service to the Company. RCS provide the recipient on the grant date with actual ownership interests in the Company’s common stock, including voting rights and the right to receive dividends. The Company recorded $0.1 million of deferred compensation in conjunction with the grant of the RCS, which represents the fair value of the RCS on the date of grant. Deferred compensation is being amortized on a straight-line basis and recognized as non-cash equity-based compensation over the three-year vesting period and was less than $0.1 million during the year ended December 31, 2005.

WAM!NET Transaction

In connection with its asset purchase agreement with WAM!NET in August 2003, the Company issued 0.3 million shares of common stock as payment for approximately 50% of the total purchase price (see Note 18).

Warrants Outstanding

In connection with the Company’s recapitalization in 2002, five-year warrants were issued to Nortel Networks, Inc. and General Electric Capital Corporation (GECC) to purchase approximately 0.4 million and 0.6 million shares, respectively, of the Company’s common stock at $11.25 per share and were exercisable upon issuance. In the first quarter of 2004, GECC exercised their warrant and received approximately 0.5 million shares of the Company’s common stock.

Additionally in 2002, the Company issued 0.7 million five-year performance warrants to entities affiliated with Constellation Ventures (Constellation) to acquire shares of common stock at $11.25 per share. The warrants vested in a total of three tranches as Constellation earned the right to exercise the warrants when it met certain performance criteria related to assisting the Company in obtaining new business. During the fourth quarter of 2003, the first quarter of 2004, and the second quarter of 2004, respectively, Constellation met the performance

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except share data and where indicated)

criteria, causing each of the three tranches for an aggregate of 0.7 million warrants to vest, which resulted in non-cash equity-based compensation expense of $3.4 million, $6.6 million, and $3.8 million, with respect to each of the three tranches. The non-cash equity-based compensation expense was calculated utilizing the Black-Scholes option pricing model and current market and Company assumptions. In the first quarter of 2004, Constellation exercised its first tranche of vested warrants and received approximately 0.2 million shares of the Company’s common stock.

Series A Convertible Preferred Stock

In February 2002, the Company’s Board of Directors authorized 210,000 shares of Series A Convertible Preferred stock (Series A Preferred) and the Company issued 203,070 of such shares to entities and individuals affiliated with Welsh Carson, Constellation, Reuters, and other parties. The Series A Preferred accrues dividends at the rate of 11.5% per annum on the outstanding accreted value thereof (initially $1,000 per share). After March 2010, the Company may, at its option, pay the dividends in cash. Accrued but unpaid dividends are added to the outstanding accreted value quarterly. As of December 31, 2005, accrued and unpaid Series A Preferred dividends totaled $105.8 million. The Series A Preferred is convertible into such number of shares of common stock equal to the outstanding accreted value divided by the conversion price of $11.25, equaling approximately 27.4 million common shares at December 31, 2005. The Series A Preferred is entitled to vote on all matters submitted to the common stockholders on an as-converted basis and represented approximately 69% of the voting stock of the Company as of December 31, 2005. Upon a liquidation event, the holders of the Series A Preferred are entitled to be paid a liquidation preference from the Company’s assets before any distributions are made on junior securities, including common stock. The conversion price of $11.25 was established several days prior to the issuance date of the Series A Preferred in March 2002. On such date, the closing price of the Company’s common stock was $15.00. Accordingly, the Company recorded a non-cash beneficial conversion feature of $52.7 million, representing the $3.75 per share intrinsic value of such feature, as a return to the Series A Preferred stockholders in March 2002. The Company recorded charges to additional paid-in capital for the non-cash beneficial conversion feature of $8.7 million, $7.7 million, and $6.9 million related to accrued dividends during the years ended December 31, 2005, 2004, and 2003, respectively.

The following table presents Series A Preferred transactions through, and related value as of, December 31, 2005:

Issuance Date	Series A Preferred Shares Issued	Value
March 2002	158,070	$158,070
June 2002	22,400	22,400
September 2002	22,600	22,600

	203,070	203,070

Accrued dividends, net of beneficial conversion feature		105,814

		308,884
Offering costs of Series A Preferred		(3,016)
Conversion of Series A Preferred into common stock		(695)

Balance of Series A Preferred as of December 31, 2005		$305,173

Number of common shares Series A Preferred is convertible into based on the conversion price of $11.25 at December 31, 2005		27,394,581

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except share data and where indicated)

NOTE 15—INCOME TAXES

The Company incurred operating losses from inception through December 31, 2005, and, therefore, has not recorded a provision for income taxes. Accordingly, no United States or foreign income taxes were provided for the years ended December 31, 2005, 2004, and 2003, respectively, as the potential deferred tax benefit, resulting primarily from the net operating losses, was fully offset by a valuation allowance against such deferred tax benefit. The Company recorded valuation allowances of $269.4 million, $242.0 million, and $185.2 million as of December 31, 2005, 2004, and 2003, respectively, against its net deferred tax asset due to the uncertainty of its ultimate realization. The valuation allowances increased $27.4 million, $56.8 million, and $29.4 million during the years ended December 31, 2005, 2004, and 2003, respectively.

The following table presents the components of deferred income tax assets and liabilities as of December 31, 2005 and 2004:

	December 31,
	2005	2004
Deferred income tax assets:
Net operating loss carryforwards	$219,998	$225,721
Accrued non-cash interest on Subordinated Notes	31,912	—
Deferred revenue	6,427	2,173
Accrued payroll	5,737	2,900
Allowance for doubtful accounts	4,240	6,527
Restricted stock units	509	—
Other	11,759	9,119

Gross deferred tax assets	280,582	246,440

Deferred income tax liabilities:
Property and equipment	11,207	4,404

Gross deferred tax liabilities	11,207	4,404

Total deferred tax assets, net of deferred tax liabilities	269,375	242,036
Valuation allowances	(269,375)	(242,036)

Net deferred tax assets	$—	$—

The following table presents the components of income (loss) before income taxes for the years ended December 31, 2005, 2004, and 2003:

	Years Ended December 31,
	2005	2004	2003
Domestic operations	$(63,676)	$(152,174)	$(100,139)
Foreign operations	(5,393)	3,376	6,106

Total income (loss) before income taxes	$(69,069)	$(148,798)	$(94,033)

An ownership change, as defined in Section 382 of the Internal Revenue Code, restricts the Company’s ability to use future U.S. taxable income against the Company’s U.S. net operating loss carryforwards. Section 382 may also limit the utilization of other U.S. carryover tax attributes upon the occurrence of an ownership change. Management believes that this limitation restricts the Company’s ability to offset any future

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except share data and where indicated)

U.S. taxable income against its net operating loss carryforwards over the U.S. statutory carryforwards periods, ranging from 15 to 20 years, to approximately $4.8 million per year before the net effect of future recognized “built-in” gains or losses existing as of the date of the ownership change.

As of December 31, 2005, the Company has approximately $530.1 million in U.S. net operating loss carryforwards expiring between 2009 and 2025, of which it estimates $253.2 million is subject to the Section 382 limitation. As of December 31, 2005, the Company’s foreign subsidiaries have approximately $49.4 million in net operating loss carryforwards, primarily from the United Kingdom, Singapore, Germany, Australia and Hong Kong, each having unlimited carryforwards periods.

The effective income tax rate differed from the statutory federal income tax rate as follows:

	Years Ended December 31,
	2005	2004	2003
Federal statutory rate	34%	34%	34%
State taxes, net of federal benefit	4	4	4
Change in valuation allowance primarily due to net operating loss carryforwards	(36)	(36)	(25)
Non-deductible compensation and permanent items	(2)	(2)	(13)

Effective income tax rate	—	—	—

NOTE 16—STOCK-BASED COMPENSATION

During the years ended December 31, 2005, 2004, and 2003, the Company sponsored the 2003 Plan and the 1999 Stock Option Plan (the 1999 Plan), collectively referred to herein as the Incentive Plans. The 2003 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, unrestricted stock, stock units, dividend equivalent rights and cash awards while the 1999 Plan provides only for the grant of stock options. Any of these awards may be made as performance incentives to reward attainment of annual or long-term performance goals. The Incentive Plans have 5.7 million shares authorized for grants of options or other equity instruments. During the year ended December 31, 2005, the Company cancelled 0.4 million options under the 2003 Plan and issued the same number of options under the 1999 Plan. The Company also cancelled 0.5 million options and issued the same number of options with identical terms other than the extention of the exercise period from March 5, 2012 to December 22, 2015.

The following table presents stock option activity for the Incentive Plans and related information for the years ended December 31, 2005, 2004, and 2003 (in thousands, except weighted figures):

	Years Ended December 31,
	2005		2004		2003
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding at beginning of year	3,457	$16.05	2,621	$16.50	2,332	$17.10
Granted	1,293	12.60	1,383	18.75	622	11.10
Exercised	(108)	8.40	(230)	9.45	(161)	8.85
Cancelled / forfeited	(1,171)	13.05	(317)	36.00	(172)	17.40

Outstanding at end of year	3,471	$15.75	3,457	$16.05	2,621	$16.50

Exercisable at end of year	3,186	$16.35	968	$18.60	696	$28.05

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except share data and where indicated)

The following table presents information regarding stock options outstanding and exercisable for the Incentive Plans as of December 31, 2005 (in thousands, except exercise prices and weighted average figures):

	December 31, 2005
	Options Outstanding			Options Exercisable
Exercise Price Range	Number Outstanding	Weighted Average Remaining Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 4.65 - $ 11.09	471	7.63 years	$7.95	237	$7.20
11.10 - 11.39	1,450	6.55 years	11.25	1,399	11.25
11.40 - 17.24	913	9.07 years	15.00	913	15.00
17.25 - 360.00	637	8.12 years	32.55	637	32.55

$ 4.65 - $360.00	3,471	7.65 years	$15.75	3,186	$16.35

The Company recognizes compensation expense over the vesting period for options granted in which the exercise price is less than the fair value at the date of grant. During the year ended December 31, 2005, the Company granted options with exercise prices equal to or greater than the fair market value of the Company’s common stock on the grant date. During the year ended December 31, 2003, the Company granted options to purchase 0.6 million shares of common stock, including options to purchase 0.2 million shares with exercise prices below the fair market value of the Company’s common stock. Compensation expense associated with these option grants was accrued in 2002 in conjunction with the Company’s bonus program.

The following table presents information regarding the weighted average fair values and weighted average exercise prices of options granted under the Incentive Plans, classified by options with exercise prices equal to, greater than, or less than the market price of the Company’s common stock on the grant date for the years ended December 31, 2005, 2004, and 2003 (in thousands, except weighted average figures):

	Years Ended December 31,
	2005			2004			2003
	Options Granted	Weighted Average Exercise Price	Weighted Average Fair Value	Options Granted	Weighted Average Exercise Price	Weighted Average Fair Value	Options Granted	Weighted Average Exercise Price	Weighted Average Fair Value
Exercise = Market	429	$12.00	$12.00	1,383	$18.75	$18.75	450	$13.20	$13.20
Exercise > Market	862	12.90	11.55	—	—	—	—	—	—
Exercise < Market	—	—	—	—	—	—	170	5.85	11.55

NOTE 17—RETIREMENT SAVINGS PLAN

The Company has a 401(k) retirement savings plan for the benefit of qualified employees. All active employees at least 21 years of age are eligible to participate and may contribute a portion of their compensation to the plan. The Company matches 50% of employee contributions up to a maximum of 6% of total compensation. Company contributions under this plan vest ratably over three years. The Company expensed $3.0 million, $2.6 million, and $0.9 million in employer matching contributions during the years ended December 31, 2005, 2004, and 2003, respectively.

NOTE 18—WAM!NET TRANSACTION

In August 2003, the Company purchased certain assets related to the commercial business operations of WAM!NET, Inc., a global provider of content management and delivery services, including its customer contracts and related customer premise and other equipment. The total purchase price was $11.4 million in cash,

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except share data and where indicated)

including 0.3 million shares of the Company’s common stock. Under the terms of the purchase agreement, the Company made an initial payment of $3.0 million for the acquired assets. The final purchase price was determined during the third quarter of 2004 based on the revenue derived from the acquired customers and was adjusted to reflect an achievement of certain revenue targets from the acquired customers. The adjustment of $3.8 million represented an increase in the expected earn-out payments to WAM!NET from $4.6 million to $8.4 million based on customer performance. The Company paid the balance in nine monthly installments of approximately $0.3 million each through April 2005. The remaining balance at December 31, 2004 was $1.4 million and was fully paid as of December 31, 2005. The final purchase price was allocated to property and equipment and customer contracts based on their relative fair values.

NOTE 19—INDUSTRY SEGMENT AND GEOGRAPHIC REPORTING

SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information,” established standards for reporting information about operating segments in annual financial statements and in interim financial reports issued to shareholders. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance of the segment.

The Company’s operations are managed on the basis of three geographic regions, Americas, Europe and Asia. Management evaluates the performance of such regions and allocates resources to them based primarily on revenue. The Company has evaluated the criteria for aggregation of its geographic regions under SFAS 131 and believes it meets each of the respective criteria set forth therein. Each geographic region provides all of the Company’s services to businesses in various industries. In addition, the geographic regions utilize similar means for delivering the Company’s services; have similarity in the types of customer receiving the products and services; distribute the Company’s services over a unified network; and operate within a consistent regulatory environment. In light of these factors, management has determined that the Company has one reportable segment.

The table below presents selected financial information for the Company’s geographic regions as of and for the years ended December 31, 2005, 2004, and 2003. For the years ended December 31, 2005, 2004, and 2003, revenue earned in the U.S. represented approximately 82%, 82% and 60% of total revenue, respectively.

	Year Ended December 31,
	2005	2004	2003
Revenue:
Americas	$548,430	$506,466	$151,329
Europe	74,943	63,857	49,842
Asia	43,639	46,500	51,700

Total revenue	$667,012	$616,823	$252,871

	December 31,
	2005	2004	2003
Property and equipment, net:
Americas	$249,922	$256,369	$53,397
Europe	9,649	6,558	3,981
Asia	1,654	1,615	1,979

Total property and equipment, net	$261,225	$264,542	$59,357

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except share data and where indicated)

Substantially all of the Company’s intangible assets and other non-current assets reside in the Americas geographic region.

NOTE 20—RECENTLY ISSUED ACCOUNTING STANDARDS

In June 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. Previously, most voluntary changes in accounting principles had to be recognized using a cumulative effect adjustment within the consolidated statement of operations during the period of the change. SFAS 154 requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, the Statement does not change the transition provisions of any existing accounting pronouncements. The Company does not believe the adoption of SFAS 154 will have a material effect on its consolidated financial position, results of operations, or cash flows.

In March 2005, the FASB issued Interpretation No. 47 (FIN 47), “Accounting for Conditional Asset Retirement Obligations,” that requires an entity to recognize a liability for a conditional asset retirement obligation when incurred if the liability can be reasonably estimated. FIN 47 clarifies that the term Conditional Asset Retirement Obligation refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. Adoption of FIN 47 is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123(R), “Share-Based Payment” (SFAS 123(R)), effective January 1, 2006, which is a revision of SFAS No. 123. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, restricted stock, and other stock-based instruments, to be recognized in the financial statements based on their fair values. As permitted by SFAS 123, the Company currently accounts for share-based payments to employees using the intrinsic value method under APB 25 and, as such, only recognizes compensation cost for employee stock options to the extent that options have been issued with an exercise price below the fair market value of the Company’s common stock on the date of grant. Accordingly, the adoption of SFAS 123(R) will have an impact on the Company’s results of operations, although it will have no impact on its overall financial position. Based on unvested, outstanding employee stock options, RSUs, and RCS as of December 31, 2005, the Company estimates it will recognize $4.2 million in compensation cost for the year ended December 31, 2006. Had the Company adopted SFAS 123(R) in prior periods, the impact of adoption would have approximated the fair value disclosure of pro forma net loss and net loss per common share previously disclosed in the Company’s Quarterly and Annual Reports filed on Forms 10-Q and 10-K.

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except share data and where indicated)

NOTE 21—QUARTERLY FINANCIAL DATA (UNAUDITED)

	Year Ended December 31, 2005 (by quarter)
	First	Second	Third	Fourth
Revenue	$162,172	$167,200	$166,127	$171,513
Cost of revenue	109,063	108,644	106,916	110,525
Restructuring charges, net	—	3,340	—	—
Integration costs	2,061	684	—	—
Income (loss) from operations	(5,320)	(3,502)	2,310	2,836
Net loss	(20,882)	(21,335)	(13,731)	(13,121)
Net loss attributable to common stockholders	(30,873)	(31,611)	(24,303)	(23,997)
Basic and diluted loss per common share(2)	(2.57)	(2.63)	(2.01)	(1.98)

	Year Ended December 31, 2004 (by quarter)(1)
	First	Second	Third	Fourth
Revenue	$108,135	$172,991	$169,389	$166,308
Cost of revenue	78,207	129,079	119,816	110,861
Integration costs	4,906	17,165	3,715	1,889
Loss from operations	(26,307)	(46,667)	(19,344)	(4,131)
Net loss	(34,228)	(60,008)	(32,889)	(21,673)
Net loss attributable to common stockholders	(43,154)	(69,183)	(42,328)	(31,380)
Basic and diluted loss per common share(2)	(6.33)	(9.48)	(5.67)	(3.59)

(1)	Reflects the effects of the CWA net asset acquisition, which closed on March 5, 2004.
(2)	Quarterly and year-to-date computations of per share amounts are prepared independently. Therefore, the sum of per share amounts for the quarters may not agree with per share amounts for the year.

NOTE 22—SUBSEQUENT EVENTS

On May 10, 2006, the Board of Directors of the Company declared a 1-for-15 reverse stock split of the Company’s common stock. The record date for the reverse stock split was June 5, 2006 and the effective date was June 6, 2006. All share and per share information included in the accompanying consolidated financial statements and related notes thereto have been adjusted for the reverse stock split. Stockholders will receive cash in lieu of any fraction of a share that any stockholder would otherwise be entitled to receive as a result of the reverse stock split.

NOTE 23—SUBSEQUENT EVENTS (UNAUDITED)

Also on May 10, 2006, the Company announced that it had entered into an Exchange and Recapitalization Agreement (the Exchange Agreement) with the holders of its Series A Preferred, par value $0.01 per share, pursuant to which the holders have agreed to exchange (the Exchange) their shares of Series A Preferred for an aggregate of 37,417,347 shares of the Company’s common stock, par value $0.01 per share. The Company anticipates the Exchange will be effected by July 2006.

Holders of the Series A Preferred, representing approximately 99% of the shares to be received in the Exchange, have agreed not to sell any of such shares, except in certain circumstances, until November 1, 2006.

While the accompanying consolidated financial statements and related notes thereto have been adjusted to reflect the reverse stock split previously described, they have not been revised to reflect the Exchange. The Exchange will result in the issuance of 37,417,347 additional shares of the Company’s common stock, further diluting the existing holdings of common stockholders prior to the Exchange.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion contains, in addition to historical information, forward-looking statements within the meaning of the private securities litigation reform act of 1995 that involve risks and uncertainties, including those set forth in the “Business—Risk Factors” section of our Annual Report on Form 10-K, filed on February 28, 2006. Our actual results may differ materially from the results discussed in the forward-looking statements. You should read the following discussion together with our consolidated financial statements and the related notes to those financial statements beginning on page F-1 of this information statement.

EXECUTIVE SUMMARY

SAVVIS, Inc. is a global information technology (IT) services company delivering integrated hosting, network, digital content services, industry solutions, security, and professional services to businesses around the world and to various segments of the U.S. federal government. Our unique solutions model combines advanced virtualization technology, a utility services approach, and automated software management and provisioning systems to deliver “instant” access to a suite of IT services that offer high availability, business agility and disruptive economics. Our solutions enable customers to focus on their core business while we ensure the performance of their IT infrastructure. We have approximately 5,200 customers across all industries with a particular emphasis in the financial services, media and entertainment, retail, and the U.S. federal government sectors.

Services

Although we operate in one operating segment separated by geographic location, the following briefly describes our services by revenue category:

Managed IP VPN

Managed IP VPN includes revenue primarily from our IP VPN. This service is a fully managed, end-to-end service that includes all hardware, management systems, and operations to transport video and data applications. This service has built-in security, fully meshed connectivity, and the ability to assign individual service levels to different applications so each application receives the performance levels it requires and reduces unused capacity.

Hosting

Hosting revenue includes revenue from our managed hosting solutions. Hosting includes the facilities, networks, servers, storage, and operations to run business applications. Customers can take advantage of our flexible service model which allows them to decide the right combination of our service for their applications from basic colocation to managed hosting to utility computing.

Digital Content Services

Revenue from digital content services, or media services, includes our WAM!NET services, digital media services and Content Delivery Network (CDN) services. These services provide a managed infrastructure tied to workflow applications that enhance the creation, production and distribution of digital content and streaming media. These services help customers manage, share, store and distribute their digital content inside their organization and throughout supply chains outside of their organization.

Other Network Services

Other network services include Internet access and private line services to enterprises and wholesale carrier customers. These services can be purchased individually or in combination. The network portfolio emphasizes high performance and availability, end-to-end management and monitoring, security, fully-meshed connectivity between customer sites for improved reliability and efficiency, and cost effectiveness.

Our customers’ varied and individual needs often require that our portfolio of services be combined and integrated in order to best suit their needs. To address these needs, we also offer the following services:

Industry Solutions

Industry solutions integrate powerful applications with our global infrastructure to deliver services that enhance industry-specific workflows and improve enterprise productivity. These services support the financial services, media and entertainment and retail markets and the U.S. federal government. Cross-industry solutions for email and collaboration are also available.

Professional Services

Professional services are provided through a group of industry experts and skilled practitioners that allow our customers to get the maximum value out of our company’s services. We offer assistance and consultation in security, web-based applications, business recovery, program management, infrastructure, and migration.

Business Trends

Our financial results continue to be affected by competition in our industry. We expect competitive factors in our industry to continue to affect the prices for our services and our results of operations. Price pressures vary by product and service. Prices for telecommunications services, including the services we offer, have decreased over the past several years, and we expect to continue to see decreases for the foreseeable future. To some extent, the impact of lower prices that we charge our customers has been offset by lower costs incurred by us to provide the service. In addition, unmanaged bandwidth services have experienced significant price pressure. In contrast, colocation services have enjoyed more stable pricing, and we believe these services will continue to maintain stability as we provide more value-added services to our customers.

We have also addressed industry-wide price competition and price decreases by broadening the range of services that we offer, including the addition of CDN services, colocation services, carrier wholesale services, consulting services, and an expanded portfolio of managed security services as a result of our acquisition of the assets of CWA.

The addition of CWA’s IP network and hosting assets to our existing IP network and hosting business enabled us to expand the range of IP network services, consulting and infrastructure services that we could offer our customers.

In evaluating our financial results and the performance of our business, our management reviews our revenues, gross profit, defined as revenue less cost of revenue, excluding depreciation, amortization, and accretion, gross margin and operating income. In addition, management evaluates these indicators on a quarterly and annual basis in order to have a complete understanding of business trends.

Below is a quarterly and annual overview of these indicators (dollars in thousands):

	Quarter Ended				Year Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005	December 31, 2005	December 31, 2004
Revenue	$162,172	$167,200	$166,127	$171,513	$667,012	$616,823
Gross Profit	53,109	58,556	59,211	60,988	231,864	178,860
Gross Margin	33%	35%	36%	36%	35%	29%
Income (loss) from Operations	(5,320)	(3,502)	2,310	2,836	(3,676)	(96,449)

Revenue

Prior to our acquisition of the CWA net assets in March 2004, we were heavily dependent on our largest customer, Reuters, which comprised 54% of total revenue for the year ended December 31, 2003. Most of our remaining revenue was generated from our managed IP VPN services. However, after we acquired the CWA net assets, our revenue profile changed significantly. Reuters revenue comprised only 15% of total revenue for the year ended December 31, 2005. Moreover, the acquisition increased our revenue from hosting services, which represented 44% of total revenue for the year ended December 31, 2005 and 36% of total revenue for the year ended December 31, 2004.

Our revenue grew by 8% during the year ended December 31, 2005 compared to the year ended December 31, 2004. As described further below, much of this growth is attributable to the acquisition of the CWA net assets. For the fourth quarter of 2005, our revenue increased 3% sequentially compared to the third quarter of 2005. This was due primarily to increases in revenue from Managed IP VPN of $2.0 million and hosting of $4.9 million, partially offset by minor declines in other network services and revenue from Reuters. Decreases in revenue of other network services continue to relate to unmanaged bandwidth pricing pressures in the market. We expect such revenue will continue to decline in 2006, but at a slower rate than in 2005 and 2004.

In June 2005, Reuters announced that it completed its acquisition of Telerate for cash and all of our Series A Convertible Preferred stock owned by Reuters, which represented approximately 14% of our outstanding voting stock. In the first quarter of 2005, Reuters also announced it signed a long-term agreement for the provision of network services with a competing telecommunications provider. In May 2005, we signed a new three-year contract with Reuters to continue providing network delivery of Reuters’ market data services worldwide and to create the opportunity for us to provide to Reuters a broad array of additional services. As a result of the new agreement, we reduced pricing for certain Reuters services and eliminated existing contractual minimum amounts. Accordingly, we expect revenue from Reuters to continue to decline in 2006.

We plan to offset this decrease and increase our revenue through a number of initiatives, including:

•	growing the number of people in our direct sales force and improving their productivity by increasing sales force automation and providing more sales support in terms of engineering and product expertise;

•	given our product breadth and extensive customer base, exploring opportunities to sell additional services to existing customers; and

•	capitalizing on the current imbalance in the supply and demand ratio for colocation services by continuing to achieve improved customer pricing.

We expect revenue in 2006 to be in a range of $730-750 million, for growth of 9-12%, including:

•	Hosting revenue increasing 20-25%;

•	Managed IP VPN revenue increasing 12-16%, and

•	Reuters contributing approximately 13-14% of total revenue, compared to 15% of total revenue in 2005.

Gross Profit and Gross Margin

We use gross profit and gross margin to evaluate the profitability of our business. Gross profit, defined as revenue less cost of revenue, but excluding depreciation, amortization, and accretion, was $231.9 million for the year ended December 31, 2005, an increase of $53.0 million, or 30%, from $178.9 million for the year ended December 31, 2004. The improvement of gross profit throughout the years ended December 31, 2004 and 2005 reflects our efforts to rationalize network operations, reduce our fixed network costs, and reduce the service costs of our hosting data centers as a result of the synergies from our acquisition of the CWA net assets. As a result, gross margin, defined as gross profit as a percentage of revenue, was 35% for the year ended December 31, 2005 compared to 29% for the year ended December 31, 2004.

Income (Loss) from Operations

Income (loss) from operations for the year ended December 31, 2005, was a loss of $3.7 million, an improvement of $92.7 million, or 96%, compared to a loss from operations of $96.4 million for the year ended December 31, 2004. The improvement was primarily driven by an increase in revenue of $50.2 million as well as reductions in the following areas: cost of revenue of $2.8 million; sales, general, and administrative expenses of $11.9 million; integration costs of $24.9 million; and non-cash equity-based compensation of $9.1 million. This improvement was partially offset by a $2.9 million increase in depreciation, amortization, and accretion and the addition of $3.3 million in net restructuring charges.

SIGNIFICANT TRANSACTIONS

Restricted Stock Units

In August 2005, our Board of Directors awarded 1.3 million restricted common stock units (RSUs) to executives and employees, of which 0.4 million were subsequently forfeited upon employment termination prior to December 31, 2005. No cash consideration was received by us for such awards. The vesting of the RSUs are subject to continued employment and our achievement of financial performance targets over a period of up to four years. RSUs represent common stock but do not give the recipient any actual ownership interest in our common stock, other than the right to receive cash dividends, until vested and the shares of common stock underlying the RSUs are delivered. We initially recorded $17.9 million of deferred compensation in conjunction with the grant of the RSUs, of which $4.8 million was subsequently reversed due to the above referenced forfeited RSUs, which represents the fair value of the RSUs on the date of grant. Deferred compensation is being amortized on a straight-line basis and recognized as non-cash equity-based compensation over the requisite service period. Compensation expense was $1.5 million during the year ended December 31, 2005. If we achieve our performance targets, non-cash equity-based compensation will be accelerated to ensure that the amount of non-cash equity-based compensation recorded is reflective of the vested RSUs.

Acceleration of Stock Option Vesting

In December 2005, prior to our adoption of SFAS No. 123(R), “Share-Based Payment” (SFAS 123(R)), the compensation committee of the board of directors approved the acceleration of vesting of certain unvested and “out-of-the-money” stock options with exercise prices equal to or greater than $11.25 per share previously awarded to employees, including our executive officers and non-employee directors, under our equity compensation plans. The acceleration of vesting was effective for stock options outstanding as of December 13, 2005. Options to purchase approximately 1.4 million shares of common stock, including approximately 0.4 million options held by executive officers and less than 0.1 million options held by non-employee directors, were subject to the acceleration, which resulted in 92% of our outstanding options being vested. The purpose of the acceleration was to enable us to minimize the amount of compensation expense recognized in association with these options in our consolidated statements of operations upon adoption of SFAS 123(R) in January 2006. We believe that the aggregate future expense that has been eliminated as a result of the acceleration of the vesting of these options is approximately $11.2 million. We also believe that because the options that were accelerated had exercise prices in excess of the current market value of our common stock on the date of acceleration, the options had limited economic value and were not fully achieving their original objective of incentive compensation and employee retention.

Restructuring Charges

In June 2005, we recorded restructuring charges related to the termination of a naming rights agreement for use of our name on a sports and entertainment arena in St. Louis, Missouri. In connection with the termination of the naming rights agreement, we paid $5.5 million in cash and wrote off a $1.6 million naming rights asset, both of which were recorded as restructuring charges in our consolidated statement of operations for the year ended December 31, 2005. Termination of the naming rights agreement relieved us of $62.1 million in future cash obligations through June 2020. No further costs or obligations exist relative to the terminated naming rights agreement.

Also in June 2005, we terminated an operating lease relating to unutilized space for which a restructuring liability had previously been established for the net present value of future minimum lease payments. In connection with the termination of the lease, we paid $2.0 million in cash, which was recorded as a reduction of the existing restructuring liability included in noncurrent other accrued liabilities. The remaining restructuring liability balance of $3.9 million was reversed through restructuring charges in our consolidated statement of operations for the year ended December 31, 2005. Termination of the operating lease relieved us of $5.8 million in future cash obligations through March 2011. No further costs or obligations exist relative to the terminated operating lease.

CWA Net Asset Acquisition

In March 2004, we purchased substantially all of the assets and assumed certain liabilities of CWA, which was wholly-owned by Cable & Wireless plc, to expand and complement our existing service offerings. CWA provided a broad range of network and hosting services, including Internet access to a Tier 1 IP network, colocation, hosting, and other value-added services such as managed security and content distribution. The transaction, following approval by the U.S. Bankruptcy Court and other federal regulatory agencies, closed on March 5, 2004. The operating results of the acquired CWA net assets have been included in our results of operations from the closing acquisition date.

To finance the purchase and fund working capital and capital expenditure requirements of CWA, in February 2004, we issued $200.0 million in Series A Subordinated Notes, due 2009 (Subordinated Notes), and warrants to purchase shares of our Series B Convertible Preferred Stock (Series B Preferred) to a group of investors, including entities and individuals affiliated with Welsh Carson and Constellation Ventures, both of which were existing stockholders. The warrants were exercised and, in December 2004, were converted into 4.4 million shares of our common stock. The Series B Preferred was retired by our Board of Directors in 2005.

The total purchase price consisted of $155.0 million, the assumption of certain liabilities and leases for certain data centers and other facilities, and the funding of CWA’s working capital losses from January 28, 2004, through March 5, 2004, of $13.5 million. Additionally, we entered into an agreement to transfer our rights at closing to acquire four of the CWA data centers and one office facility to an unrelated third party for $52.0 million paid directly to the CWA bankruptcy estate. We subsequently leased those facilities back from that party for 15 years. As a result, the total cash cost of the acquisition of CWA net assets was $116.5 million.

Reverse Stock Split

On May 10, 2006, our Board of Directors declared a 1-for-15 reverse stock split of our common stock. The record date for the reverse stock split was June 5, 2006 and the effective date was June 6, 2006. All share and per share information included herein have been adjusted for the reverse stock split.

RESULTS OF OPERATIONS

The historical financial information included in this information statement does not reflect our future financial position, results of operations, and cash flows.

The Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

Executive Summary of Results of Operations

Our operating results for the year ended December 31, 2005, are not directly comparable to operating results for the year ended December 31, 2004, as the 2004 information includes the operating results of the acquired CWA net assets from March 5, 2004, the date of the acquisition, through December 31, 2004. Revenue increased $50.2 million, or 8%, for the year ended December 31, 2005 compared to the year ended December 31, 2004, primarily as a result of increases in managed IP VPN and hosting services, partially offset by declines in digital content services, other network services, and Reuters revenue. Loss from operations improved $92.7 million, or 96%, for the year ended December 31, 2005 compared to the year ended December 31, 2004, primarily as a result of the increase in revenue, as well as reductions in cost of revenue of $2.8 million; sales, general, and administrative expenses of $11.9 million; integration costs of $24.9 million; and non-cash equity-based compensation of $9.1 million. This improvement was partially offset by increases in depreciation, amortization, and accretion of $2.9 million and the addition of $3.3 million in net restructuring charges. Net loss improved $79.7 million, or 54%, for the year ended December 31, 2005 compared to the year ended December 31, 2004, as a result of the factors previously described.

Revenue. The following table presents diversified revenue by major category and revenue from our largest customer:

	Year Ended December 31,
(dollars in thousands)	2005	2004	Dollar Change	Percent Change
Diversified Revenue:
Managed IP VPN	$112,449	$87,122	$25,327	29%
Hosting	294,518	223,917	70,601	32%
Digital Content Services	41,713	46,763	(5,050)	(11)%
Other Network Services	117,802	137,006	(19,204)	(14)%

Total Diversified Revenue	566,482	494,808	71,674	14%

Reuters Revenue	100,530	122,015	(21,485)	(18)%

Total Revenue	$667,012	$616,823	$50,189	8%

Revenue was $667.0 million for the year ended December 31, 2005, an increase of $50.2 million, or 8%, from $616.8 million for the year ended December 31, 2004. Managed IP VPN revenue was $112.4 million for the year ended December 31, 2005, an increase of $25.3 million, or 29%, from $87.1 million for the year ended December 31, 2004. The increase was mainly attributed to new sales activity and growth in existing services. Hosting revenue was $294.5 million for the year ended December 31, 2005, an increase of $70.6 million, or 32%, from $223.9 million for the year ended December 31, 2004. The increase was due primarily to the acquisition of the CWA net assets, stabilized pricing, and lower customer churn. Digital content services revenue was $41.7 million for the year ended December 31, 2005, a decrease of $5.1 million, or 11%, from $46.8 million for the year ended December 31, 2004. The decrease was due primarily to usage volatility and reduced pricing for CDN services during the year ended December 31, 2005 compared to the year ended December 31, 2004. Other network services revenue was $117.8 million for the year ended December 31, 2005, a decrease of $19.2 million, or 14%, from $137.0 million for the year ended December 31, 2004. The decrease was due primarily to unmanaged bandwidth pricing pressures for such services.

Reuters revenue was $100.5 million for the year ended December 31, 2005, a decrease of $21.5 million, or 18%, from $122.0 million for the year ended December 31, 2004. The decline was due primarily to pricing reductions and the elimination of minimum revenue commitments from Reuters. We expect 2006 revenue to be lower than 2005 as a result of revised competitive pricing and the elimination of the minimum revenue commitments based on the terms of the new agreement with Reuters described elsewhere in this Annual Report.

Cost of Revenue. Cost of revenue includes costs of leasing local access lines to connect customers to our Points of Presence (PoPs); leasing backbone circuits to interconnect our PoPs; IRU operations and maintenance; rental costs, utilities, and other operating costs for hosting space; and salaries and related benefits for engineering, service delivery/provisioning, customer service, consulting services personnel and operations personnel, who maintain our network, monitor network performance, resolve service faults, and install new sites, but excludes depreciation, amortization, and accretion, as well as non-cash equity-based compensation, which are reported separately. Cost of revenue was $435.1 million for the year ended December 31, 2005, a decrease of $2.9 million, or 1%, from $438.0 million for the year ended December 31, 2004. The decrease was primarily related to the realization of a number of cost-savings initiatives executed during the past 18 months, some of which were synergies realized in connection with the acquired CWA net assets. Gross profit, defined as total revenue less cost of revenue, was $231.9 million for the year ended December 31, 2005, an increase of $53.0 million, or 30%, from $178.9 million for the year ended December 31, 2004. Gross profit as a percentage of revenue increased to 35% for the year ended December 31, 2005 compared to 29% reported for the year ended December 31, 2004, primarily resulting from continued cost-savings initiatives and integration activities achieved through the realization of synergies from the acquired CWA net assets.

Sales, General, and Administrative Expenses. Sales, general, and administrative expenses include sales and marketing salaries and related benefits; product management, pricing and support, salaries and related benefits; sales commissions and referral payments; advertising, direct marketing and trade shows; occupancy costs; executive, financial, legal, tax and administrative support personnel and related costs; professional services, including legal, accounting, tax and consulting services; and bad debt expense, but exclude non-cash equity-based compensation, which is reported separately. Sales, general, and administrative expenses were $152.6 million for the year ended December 31, 2005, a decrease of $11.9 million, or 7%, from $164.5 million for the year ended December 31, 2004. Sales, general, and administrative expenses as a percentage of revenue were 23% for the year ended December 31, 2005, compared to 27% of revenue for the year ended December 31, 2004. This improvement was due primarily to the aforementioned cost-savings initiatives.

Depreciation, Amortization, and Accretion. Depreciation and amortization expense consists primarily of the depreciation of property and equipment and other assets held under capital lease, as well as amortization of intangible assets and leasehold improvements. Subsequent to the CWA net asset acquisition, accretion expense related to the aging of the discounted present value of various liabilities was included in this line item. Depreciation, amortization, and accretion expense was $74.9 million for the year ended December 31, 2005, an increase of $2.8 million, or 4%, from $72.1 million for the year ended December 31, 2004. The increase was due primarily to the acquisition of the CWA net assets, which significantly increased depreciable assets and intangible assets. Management expects depreciation, amortization, and accretion to be approximately $80 million for the year ended December 31, 2006, excluding the impact of additional capital expenditures.

Integration Costs. Integration costs represent the incremental costs of combining the acquired CWA net assets with SAVVIS, including rationalization of facilities, retention bonuses, integration consulting by third parties, which provide current or future benefit to the combined company. These costs are direct incremental costs incurred to obtain the synergies of the combined companies and are not expected to continue once we have completed our integration plan. Integration costs were $2.7 million for the year ended December 31, 2005, a decrease of $25.0 million, or 90%, from $27.7 million for the year ended December 31, 2004. Such costs in 2005 included $1.7 million for payroll costs and stay bonuses and $1.0 million for PoP consolidation and network restructuring. For the year ended December 31, 2004, these costs primarily included $7.5 million for specific contractual costs enumerated in the CWA asset purchase agreement; $3.0 million for consulting services related to integration; $6.2 million for payroll costs and stay bonuses; $5.4 million for PoP consolidation and network restructuring and $4.6 million for rationalization and migration from rejected vendor circuits. We will not incur any integration costs associated with the CWA net asset acquisition for the year ended December 31, 2006 as integration activities have been completed.

Non-cash Equity-based Compensation. Non-cash equity-based compensation represents charges to earnings for the difference between the estimated fair market value of our common stock and the exercise price for options granted to employees, compensation expense associated with RSUs and restricted common stock (RCS), and compensation expense related to the vesting of the performance warrants granted to Constellation. Non-cash equity-based compensation was $2.0 million for the year ended December 31, 2005, a decrease of $9.1 million, or 82%, compared to $11.1 million for the year ended December 31, 2004. The decrease primarily relates to compensation expense of $10.3 million recognized from the vesting of Constellation Ventures performance warrants for the year ended December 31, 2004. The decrease is partially offset by compensation expense recognized in conjunction with the RSUs and RCS granted during the year ended December 31, 2005.

Net Interest Expense and Other. Interest expense is incurred relative to our Subordinated Notes and our capital lease obligations. Net interest expense and other was $65.4 million for the year ended December 31, 2005, an increase of $13.1 million, or 25%, from $52.3 million for the year ended December 31, 2004. The increase was due primarily to the compounding of non-cash interest and the amortization of the original issue discount and debt issuance costs associated with the Subordinated Notes of $9.3 million and the addition of $2.9 million in interest and amortization of debt issuance costs related to the $85.0 million revolving credit facility with Wells Fargo Foothill, Inc., as arranger and administrative agent, and certain other lenders (Revolving Facility). Cash paid for interest was $14.8 million for the year ended December 31, 2005, an increase of $12.5 million, or 543%, from $2.3 million for the year ended December 31, 2004. This increase relates primarily to interest payments on our Revolving Facility of $1.7 million as well as interest payment on our noncurrent capital leases of $10.6 million. Interest payments on our noncurrent capital leases commenced in the fourth quarter of 2004. Management expects payments for cash interest expense to be approximately $15 million for 2006, under our current financing arrangements.

Net Loss. Net loss for the year ended December 31, 2005, was $69.1 million, an improvement of $79.7 million, or 54%, from a net loss of $148.8 million for the year ended December 31, 2004, primarily driven by the factors previously described.

The Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003

Executive Summary of Results of Operations

Our operating results for the year ended December 31, 2004 are not directly comparable to operating results for the year ended December 31, 2003, as the 2004 information includes the operating results of the acquired CWA net assets from March 5, 2004, the date of the acquisition through December 31, 2004. Revenue increased $364.0 million, or 144%, for the year ended December 31, 2004, compared to the year ended December 31, 2003, primarily as a result of the addition of the acquired CWA net assets, which outpaced declines in services provided to Reuters. Loss from operations worsened $9.9 million, or 11%, for the year ended December 31, 2004, compared to the year ended December 31, 2003, primarily as a result of increases in cost of revenue of $274.4 million; sales, general, and administrative expenses of $74.0 million; depreciation, amortization, and accretion of $16.7 million; and integration costs of $27.7 million. These increases in expenses were partially offset by the increase in revenue and reductions in net restructuring charges of $7.9 million; loss on the sale of a data center of $8.1 million; and non-cash equity-based compensation of $2.9 million. Net loss worsened $54.8 million, or 58%, for the year ended December 31, 2004 compared to the year ended December 31, 2003, primarily driven by the factors previously described as well as an increase of $44.9 million in net interest expense and other.

Revenue. The following table presents diversified revenue by major category and revenue from our largest customer:

	Year Ended December 31,
(dollars in thousands)	2004	2003	Dollar Change	Percent Change
Diversified Revenue:
Managed IP VPN	$87,122	$57,679	$29,443	51%
Hosting	223,917	28,534	195,383	685%
Digital Content Services	46,763	10,434	36,329	348%
Other Network Services	137,006	19,052	117,954	619%

Total Diversified Revenue	494,808	115,699	379,109	328%

Reuters Revenue	122,015	137,172	(15,157)	(11)%

Total Revenue	$616,823	$252,871	$363,952	144%

Revenue was $616.8 million for the year ended December 31, 2004, an increase of $364.0 million, or 144%, from $252.9 million for the year ended December 31, 2003. The acquisition of the CWA net assets resulted in a significant increase in our customer base and impacted all categories of diversified revenue. Managed IP VPN revenue was $87.1 million for the year ended December 31, 2004, an increase of $29.4 million, or 51%, from $57.7 million for the year ended December 31, 2003. This growth was primarily attributed to new sales activity from the legacy SAVVIS business and only marginally impacted by the acquisition. Hosting revenue was $223.9 million for the year ended December 31, 2004, an increase of $195.4 million, or 685%, from $28.5 million for the year ended December 31, 2003, due primarily to growth from the CWA net asset acquisition. Digital content services revenue, which include CDN revenue and the revenue from WAM!NET customers, was $46.8 million for the year ended December 31, 2004, an increase of $36.3 million, or 348%, from $10.4 million for the year ended December 31, 2003. Other network services revenue, which includes the legacy SAVVIS and CWA internet access revenue and CWA private line services, was $137.0 million for the year ended December 31, 2004, an increase of $118.0 million, or 619%, from $19.1 million for the year ended December 31, 2003. Growth in other network services and digital content services was primarily due to the acquisition and acquired service offerings.

Reuters revenue was $122.0 million for the year ended December 31, 2004, a decrease of $15.2 million, or 11%, from $137.2 million for the year ended December 31, 2003. The decline represents reductions in services provided and pricing, as well as reductions in their minimum revenue commitments with us.

Cost of Revenue. Cost of revenue, which excludes depreciation, amortization, and accretion, as well as non-cash equity-based compensation, which are reported separately, was $438.0 million for the year ended December 31, 2004, an increase of $274.4 million, or 168%, from $163.6 million for the year ended December 31, 2003. The increase was primarily related to the CWA net asset acquisition to support the increase in acquired revenue resulting in increases in personnel costs, network expenses, facility rent, and facility maintenance costs, among others. Gross profit, defined as total revenue less cost of revenue, was $178.9 million for the year ended December 31, 2004, an increase of $89.6 million, or 100%, from $89.3 million for the year ended December 31, 2003. Gross profit as a percentage of revenue, or gross margin, decreased to 29% for the year ended December 31, 2004 compared to 35% reported for the year ended December 31, 2003, primarily due to the lower gross margin of the acquired CWA business. Throughout 2004, as the legacy businesses were more fully integrated, the gross margin percentage increased. First quarter of 2004 reflected a gross margin of 28% with only one month of CWA activity. Second quarter of 2004 was 25%, the lowest margin of the year, reflecting a full quarter of the CWA business lines and significant integration yet to be achieved. Third quarter results included a gross margin of 29%, and fourth quarter reflected the highest of the year with a 33% gross margin. The fourth quarter results indicate the benefits of integration and cost rationalization activities.

Sales, General, and Administrative Expenses. Sales, general, and administrative expenses, which excludes non-cash equity-based compensation reported separately, were $164.5 million for the year ended December 31, 2004, an increase of $74.0 million, or 82%, from $90.5 million for the year ended December 31, 2003. This increase was primarily related to the CWA net asset acquisition to support the growth in the business, resulting in increases in personnel costs, commissions, temporary labor, provisions for bad debt, property taxes, and facility maintenance costs, among others. Sales, general, and administrative expenses as a percentage of revenue were 27% for the year ended December 31, 2004 compared to 36% of revenue for the year ended December 31, 2003. Sales, general, and administrative expenses as a percentage of revenue were significantly impacted by the CWA net asset acquisition. The amounts as percentages of revenue by sequential quarter throughout the year ended December 31, 2004 were 30%, 29%, 26% and 22%. This progressive improvement reflects the realization of synergy activities, a disciplined approach to removing costs from the acquired business, and an increase in the revenue base without adding a proportionate amount of costs.

Depreciation, Amortization, and Accretion. Depreciation, amortization, and accretion expense was $72.1 million for the year ended December 31, 2004, an increase of $16.8 million, or 30%, from $55.3 million for the year ended December 31, 2003. The increase was due primarily to the acquisition of the CWA net assets, which significantly increased depreciable assets and intangible assets, as much of the value was assigned to IRUs, communications equipment, and leasehold improvements, as well as accretion of the discounted present value of certain liabilities assumed in the acquisition.

Integration Costs. For the year ended December 31, 2004, these costs primarily included $7.5 million for specific contractual costs enumerated in the CWA asset purchase agreement; $3.0 million for consulting services related to integration; $6.2 million for payroll costs and stay bonuses; $5.4 million for PoP consolidation and network restructuring and $4.6 million for rationalization and migration from rejected vendor circuits.

Non-cash Equity-based Compensation. Non-cash equity-based compensation was $11.1 million for the year ended December 31, 2004, a decrease of $2.9 million, or 21%, compared to $14.0 million for the year ended December 31, 2003. The decrease represents a decline in compensation expense as the majority of compensation expense associated with certain stock-based compensation awards had been recognized for the year ended December 31, 2003. This decline was partially offset by compensation expense recognized from the vesting of two Constellation Ventures performance warrant tranches.

Net Interest Expense and Other. Net interest expense and other was $52.3 million for the year ended December 31, 2004, an increase of $44.8 million, or 597%, from $7.5 million for the year ended December 31, 2003. The increase is a result of the addition of interest expense associated with the Subordinated Notes issued during the first quarter of 2004 and the interest associated with the data centers and office facility capital leases executed shortly after the CWA net asset acquisition.

Net Loss. Net loss for the year ended December 31, 2004, was $148.8 million, an increase of $54.8 million, or 58%, from a net loss of $94.0 million for the year ended December 31, 2003, primarily driven by the factors previously described.

LIQUIDITY AND CAPITAL RESOURCES

Executive Summary of Liquidity and Capital Resources

As of December 31, 2005, our cash balances were $61.2 million. We had $62.9 million in net cash provided by operating activities during the year ended December 31, 2005, an increase of $89.7 million, or 335%, from net cash used in operating activities of $26.8 million for the year ended December 31, 2004. This change was primarily driven by improvements in our results of operations, partially offset by cash payments for restructuring activities and acquisition and integration costs necessary to realize synergies from the CWA net asset acquisition. Net cash used in investing activities during the year ended December 31, 2005 was $56.5 million, a decrease of $89.6 million, or 61%, from net cash used in investing activities of $146.1 million for the year ended December 31, 2004. This change was primarily related to the 2004 acquisition of the CWA assets, partially offset by an increase of $25.1 million in capital expenditures. Net cash provided by financing activities was $0.6 million for the year ended December 31, 2005, a decrease of $198.9 million, or 100%, from net cash provided by financing activities of $199.5 million for the year ended December 31, 2004. This decrease primarily relates to the issuance of $200.0 million in Subordinated Notes and related warrants to finance the 2004 acquisition of the CWA net assets.

Historically, we have not been cash flow positive. However, in 2005, we funded our business needs primarily through cash flows from operations. We ended 2004 with positive cash flows from operations for the fourth quarter and continued that trend in 2005. The achievement of this goal is reflected in the quarterly trend analysis below, which presents cash flows from operations for the four consecutive quarters through December 31, 2005. We expect to continue generating positive cash flows from operating activities throughout 2006, although not necessarily at the levels achieved in the third and fourth quarters of 2005. Due to the dynamic nature of our industry and unforeseen circumstances, if we are unable to fully fund cash requirements through operations, we will need to obtain additional financing through a combination of equity and debt financings, renegotiation of terms on our existing debt and sales of assets and services. If any such activities become necessary, there can be no assurance that we would be successful in completing any of these activities on terms that would be favorable to us. As of December 31, 2005, unused availability under our $85.0 million Revolving Facility was $16.7 million, which is reflective of $10.3 million of outstanding letters of credit, pledged as collateral to support our various property leases and utilities, and $58.0 million of outstanding principal.

The following table presents a quarterly (unaudited) and annual overview of key components of our cash flows (in thousands):

	Quarter Ended				Year Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005	December 31, 2005	December 31, 2004
Net cash provided by (used in) operating activities	$9,980	$164	$21,445	$31,268	$62,857	$(26,757)
Net cash used to pay acquisition, integration, and restructuring costs(1)	(3,303)	(10,773)	(594)	(242)	(14,912)	(38,609)
Net cash used in investing activities	(14,955)	(13,614)	(7,826)	(20,104)	(56,499)	(146,137)
Net cash used for capital expenditures(2)	(14,121)	(13,848)	(7,826)	(20,571)	(56,366)	(31,308)
Net cash provided by (used in) financing activities	(46)	711	315	(408)	572	199,467
Net increase (decrease) in cash and cash equivalents	(5,103)	(13,252)	13,776	10,376	5,797	27,196

(1)	Such costs are components of net cash provided by (used in) operating activities
(2)	Capital expenditures is a component of net cash used in investing activities

Discussion of Changes in Liquidity and Capital Resources

Net cash provided by operating activities was $62.9 million for the year ended December 31, 2005, an increase of $89.7 million, or 335%, from cash used of $26.8 million for the year ended December 31, 2004. This increase was primarily driven by improvements in our cash results from operations, partially offset by cash used to pay restructuring activities of $7.5 million and acquisition and integration costs to achieve synergies from the CWA net asset acquisition of $7.4 million. Such increase also reflects the negotiation of telecommunications provider service credits of $19.3 million for the year ended December 31, 2005. These telecommunications provider service credits were $3.5 million for the year ended December 31, 2004. Cash used to pay acquisition and integration costs to achieve synergies was $38.6 million for the year ended December 31, 2004 and decreased significantly to $7.4 million for the year ended December 31, 2005 due to the continuing completion of integration activities in 2005. We will not incur any integration expenses in 2006, as integration activities have been completed. However, we do expect to pay up to $2-3 million of previously expensed integration costs in 2006. We also expect to benefit by approximately $2-3 million from remaining negotiated telecommunications provider service credits in the first quarter of 2006. Net cash provided by operations, before considering the aforementioned items, was $58.5 million for the year ended December 31, 2005 compared to $8.3 million of cash provided by operations for the year ended December 31, 2004.

Net cash used in investing activities for the year ended December 31, 2005 was $56.5 million, a decrease of $89.6 million, or 61%, from cash used of $146.1 million for the year ended December 31, 2004. This decrease primarily relates to net cash used of $116.5 million for the acquisition of the CWA net assets for the year ended December 31, 2004, which was partially offset by an increase in capital expenditures of $25.1 million for the year ended December 31, 2005. The increase in capital expenditures supports our growth in managed IP VPN and hosting services and also includes $6.8 million in the fourth quarter for the completion of the construction to our existing data center in Santa Clara, California. As payment in advance for future services at such data center, one of our customers has agreed to pay us $12.5 million, of which we received $6.2 million in the fourth quarter of 2005 to complete construction there, the total cost of which is anticipated to be approximately $14-15 million. We expect total capital expenditures to be approximately $60-70 million in 2006, including approximately $5-6 million associated with the commissioning of the Santa Clara data center.

Net cash provided by financing activities was $0.6 million for the year ended December 31, 2005, a decrease of $198.9 million, or 100%, from net cash provided by financing activities of $199.5 million for the year ended December 31, 2004. This decrease primarily relates to the issuance of $200.0 million of Subordinated Notes and the related warrants and the restriction release on $8.0 million of restricted cash, partially offset by $10.1 million of capital leases payments for the year ended December 31, 2004. This decrease in net cash provided by financing activities was also partially offset by $58.0 million of proceeds from borrowings under our Revolving Facility, of which $53.9 million was used to repay outstanding principal and accrued interest under our master lease agreement with GECC.

Revolving Credit Facility

On June 10, 2005, we and certain of our subsidiaries entered into a credit agreement with Wells Fargo Foothill, Inc., as arranger and administrative agent, and certain other lenders to provide us with an $85.0 million revolving credit facility (Revolving Facility), which includes a $15.0 million letter of credit facility. The Revolving Facility may be used for working capital and other general corporate purposes. A portion of the proceeds from the Revolving Facility were used to fully retire $53.9 million in outstanding principal and accrued interest under our master lease agreement with GECC, achieving more favorable borrowing rates and a longer borrowing term. In conjunction with the repayment of the GECC master lease, $2.7 million of previously deferred financing costs were written off to interest expense. In addition, $3.8 million of the proceeds were used to pay related Revolving Facility fees and expenses, which were recorded as other current and other non-current assets in our consolidated balance sheet as of December 31, 2005 and are being amortized over the term of the Revolving Facility. The Revolving Facility matures, and all outstanding borrowings and unpaid interest are due, on December 9, 2008. In addition, all outstanding borrowings are subject to mandatory prepayment upon certain events, including the availability of less than $7.0 million in borrowing capacity and qualified cash balances, as defined by the Revolving Facility agreement. As of December 31, 2005, the $85.0 million Revolving Facility included outstanding principal of $58.0 million, outstanding letters of credit of $10.3 million, and unused availability of $16.7 million. We may terminate the Revolving Facility prior to maturity, provided that we pay a premium of 2.0% of the revolver amount if terminated during the first 12 months of the Revolving Facility term, a premium of 0.5% of the revolver amount if terminated during the 12 months thereafter, and there is no premium during the remainder of the term.

The Revolving Facility contains affirmative covenants, negative covenants and financial covenants that are more favorable than those under the master lease agreement with GECC. The negative covenants place restrictions on, among other things, levels of investments, indebtedness, and dividend payments that we may make or incur. The financial covenants, which apply only if we maintain qualified cash and availability of less than $35.0 million, require the maintenance of certain financial measures at defined levels. Under the Revolving Facility, borrowings bear interest at a base LIBOR rate of one to six months plus an additional 2.75% to 3.25%, determined by certain financial measures, with a minimum interest rate at all times of 5.25%. As of December 31, 2005, the Revolving Facility bears interest at 7.02% based on the six-month LIBOR set in August 2005 of 4.02%. The six-month LIBOR was 4.71% as of December 31, 2005. Interest is payable at varying dates, as outlined in the Revolving Facility agreement, generally every one to three months. Unused commitments on the Revolving Facility are subject to a 0.5% annual commitment fee. The Revolving Facility is secured by substantially all of our domestic properties and assets. The carrying amount of our obligations under the Revolving Facility approximate fair value because the interest rates are based on floating interest rates identified by reference to market rates.

Subordinated Notes

As previously described, in February 2004, we issued $200.0 million of Subordinated Notes, the proceeds of which were used to fund the CWA net asset acquisition and to fund operational, working capital and capital expenditure requirements related to the CWA acquired assets or caused by the CWA net asset acquisition. Debt issuance costs associated with the Subordinated Notes were $2.0 million, consisting of fees paid to the purchasers of the Subordinated Notes, which were capitalized in other non-current assets and are being amortized to interest expense using the effective interest method until maturity. The Subordinated Notes accrued interest based on a

365-day year at a rate of 12.5% per annum until February 3, 2005 and 15% per annum thereafter, payable semi-annually on June 30 and December 31 through the issuance of additional Subordinated Notes equal to the accrued interest payable at the time of settlement. Prior to January 29, 2008, we may redeem the Subordinated Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, plus a make-whole premium. The make-whole premium is equal to all remaining interest to be paid on the Subordinated Notes from the date of the redemption notice through January 30, 2008 discounted semi-annually at a rate equal to the treasury rate plus 0.5%, plus 1% of the principal amount of the Subordinated Notes. After January 30, 2008, we may redeem the Subordinated Notes, in whole but not in part, at a redemption price equal to 101% of the principal amount plus all accrued and unpaid interest. Upon a change of control, the holders of the Subordinated Notes have the right to require us to redeem any or all of the Subordinated Notes at a cash price equal to 100% of the principal amount of the Subordinated Notes, plus all accrued and unpaid interest as of the effective date of such change in control. The Subordinated Notes mature in a single installment on January 30, 2009.

Warrants exercisable for Series B Preferred were issued with the Subordinated Notes. The $200.0 million in proceeds from issuance were allocated between the Subordinated Notes and the warrants to purchase shares of the Series B Preferred, based on their relative fair values, resulting in an original issue discount of $65.9 million. The allocated value of the Subordinated Notes at date of issuance, plus accrued interest on the face value and accreted interest on the original issue discount, are reflected as long-term debt. The fair value of the Series B Preferred was determined with the assistance of an independent third-party valuation firm, and the allocated fair value is reflected in additional paid-in capital in stockholders’ equity (deficit) section in our consolidated balance sheet. The purchasers of the Subordinated Notes exercised the warrants and converted the Series B Preferred into common stock in December 2004. The Series B Preferred was subsequently retired by our Board of Directors in 2005. The outstanding principal and interest-to-date of the Subordinated Notes, excluding the original issue discount, was $257.1 million as of December 31, 2005 and $223.0 million as of December 31, 2004.

Debt Covenants

The provisions of our Revolving Facility and Subordinated Notes contain a number of covenants that could restrict or limit our ability to:

•	incur more debt;

•	pay dividends, subject to financial measures and other conditions;

•	make other distributions;

•	issue stock of subsidiaries;

•	make investments or acquisitions;

•	repurchase stock;

•	create subsidiaries;

•	create liens;

•	enter into transactions with affiliates;

•	merge or consolidate; and

•	transfer and sell assets.

The ability to comply with these provisions may be affected by events beyond our control. The breach of any of these covenants could result in a default under our debt agreements and could trigger acceleration of repayment. Any default under such agreements might adversely affect our growth, financial condition, results of operations and the ability to make payments on indebtedness or meet other obligations. As of and during the years ended December 31, 2005 and 2004, we were in compliance with all covenants under the Revolving Facility and Subordinated Notes, as applicable.

Future Principal Payments

As of December 31, 2005, aggregate future principal payments of long-term debt are zero in each of the years 2005, 2006, and 2007, $58.0 million in 2008, and $401.9 million in 2009, consisting of $200.0 million in principal and $201.9 million of accrued non-cash interest, with no payments due thereafter. The weighted average interest rate applicable to our outstanding borrowings under the Revolving Facility and Subordinated Notes was 13.53% as of December 31, 2005 and 12.50% as of December 31, 2004.

Commitments and Contingencies

Our customer contracts generally span multiple periods, which result in us entering into arrangements with various suppliers of communications services that require us to maintain minimum spending levels, some of which increase over time, to secure favorable pricing terms. Our remaining aggregate minimum spending levels, allocated ratably over the terms of such contracts, are $58.6 million in 2006; $19.7 million in 2007; $7.5 million in 2008; and $89.5 million thereafter. Should we not meet the minimum spending levels in any given term, decreasing termination liabilities representing a percentage of the remaining contracted amount may become immediately due and payable. Furthermore, certain of these termination liabilities are subject to reduction should we experience the loss of a major customer or suffer a loss of revenue from a general economic downturn. Before considering the effects of any potential reductions for the business downturn provisions, if we had terminated all of these agreements as of December 31, 2005, the maximum liability would have been $31.2 million.

In the normal course of business, we are a party to certain guarantees and financial instruments with off-balance sheet risk, such as letters of credit, indemnifications, and operating leases, which are not reflected in our consolidated balance sheets. The agreements associated with such guarantees and financial instruments mature at various dates through July 2017 and may be renewed as circumstances warrant. As of December 31, 2005, we had $10.3 million in letters of credit pledged as collateral to support various property and equipment leases and utilities. In addition, certain of the operating leases assumed by us in the CWA net asset acquisition were collateralized by Cable & Wireless plc with letters of credit and guarantees. Such collateral remained in place following the acquisition, and we agreed to reimburse Cable & Wireless plc for any payments made under the collateral. Such collateral totals $15.1 million and will be replaced by us on or before July 2007. Our financial instruments are valued based on the amount of exposure under the instruments and the likelihood of performance being required. In our past experience, no claims have been made against these financial instruments nor do we expect the exposure to material losses resulting therefrom to be anything other than remote. As a result, we determined such financial instruments did not have significant value and have not recorded any related amounts in our consolidated financial statements.

We are subject to various legal proceedings and other actions arising in the normal course of business. While the results of such proceedings and actions cannot be predicted, we believe, based on facts known today, that the ultimate outcome of such proceedings and actions will not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

We have employment agreements with key executive officers that contain provisions with regard to base salary, bonus, stock-based compensation, and other employee benefits. These agreements also provide for severance benefits in the event of employment termination or a change in control.

The following table presents our undiscounted contractual cash obligations as of December 31, 2005 (in thousands):

	Payments Due by Period
	Total	1 Year	2 – 3 Years	4 – 5 Years	After 5 Years
Long-term debt(1)	$459,893	$—	$58,000	$401,893	$—
Asset retirement obligation	50,171	444	4,003	17,665	28,059
Operating leases	390,241	57,136	108,304	91,334	133,467
Capital lease obligations(2)	164,946	11,018	21,889	22,947	109,092
Unconditional purchase obligations	187,344	67,468	28,163	14,299	77,414

Total contractual cash obligations	$1,252,595	$136,066	$220,359	$548,138	$348,032

(1)	Includes interest accrued of $201.9 million over the remaining term of the Subordinated Notes. Interest is payable through the issuance of additional Subordinated Notes equal to the accrued interest payable at the time of settlement.
(2)	Includes interest payments of $104.5 million over the remaining term of the obligations.

CRITICAL ACCOUNTING POLICIES

We have identified the accounting policies below as critical to our business operations and to the understanding of our results of operations and financial position. For a detailed description on the application of these and other accounting policies, see Note 2 in the Notes to the Consolidated Financial Statements in this information statement. Note that our preparation of our Annual Report on Form 10-K, filed on February 28, 2006 requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Valuation of Long-Lived Assets

In accordance with SFAS 142 and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we evaluate long-lived assets for impairment annually or whenever events or changes in circumstances indicate the carrying amounts may not be recoverable. If we determine that the carrying value of the long-lived asset may not be recoverable, a permanent impairment charge is recorded for the amount by which the carrying value of the long-lived asset exceeds its fair value. Fair value is measured based on a discounted cash flow method using a discount rate determined by management. The estimates of cash flows and discount rate are subject to change due to the economic environment, including such factors as interest rates, expected market returns and volatility of markets served. Management believes that the estimates of future cash flows and fair value are reasonable; however, changes in estimates could result in an impairment charges. We had no asset impairment charges during the years ended December 31, 2005, 2004, or 2003.

Intangible Assets

We account for our intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 141, “Business Combinations,” as applicable. Our intangible assets were acquired through the WAM!NET transaction or the CWA net asset acquisition and, as such, were valued based on their estimated fair value relative to the estimated fair value of net assets received in these transactions. Identifiable intangible assets primarily include customer relationships, trademarks, patents, and peering agreements. Useful lives of these intangible assets are three to four years for customer relationships, four years for trademarks, eleven to fifteen years for patents, and seven years for peering agreements. As of December 31, 2005 and 2004, we had intangible assets of $8.5 million and $15.2 million, respectively.

Revenue Recognition

We derive the majority of our revenue from recurring revenue streams, consisting primarily of managed IP VPN, hosting, digital content services, and other network services, which is recognized as services are provided. Installation fees, although generally billed upon installation, are deferred and recognized ratably over the estimated average life of a customer contract. Revenue is recognized only when the related service has been provided and there is persuasive evidence of an arrangement, the fee is fixed or determinable, and collection is reasonably assured.

Allowance for Credits and Uncollectibles

We occasionally guarantee certain service levels in our individual customer contracts. To the extent that such service levels are not achieved, we estimate the amount of credits to be issued, based on historical credits provided and known disputes, and records a reduction to revenue, with a corresponding increase in the allowance for credits and uncollectibles.

We assess collectibility based on a number of factors, including customer payment history and creditworthiness. We generally do not request collateral from our customers although in certain cases we may obtain a security deposit. When evaluating revenue recognition and the adequacy of allowances, we maintain an allowance for uncollectibles and specifically analyze accounts receivable, current economic conditions and trends, historical bad debt write-offs, customer concentrations, customer creditworthiness, and changes in customer payment terms. Delinquent account balances are written-off after we have determined that the likelihood of collection is not probable.

Cost of Revenue

Invoices from communications service providers may exceed amounts we believe that we owe. Our practice is to identify these variances and engage in discussions with the vendors to resolve disputes. Accruals are maintained for the best estimate of the amount that will ultimately be paid. Variations in our estimates and ultimate settlement of vendor billings may have a material impact on our consolidated financial position, results of operations, or cash flows. Other operational expenses include rental costs, utilities, costs for hosting space, as well as salaries and related benefits for engineering, service delivery and provisioning, customer service, and operations personnel. Maintenance and operations costs for indefeasible rights of use (IRUs) are also reflected in cost of revenue.

Stock-Based Compensation

As permitted under SFAS No. 123, “Accounting for Stock-Based Compensation,” we account for employee stock options in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). Under APB 25, compensation expense is recognized based on the intrinsic value of equity instruments awarded, as determined on the grant date by the excess of the fair value of our common stock over the exercise price of the options granted. Compensation expense recognized in our consolidated statements of operations related to grants of options, warrants, RSUs, and RCS was $2.0 million in 2005, $11.1 million in 2004, and $14.0 million in 2003.

Income Taxes

Income taxes are accounted for using the asset and liability method, which provides for the establishment of deferred tax assets and liabilities for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and for income tax purposes, applying the enacted statutory tax rates in effect for the years in which differences are expected to reverse. Valuation allowances are established when it is more likely than not that recorded deferred tax assets will not be realized. We have provided a full valuation allowance on deferred tax assets arising primarily from tax loss carryforwards and other potential tax benefits according to SFAS No. 109, “Accounting for Income Taxes,” because the future realization of such benefit is uncertain. As a result, to the extent that those benefits are realized in future periods, they will favorably affect net income (loss). As of December 31, 2005, we had approximately $530.1 million in net operating loss carryforwards scheduled to expire between 2009 and 2024, of which approximately $253.2 million is subject to the Section 382 limitation of the Internal Revenue Code, which limits the amount of net operating losses that we may deduct for income tax purposes.

RECENTLY ISSUED ACCOUNTING STANDARDS

In June 2005, the Financial Accounting Standards Board (FASB) issued SFAS 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. Previously, most voluntary changes in accounting principles had to be recognized using a cumulative effect adjustment within the consolidated statement of operations during the period of the change. SFAS 154 requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, the Statement does not change the transition provisions of any existing accounting pronouncements. We do not believe the adoption of SFAS 154 will have a material effect on our consolidated financial position, results of operations, or cash flows.

In March 2005, the FASB issued Interpretation No. 47 (FIN 47), “Accounting for Conditional Asset Retirement Obligations,” that requires an entity to recognize a liability for a conditional asset retirement obligation when incurred if the liability can be reasonably estimated. FIN 47 clarifies that the term Conditional Asset Retirement Obligation refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. Adoption of FIN 47 is not expected to have a material impact on our consolidated financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 123(R), effective January 1, 2006, which is a revision of SFAS No. 123. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, restricted stock, and other stock-based instruments, to be recognized in the financial statements based on their fair values. As permitted by SFAS 123, we currently account for share-based payments to employees using the intrinsic value method under APB 25 and, as such, only recognize compensation cost for employee stock options to the extent that options have been issued with an exercise price below the fair market value of our common stock on the date of grant. Accordingly, the adoption of SFAS 123(R) will have an impact on our results of operations, although it will have no impact on our overall financial position. Based on unvested, outstanding employee stock options, RSUs, and RCS as of December 31, 2005, we estimate we will recognize $4.2 million in compensation cost for the year ended December 31, 2006. Had we adopted SFAS 123(R) in prior periods, the impact of adoption would have approximated the fair value disclosure of pro forma net loss and net loss per common share previously disclosed in our Quarterly and Annual Reports filed on Forms 10-Q and 10-K.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Interest Rate Risk

We are subject to market risks arising from changes in interest rates that affect our variable rate debt. As of December 31, 2005, we had borrowed a total of $58.0 million under our Revolving Facility. Amounts borrowed under the Revolving Facility bear interest at LIBOR or prime rates plus an applicable margin. As LIBOR rates fluctuate, interest expense on amounts borrowed fluctuates. The interest rate on our variable rate debt as of December 31, 2005, was 7.02%. A hypothetical increase in the interest rate by 1% on our variable rate debt would increase annual interest expense by approximately $0.6 million. The change in interest rates is based on hypothetical movements and is not necessarily indicative of the actual results that may occur. Future results of operations will be affected by actual fluctuations in interest rates.

Foreign Currency Exchange Rate Risk

Changes in foreign exchange rates did not materially impact our results of operations. We expect these percentages to decrease in the periods ahead as our United States business base grows. In the future, we may engage in hedging transactions to mitigate foreign exchange risk.

	Years Ended December 31,
	2005	2004	2003
Service revenue denominated in currencies other than the U.S. Dollar	6%	5%	6%
Direct and operating costs incurred in currencies other than the U.S. Dollar(1)	14%	12%	21%

(1)	Excludes depreciation, amortization, and accretion, net restructuring charges, integration costs, loss on sale of data center, and non-cash equity-based compensation.

We have performed a sensitivity analysis as of December 31, 2005, that measures the change in the fair values arising from a hypothetical 10% adverse movement in the exchange rates of the Euro, the British Pound, and the Japanese Yen relative to the U.S. Dollar with all variables held constant. The aggregated potential change in fair value resulting from a hypothetical 10% change in the above currencies was $1.5 million as of December 31, 2005 and $2.2 million as of December 31, 2004. A gain or loss in fair value associated with these currencies are generally recorded as a gain or loss on cumulative foreign currency translation adjustments in the stockholders’ equity (deficit) section in the accompanying consolidated balance sheets.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The 2005 consolidated financial statements and related notes thereto begin on page F-1 of this information statement.

SAVVIS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share data)

	March 31, 2006	December 31, 2005
	(unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$49,594	$61,166
Trade accounts receivable, less allowance for credits and uncollectibles of $10,633 and $9,995 as of March 31, 2006 and December 31, 2005, respectively	49,285	51,601
Prepaid expenses	7,661	7,166
Other current assets	11,642	8,960

Total Current Assets	118,182	128,893
Property and equipment, net	262,934	261,225
Intangible assets, net	7,286	8,531
Other non-current assets	11,641	10,997

Total Assets	$400,043	$409,646

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Payables and other trade accruals	$47,632	$46,398
Current portion of capital lease obligations	2,851	596
Other accrued liabilities	70,478	78,697

Total Current Liabilities	120,961	125,691
Long-term debt	271,691	275,259
Capital lease obligations, net of current portion	60,968	59,890
Other accrued liabilities	86,316	80,815

Total Liabilities	539,936	541,655

Stockholders’ Deficit:
Series A Convertible Preferred Stock at accreted value; $0.01 par value, 210,000 shares authorized; 203,070 shares issued as of March 31, 2006 and December 31, 2005; 202,490 shares outstanding as of March 31, 2006 and December 31, 2005, respectively	314,033	305,173
Common stock; $0.01 par value, 1,500,000,000 shares authorized; 12,521,922 and 12,089,852 shares issued and outstanding as of March 31, 2006 and December 31, 2005, respectively	1,878	1,813
Additional paid-in capital	349,657	353,836
Accumulated deficit	(802,982)	(790,534)
Accumulated other comprehensive loss	(2,479)	(2,297)

Total Stockholders’ Deficit	(139,893)	(132,009)

Total Liabilities and Stockholders’ Deficit	$400,043	$409,646

The accompanying notes are an integral part of these condensed consolidated financial statements.

SAVVIS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except share data)

	Three Months Ended March 31,
	2006	2005
Revenue	$179,955	$162,172
Operating Expenses:
Cost of revenue(1)(2)	112,754	109,087
Sales, general, and administrative expenses(2)	43,571	37,525
Depreciation, amortization, and accretion	19,926	18,819
Integration costs	—	2,061

Total Operating Expenses	176,251	167,492

Income (Loss) from Operations	3,704	(5,320)
Net interest expense and other	16,152	15,562

Net Loss	(12,448)	(20,882)
Accreted and deemed dividends on Series A Convertible Preferred Stock	11,188	9,991

Net Loss Attributable to Common Stockholders	$(23,636)	$(30,873)

Basic and Diluted Loss Per Common Share	$(1.95)	$(2.57)

Basic and Diluted Weighted Average Common Shares Outstanding(3)	12,152,532	12,029,808

(1)	Excludes depreciation, amortization, and accretion, which is reported separately.
(2)	Cost of revenue includes $0.2 million and less than $0.1 million of non-cash equity-based compensation for the three months ended March 31, 2006 and 2005, respectively. Sales, general, and administrative expenses include $1.6 million and $0.1 million of non-cash equity-based compensation for the three months ended March 31, 2006 and 2005, respectively.
(3)	As the effects of including the incremental shares associated with options, warrants, unvested restricted stock, and Series A Convertible Preferred Stock are anti-dilutive, they are not included in diluted weighted average common shares outstanding. Diluted common shares on an as converted basis were 42,305,734 and 37,766,460 as of March 31, 2006 and 2005, respectively.

The accompanying notes are an integral part of these condensed consolidated financial statements.

SAVVIS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Three Months Ended March 31,
	2006	2005
Cash Flows from Operating Activities:
Net loss	$(12,448)	$(20,882)
Reconciliation of net loss to net cash provided by operating activities:
Depreciation, amortization, and accretion	19,926	18,819
Non-cash equity-based compensation	1,817	123
Accrued interest	12,787	11,765
Net changes in operating assets and liabilities:
Trade accounts receivable	1,046	1,641
Prepaid expenses and other current and other non-current assets	(2,093)	(2,180)
Payables and other trade accruals	2,213	3,185
Deferred revenue	5,234	(939)
Other accrued liabilities	(9,617)	(1,552)

Net cash provided by operating activities	18,865	9,980

Cash Flows from Investing Activities:
Payments for capital expenditures	(16,465)	(14,121)
Other investing activities, net	70	(834)

Net cash used in investing activities	(16,395)	(14,955)

Cash Flows from Financing Activities:
Payments under capital lease obligations	(168)	(36)
Principal payments under revolving credit facility	(16,000)	—
Other financing activities	2,240	(10)

Net cash used in financing activities	(13,928)	(46)

Effect of exchange rate changes on cash and cash equivalents	(114)	(82)

Net Decrease in Cash and Cash Equivalents	(11,572)	(5,103)
Cash and Cash Equivalents, Beginning of Period	61,166	55,369

Cash and Cash Equivalents, End of Period	$49,594	$50,266

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$3,812	$3,788

Non-cash Investing and Financing Activities:
Accreted and deemed dividends on Series A Convertible Preferred Stock	$11,188	$9,991

Assets acquired through capital lease obligations	$3,463	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

SAVVIS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(dollars in thousands)

	Number of Shares Outstanding		Series A Convertible Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit
	Series A Convertible Preferred Stock	Common Stock
Balance at December 31, 2005	202,490	12,089,852	$305,173	$1,813	$353,836	$(790,534)	$(2,297)	$(132,009)
Net loss	—	—	—	—	—	(12,448)	—	(12,448)
Foreign currency translation adjustments	—	—	—	—	—	—	(182)	(182)

Comprehensive loss	—	—	—	—	—	—	—	(12,630)
Deemed dividends on Series A Convertible Preferred Stock	—	—	11,188	—	(11,188)	—	—	—
Beneficial conversion feature of deemed dividends on Series A Convertible Preferred Stock	—	—	(2,328)	—	2,328	—	—	—
Issuance of common stock upon exercise of stock options	—	258,522	—	39	2,908	—	—	2,947
Issuance of common stock upon exercise of warrants	—	173,548	—	26	(26)	—	—	—
Recognition of deferred compensation costs	—	—	—	—	1,103	—	—	1,103
Recognition of stock option modification costs	—	—	—	—	696	—	—	696

Balance at March 31, 2006	202,490	12,521,922	$314,033	$1,878	$349,657	$(802,982)	$(2,479)	$(139,893)

The accompanying notes are an integral part of these condensed consolidated financial statements.

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data and where indicated)

NOTE 1—DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

SAVVIS, Inc. (the Company) is a global information technology (IT) services company delivering integrated hosting, network, digital content services, industry solutions, security, and professional services to businesses around the world and to various segments of the U.S. federal government.

These unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, under the rules and regulations of the U.S. Securities and Exchange Commission (the SEC), and on a basis substantially consistent with the audited consolidated financial statements of the Company as of and for the year ended December 31, 2005. Such audited financial statements are included in the Company’s Annual Report on Form 10-K (the Annual Report) filed with the SEC. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and footnotes included in the Annual Report.

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. In the opinion of management, such financial statements include all adjustments, which consist of only normal recurring adjustments, necessary for a fair presentation of the results for the periods presented. All intercompany balances and transactions have been eliminated in consolidation. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from such estimates and assumptions. Estimates used in the Company’s consolidated financial statements include, among others, accruals for commercial disputes and billing errors by vendors, allowance for credits and uncollectibles, valuation of the Subordinated Notes and warrants, valuation of the fair value of certain liabilities assumed in the acquisition of Cable & Wireless USA, Inc. and Cable & Wireless Internet Services, Inc., together with the assets of certain of their affiliates (collectively, CWA), and the valuation of long-lived assets. In addition, certain amounts from prior years have been reclassified to conform to the current year presentation.

On May 10, 2006, the Board of Directors of the Company declared a 1-for-15 reverse stock split of the Company’s common stock (see Note 9). The record date for the reverse stock split was June 5, 2006 and the effective date was June 6, 2006. All share and per share information included in the accompanying consolidated financial statements and related notes thereto have been adjusted for the reverse stock split.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition and Allowance for Credits and Uncollectibles

The Company derives the majority of its revenue from recurring revenue streams, consisting primarily of managed IP VPN, hosting, digital content services, and other network services, which is recognized as services are provided. Installation fees, although generally billed upon installation, are deferred and recognized ratably over the estimated average life of a customer contract. Revenue is recognized only when the related service has been provided, there is persuasive evidence of an arrangement, the fee is fixed or determinable, and collection is reasonably assured.

The Company occasionally guarantees certain service levels in its individual customer contracts. To the extent that such service levels are not achieved, the Company estimates the amount of credits to be issued, based on historical credits provided and known disputes, and records a reduction to revenue, with a corresponding increase in the allowance for credits and uncollectibles.

The Company assesses collectibility based on a number of factors, including customer payment history and creditworthiness. The Company generally does not request collateral from its customers although in certain cases

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except share data and where indicated)

it may obtain a security deposit. When evaluating revenue recognition and the adequacy of allowances, the Company maintains an allowance for uncollectibles and specifically analyzes accounts receivable, current economic conditions and trends, historical bad debt write-offs, customer concentrations, customer creditworthiness, and changes in customer payment terms. Delinquent account balances are written-off after management has determined that the likelihood of collection is not probable.

Cost of Revenue

Invoices from communications service providers may exceed amounts the Company believes it owes. The Company’s practice is to identify these variances and engage in discussions with the vendors to resolve disputes. Accruals are maintained for the best estimate of the amount that will ultimately be paid. Variations in the Company’s estimate and ultimate settlement of vendor billings may have a material impact on the Company’s consolidated financial position, results of operations, or cash flows. Other operational expenses include rental costs, utilities, costs for hosting space, as well as salaries and related benefits for engineering, service delivery and provisioning, customer service, and operations personnel. Maintenance and operations costs for indefeasible rights of use (IRUs) are also reflected in cost of revenue.

Share-Based Payments

As of March 31, 2006, the Company had two share-based compensation plans—the SAVVIS, Inc. 2003 Compensation Plan (the 2003 Plan) and the 1999 Stock Option Plan (the 1999 Plan), collectively referred to herein as the Plans. The 2003 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, unrestricted stock, stock units, dividend equivalent rights and cash awards while the 1999 Plan provides only for the grant of stock options. Any of these awards may be granted as performance incentives to reward attainment of annual or long-term performance goals. The Plans have 5.7 million shares authorized for grants of options or other share-based instruments. Stock options are generally granted with contractual terms of 10 years and graded vesting over four years. Restricted stock awards granted, which have been awarded only to non-employee directors, vest over three years. Restricted stock units granted to certain employees have included performance features, with vesting expected over periods ranging from three to four years.

The Company recognizes compensation expense over the vesting period for share-based awards. Under the Plans, the Company recognized total non-cash stock-based compensation costs of $1.8 million and $0.1 million for unvested, outstanding stock options, restricted stock and restricted stock units during the three months ended March 31, 2006 and 2005, respectively (see Note 7). The majority of these amounts were reflected in selling, general and administrative expenses in the accompanying condensed consolidated statements of operations, with the remainder included in cost of revenue. As of March 31, 2006, the Company had $17.7 million of unrecognized compensation cost related to share-based compensation that is expected to be ultimately recognized, which includes 1.2 million restricted stock units, less than 0.1 million shares of restricted common stock, and 0.3 million stock options that have a weighted average exercise price of $11.25 per share. The unrecognized compensation cost is expected to be recognized over a weighted-average period of 3.0 years.

Prior to January 1, 2006, the Company accounted for share-based awards under those plans using the recognition and measurement provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, as permitted by SFAS 123, “Accounting for Stock-Based Compensation.” As such, the Company only recognized compensation cost for share-based awards to the extent such awards were issued with an exercise price below the fair market value of the Company’s common stock on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123(R), “Share-Based Payment,” using the modified-prospective-transition method. Under such method, compensation cost recognized in the accompanying condensed consolidated statement of operations for the three months ended March 31, 2006 includes a) compensation cost for all share-based payments granted prior

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except share data and where indicated)

to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). Results for prior periods have not been restated for the adoption of SFAS 123(R).

As a result of adopting SFAS 123(R) on January 1, 2006, the Company’s net loss for the three months ended March 31, 2006 was $0.1 million lower than if it had continued to account for share-based awards under APB 25 and follow the disclosure provisions only of SFAS 123. Basic and diluted loss per common share would not have changed. Prior to and after the adoption of SFAS 123(R), the Company has not realized the tax benefits of deductions resulting from the exercise of share-based awards due to the Company’s history of net operating losses.

The following table presents the effect on net loss and net loss per common share for the three months ended March 31, 2005 as if the Company had applied the fair value recognition provisions of SFAS 123 to stock options granted under the Company’s share-based compensation plans. For purposes of this pro forma disclosure, the value of the options is estimated using the Black-Scholes option pricing model and amortized to expense on a straight-line basis over the options’ vesting periods.

Three Months Ended March 31, 2005
Net loss attributable to common stockholders, as reported, adjusted for:	$(30,873)
Stock-based compensation expense	123
Pro forma stock-based compensation expense	(1,690)

Pro forma net loss attributable to common stockholders	$(32,440)

Basic and diluted net loss per common share:
As reported	$(2.57)

Pro forma	$(2.70)

The assumptions utilized in the determination of fair value for stock options during the three months ended March 31, 2006 and 2005, based on current and historical experience, were as follows: expected volatility of 99.5% and 107.3%; risk-free interest rates of 4.8% and 3.8%; dividend yield of 0%; contractual option lives of 10 years; and expected option lives of 3.3 years and 4.0 years, respectively.

In addition, in December 2005, prior to the adoption of SFAS 123(R), the compensation committee of the board of directors approved the acceleration of vesting of certain unvested and “out-of-the-money” stock options with exercise prices equal to or greater than $11.25 per share previously awarded to employees, including certain executive officers and non-employee directors, under the Company’s equity compensation plans. The acceleration of vesting was effective for stock options outstanding as of December 13, 2005. Options to purchase approximately 1.4 million shares of common stock, including approximately 0.4 million options held by executive officers and less than 0.1 million options held by non-employee directors, were subject to the acceleration, which resulted in 92% of the Company’s outstanding options being vested. The purpose of the acceleration was to enable the Company to minimize the amount of compensation expense recognized in association with these options in its consolidated statements of operations upon adoption of SFAS 123(R). Management believes that the aggregate future expense that was eliminated as a result of the acceleration of the vesting of these options was approximately $11.2 million. Management also believed that because the options

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except share data and where indicated)

that were accelerated had exercise prices in excess of the market value of the Company’s common stock on the date of acceleration, the options had limited economic value and were not fully achieving their original objective of incentive compensation and employee retention.

Income Taxes

Income taxes are accounted for using the asset and liability method, which provides for the establishment of deferred tax assets and liabilities for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and for income tax purposes, applying the enacted statutory tax rates in effect for the years in which differences are expected to reverse. Valuation allowances are established when it is more likely than not the deferred tax assets will not be realized. The Company has provided a full valuation allowance on tax loss carryforwards and other potential tax benefits according to SFAS 109, “Accounting for Income Taxes,” because the future realization of the tax benefit is uncertain. As a result, to the extent that those benefits are realized in future periods, they will favorably affect net income. At March 31, 2006, the Company had approximately $526 million in net operating loss carryforwards scheduled to expire between 2009 and 2024, of which approximately $253 million is subject to the Section 382 limitation of the Internal Revenue Code, which limits the amount of net operating losses that the Company may deduct for income tax purposes.

NOTE 3—PROPERTY AND EQUIPMENT

Communications and data center equipment, office equipment, and other equipment are recorded at cost and depreciated using the straight-line method over estimated useful lives, which range from three to fifteen years. Facilities and leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining lease terms, which range from two to fifteen years. The following table presents property and equipment, by major category, as of March 31, 2006 and December 31, 2005:

	March 31, 2006	December 31, 2005
Communications and data center equipment	$419,070	$408,300
Facilities and leasehold improvements	160,367	157,171
Office equipment and other	51,213	48,706

	630,650	614,177
Less accumulated depreciation and amortization	(367,716)	(352,952)

Property and equipment, net	$262,934	$261,225

Depreciation expense was $16.1 million and $13.1 million for the three months ended March 31, 2006 and 2005, respectively.

The cost of equipment and facilities held under capital lease was $127.5 million and $124.0 million as of March 31, 2006 and December 31, 2005, respectively. Accumulated amortization of such assets held under capital lease was $78.8 million and $77.7 million as of March 31, 2006 and December 31, 2005, respectively. Amortization expense for equipment and facilities held under capital lease was $0.9 million and $2.2 million for the three months ended March 31, 2006 and 2005, respectively.

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except share data and where indicated)

NOTE 4—LONG-TERM DEBT

The following table presents long-term debt as of March 31, 2006 and December 31, 2005:

	March 31, 2006	December 31, 2005
Proceeds from issuance of the Subordinated Notes	$200,000	$200,000
Adjustment for the valuation of warrants issued for Series B Preferred (original issue discount)	(65,872)	(65,872)

Adjusted value of the Subordinated Notes	134,128	134,128
Accrued interest on the Subordinated Notes	70,194	60,867
Accretion of the original issue discount	25,369	22,264

Balance of the Subordinated Notes	229,691	217,259
Revolving Credit Facility	42,000	58,000

Total long-term debt	$271,691	$275,259

Revolving Credit Facility

On June 10, 2005, the Company and certain of its subsidiaries entered into a credit agreement with Wells Fargo Foothill, Inc., as arranger and administrative agent, and certain other lenders to provide the Company with an $85.0 million revolving credit facility (the Revolving Facility), which includes a $15.0 million letter of credit facility. The Revolving Facility may be used for working capital and other general corporate purposes. The Revolving Facility matures, and all outstanding borrowings and unpaid interest are due, on December 9, 2008. In addition, all outstanding borrowings are subject to mandatory prepayment upon certain events, including the availability of less than $7.0 million in borrowing capacity and qualified cash balances, as defined by the Revolving Facility agreement. As of March 31, 2006, the $85.0 million Revolving Facility included outstanding principal of $42.0 million, outstanding letters of credit of $11.3 million (see Note 6), and unused availability of $31.7 million. The Company paid down $16.0 million in the first quarter of 2006. The Company may terminate the Revolving Facility prior to maturity, provided that the Company pays a premium of 2.0% of the revolver amount if terminated during the first 12 months of the Revolving Facility term, a premium of 0.5% of the revolver amount if terminated during the 12 months thereafter, and no premium during the remainder of the term.

The Revolving Facility contains affirmative covenants, negative covenants, and financial covenants. The negative covenants place restrictions on, among other things, levels of investments, indebtedness, and dividend payments that the Company may make or incur. The financial covenants, which apply only if the Company maintains qualified cash and availability of less than $35.0 million, require the maintenance of certain financial measures at defined levels. Under the Revolving Facility, borrowings bear interest determined by a base LIBOR rate of one to six months plus an additional 2.75% to 3.25%, determined by certain financial measures, with a minimum interest rate at all times of 5.25%. As of March 31, 2006, the Revolving Facility bears weighted average interest at 7.63% based on the one-month and six-month LIBOR set in March 2006. As of March 31, 2006, the one-month LIBOR was 4.83%, the six-month LIBOR was 5.14% and the additional interest spread above LIBOR was 2.75%, lowered from 3.00% during the three months ended March 31, 2006 due to the Company’s achievement of certain financial measures. Interest is payable at varying dates, as outlined in the Revolving Facility agreement, generally every one to three months. Unused commitments on the Revolving Facility are subject to a 0.5% annual commitment fee. The Revolving Facility is secured by substantially all of the Company’s domestic properties and assets. The carrying amount of the Company’s obligations under the Revolving Facility approximate fair value because the interest rates are based on floating interest rates identified by reference to market rates.

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except share data and where indicated)

Subordinated Notes

In February 2004, the Company issued $200.0 million of Subordinated Notes. The proceeds were used to fund the CWA asset acquisition and related operational, working capital, and capital expenditure requirements. Debt issuance costs associated with the Subordinated Notes were $2.0 million, consisting of fees to the purchasers of the Subordinated Notes, and were capitalized in other current and other non-current assets in the accompanying condensed consolidated balance sheets and are being amortized to interest expense using the effective interest method until maturity. The Subordinated Notes accrued interest based on a 365-day year at a rate of 12.5% per annum until February 3, 2005 and 15% per annum thereafter, payable semi-annually on June 30 and December 31 through the issuance of additional Subordinated Notes equal to the accrued interest payable at the time of settlement. Prior to January 29, 2008, the Company may redeem the Subordinated Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, plus a make-whole premium. The make-whole premium is equal to all remaining interest to be paid on the Subordinated Notes from the date of the redemption notice through January 30, 2008 discounted semi-annually at a rate equal to the treasury rate plus 0.5%, plus 1% of the principal amount of the Subordinated Notes. After January 30, 2008, the Company may redeem the Subordinated Notes, in whole but not in part, at a redemption price equal to 101% of the principal amount plus all accrued and unpaid interest. Upon a change of control, the holders of the Subordinated Notes have the right to require the Company to redeem any or all of the Subordinated Notes at a cash price equal to 100% of the principal amount of the Subordinated Notes, plus all accrued and unpaid interest as of the effective date of such change in control. The Subordinated Notes mature in a single installment on January 30, 2009. The outstanding principal and interest-to-date of the Subordinated Notes, excluding the original issue discount, was $266.7 million and $257.1 million as of March 31, 2006 and December 31, 2005, respectively.

Warrants exercisable for Series B Preferred were issued with the Subordinated Notes. The $200.0 million in proceeds from issuance were allocated between the Subordinated Notes and the warrants for Series B Preferred, based on their relative fair values, resulting in an original issue discount of $65.9 million. The allocated value of the Subordinated Notes at date of issuance, plus accrued interest on the face value and accreted interest on the original issue discount, are reflected as long-term debt in the accompanying condensed consolidated balance sheets. The fair value of the Series B Preferred was determined with the assistance of an independent third-party valuation firm, and the allocated fair value is reflected in additional paid-in capital in stockholders’ equity (deficit) in the accompanying consolidated balance sheet. The purchasers of the Subordinated Notes exercised the warrants and the Series B Preferred were converted into common stock in December 2004. The Series B Preferred was retired by the Company’s Board of Directors in December 2005.

Debt Covenants

The provisions of the Company’s Revolving Facility and Subordinated Notes contain a number of covenants including, but not limited to, restricting or limiting the Company’s ability to incur more debt, pay dividends, and repurchase stock (subject to financial measures and other conditions). The ability to comply with these provisions may be affected by events beyond the Company’s control. The breach of any of these covenants could result in a default under the Company’s debt agreements and could trigger acceleration of repayment. As of and during the three months ended March 31, 2006 and the year ended December 31, 2005, the Company was in compliance with all covenants under the Revolving Facility and Subordinated Notes, as applicable.

Future Principal Payments

As of March 31, 2006, aggregate future principal payments of long-term debt were zero in 2006 and 2007, $42.0 million in 2008, and $401.9 million in 2009, consisting of $200.0 million in principal and $201.9 million

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except share data and where indicated)

of accrued non-cash interest, with no payments due thereafter. The weighted average interest rate applicable to the Company’s outstanding borrowings under the Revolving Facility and Subordinated Notes was 14.00% as of March 31, 2006 and 13.53% as of December 31, 2005.

NOTE 5—OTHER ACCRUED LIABILITIES

The following table presents the components of other accrued liabilities as of March 31, 2006 and December 31, 2005:

	March 31, 2006	December 31, 2005
Current other accrued liabilities:
Wages, employee benefits, and related taxes	$15,807	$23,190
Deferred revenue	17,093	15,775
Taxes payable	6,748	6,036
Acquired contractual obligations in excess of fair value and other	7,707	7,872
Accrued outside services	12,376	14,372
Other current liabilities	10,747	11,452

Total current other accrued liabilities	$70,478	$78,697

Non-current other accrued liabilities:
Deferred revenue	$16,239	$12,309
Acquired contractual obligations in excess of fair value and other	27,055	27,965
Asset retirement obligation	22,799	21,965
Other non-current liabilities	20,223	18,576

Total non-current other accrued liabilities	$86,316	$80,815

NOTE 6—COMMITMENTS, CONTINGENCIES AND OFF-BALANCE SHEET ARRANGEMENTS

The Company’s customer contracts generally span multiple periods, which result in the Company entering into arrangements with various suppliers of communications services that require the Company to maintain minimum spending levels, some of which increase over time, to secure favorable pricing terms. The Company’s remaining aggregate minimum spending levels, allocated ratably over the terms of such contracts, are $67.0 million, $27.7 million, $7.5 million, and $89.5 million in years 2006, 2007, 2008, and thereafter, respectively. Should the Company not meet the minimum spending levels in any given term, decreasing termination liabilities representing a percentage of the remaining contracted amount may become immediately due and payable. Furthermore, certain of these termination liabilities are subject to reduction should the Company experience the loss of a major customer or suffer a loss of revenue from a general economic downturn. Before considering the effects of any potential reductions for the business downturn provisions, if the Company had terminated all of these agreements as of March 31, 2006, the maximum liability would have been $82.5 million.

The Company is subject to various legal proceedings and other actions arising in the normal course of business. While the results of such proceedings and actions cannot be predicted, management believes, based on facts known to it today, that the ultimate outcome of such proceedings and actions will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

The Company has employment agreements with key executive officers that contain provisions with regard to base salary, bonus, stock-based compensation, and other employee benefits. These agreements also provide for severance benefits in the event of employment termination or a change in control of the Company.

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except share data and where indicated)

In the normal course of business, the Company is a party to certain guarantees and financial instruments with off-balance sheet risk, such as letters of credit, indemnifications and operating leases, which are not reflected in its consolidated balance sheets. The agreements associated with such guarantees and financial instruments mature at various dates through July 2017 and may be renewed as circumstances warrant. As of March 31, 2006, the Company had $11.3 million in letters of credit pledged as collateral to support various property and equipment leases and utilities. In addition, certain of the operating leases assumed by the Company in the CWA asset acquisition were collateralized by Cable & Wireless plc with letters of credit and guarantees. Such collateral remained in place following the acquisition, and the Company agreed to reimburse Cable & Wireless plc for any payments made under the collateral. Such collateral totals $15.1 million and will be replaced by the Company on or before July 2007. The Company’s financial instruments are valued based on the amount of exposure under the instruments and the likelihood of performance being required. In management’s past experience, no claims have been made against these financial instruments nor does it expect the exposure to material losses resulting there from to be anything other than remote. As a result, the Company determined such financial instruments do not have significant value and has not recorded any related amounts in its condensed consolidated financial statements.

NOTE 7—STOCKHOLDERS’ EQUITY

The following table presents diluted common shares, on an as-converted basis, as of March 31, 2006 and December 31, 2005:

	March 31, 2006	December 31, 2005
Total common shares outstanding	12,521,922	12,089,852
Series A Preferred on an as-converted basis	28,182,175	27,394,581
Unvested restricted stock units	1,226,000	951,000
Warrants and options outstanding (treasury method)	375,636	308,920

Diluted common shares, on an as-converted basis	42,305,733	40,744,353

Restricted Stock Units

In August 2005, the compensation committee awarded 1.3 million restricted stock units (RSUs) to executives and employees under the 2003 Plan, of which 0.4 million were subsequently forfeited upon employment terminations in 2005 and the first quarter of 2006. In March 2006, the compensation committee awarded 0.3 million RSUs to executives. The Company received no cash consideration for such awards. Such awards resulted in deferred compensation of $13.1 million and $5.5 million in 2005 and 2006, respectively, which represents the fair value of the RSUs on the date of grant. The vesting of the RSUs is subject to continued employment and the Company’s achievement of financial performance targets over a period of up to four years. RSUs represent common stock but do not give the recipient any actual ownership interest in the Company’s common stock, other than the right to receive cash dividends, until vested and the shares of common stock underlying the RSUs are delivered. Deferred compensation is being amortized on a straight-line basis and recognized as non-cash equity-based compensation over the requisite service period. Compensation expense associated with RSUs was $1.0 million during the three months ended March 31, 2006. If the Company believes it is probable that it will achieve its performance targets, non-cash equity-based compensation will be accelerated to ensure that the amount of non-cash equity-based compensation recorded is reflective of the accelerated vesting of RSUs.

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except share data and where indicated)

Stock Options

Compensation expense associated with stock options was $0.8 million during the three months ended March 31, 2006, including $0.7 million associated with the modification of a term of an executive’s stock option agreement.

Warrants

In connection with its recapitalization in 2002, the Company issued warrants to Nortel Networks, Inc. (Nortel) to purchase approximately 0.4 million shares of the Company’s common stock for $11.25 per share. In March 2006, Nortel exercised its warrants pursuant to a cashless exercise and received approximately 0.2 million shares of the Company’s common stock.

The following table presents information associated with the Company’s stock-based compensation awards for the three months ended March 31, 2006 (in thousands):

	Three Months Ended March 31, 2006
	Restricted Stock Units	Restricted Stock	Options	Warrants
Outstanding at beginning of period	951	10	3,470	873
Granted	347	—	87	—
Delivered/Exercised	—	—	(258)	(429)
Forfeited	(72)	—	(59)	—

Outstanding at end of period	1,226	10	3,240	444

NOTE 8—INDUSTRY SEGMENT AND GEOGRAPHIC REPORTING

SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information,” prescribes standards for reporting information about operating segments in annual financial statements and in interim financial reports. Operating segments are defined as components of an enterprise about which separate financial information is available that is regularly evaluated by the chief operating decision maker or decision making group, to determine how resources should be allocated and to assess operating performance.

The Company’s operations are managed on the basis of three geographic regions: Americas, Europe and Asia. Management evaluates the performance of such regions and allocates resources to them based primarily on revenue. The Company has evaluated the criteria for aggregation of its geographic regions under SFAS 131 and believes it meets each of the respective criteria set forth therein. Each geographic region provides all of the Company’s services to businesses in various industries. In addition, the geographic regions utilize similar means for delivering the Company’s services; have similarity in the types of customer receiving the products and services; distribute the Company’s services over a unified network; and operate within a consistent regulatory environment. In light of these factors, management has determined that the Company has one reportable segment.

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except share data and where indicated)

The table below presents selected financial information for the Company’s geographic regions as of and for the three months ended March 31, 2006 and 2005. For such periods, revenue earned in the U.S. represented approximately 83% of total revenue.

	Three Months Ended March 31,
	2006	2005
Revenue:
Americas	$148,806	$134,820
Europe	20,610	17,399
Asia	10,539	9,953

Total revenue	$179,955	$162,172

	March 31, 2006	December 31, 2005
Property and equipment, net (end of period):
Americas	$251,657	$249,922
Europe	9,428	9,649
Asia	1,849	1,654

Total property and equipment, net	$262,934	$261,225

Substantially all of the Company’s intangible assets and other non-current assets reside in the Americas geographic region.

NOTE 9—SUBSEQUENT EVENTS

On May 10, 2006, the Board of Directors of the Company declared a 1-for-15 reverse stock split of the Company’s common stock. The record date for the reverse stock split was June 5, 2006 and the effective date was June 6, 2006. All share and per share information included in the accompanying condensed consolidated financial statements and related notes thereto have been adjusted for the reverse stock split. Stockholders will receive cash in lieu of any fraction of a share that any stockholder would otherwise be entitled to receive as a result of the reverse stock split.

Also on May 10, 2006, the Company announced that it had entered into an Exchange and Recapitalization Agreement (the Exchange Agreement) with the holders of its Series A Preferred, par value $0.01 per share, pursuant to which the holders have agreed to exchange (the Exchange) their shares of Series A Preferred for an aggregate of 37,417,347 shares of the Company’s common stock, par value $0.01 per share. The Company anticipates the Exchange will be effected by July 2006.

Holders of the Series A Preferred, representing approximately 99% of the shares to be received in the Exchange, have agreed not to sell any of such shares, except in certain circumstances, until November 1, 2006.

While the accompanying condensed consolidated financial statements and related notes thereto have been adjusted to reflect the reverse stock split previously described, they have not been revised to reflect the Exchange. The Exchange will result in the issuance of 37,417,347 additional shares of the Company’s common stock, further diluting the existing holdings of common stockholders prior to the Exchange.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

You should read the following discussion in conjunction with our accompanying unaudited condensed consolidated financial statements and notes thereto, and our audited consolidated financial statements, notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations as of and for the year ended December 31, 2005, included in this information statement. The results shown herein are not necessarily indicative of the results to be expected in any future periods. This discussion contains forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) based on current expectations which involve risks and uncertainties. Actual results and the timing of events could differ materially from the forward-looking statements as a result of a number of factors. For a discussion of the material factors that could cause actual results to differ materially from the forward-looking statements, you should read “Risk Factors” included in this information statement.

EXECUTIVE SUMMARY

SAVVIS, Inc. is a global information technology (IT) services company delivering integrated hosting, network, digital content services, industry solutions, security, and professional services to businesses around the world and various segments of the U.S. federal government. Our unique solutions model combines advanced virtualization technology, a utility services approach, and automated software management and provisioning systems to deliver access to a suite of IT services that offer high availability, business agility and disruptive economics. Our solutions enable customers to focus on their core business while we ensure the performance of their IT infrastructure. We have approximately 5,200 customers across all industries with a particular emphasis in the financial services, media and entertainment, retail, and the U.S. federal government sectors.

Services

Although we operate in one operating segment separated by geographic location, the following briefly describes our services by revenue category:

Managed IP VPN

Managed IP VPN includes revenue primarily from our IP VPN. This service is a fully managed, end-to-end service that includes all hardware, management systems, and operations to transport video and data applications. This service has built-in security, fully-meshed connectivity, and the ability to assign individual service levels to different applications so each application receives the performance levels it requires and reduces unused capacity.

Hosting

Hosting revenue includes revenue from our managed hosting solutions. Hosting includes the facilities, networks, servers, storage, and operations to run business applications. Customers can take advantage of our flexible service model which allows them to decide the right combination of our service for their applications from basic colocation to managed hosting to utility computing.

Digital Content Services

Revenue from digital content services, or media services, includes our WAM!NET services, digital media services and Content Delivery Network (CDN) services. These services provide a managed infrastructure tied to workflow applications that enhance the creation, production and distribution of digital content and streaming media. These services help customers manage, share, store and distribute their digital content inside their organization and throughout supply chains outside of their organization.

Other Network Services

Other network services include Internet access and private line services to enterprises and wholesale carrier customers. These services can be purchased individually or in combination. The network portfolio emphasizes high performance and availability, end-to-end management and monitoring, security, fully-meshed connectivity between customer sites for improved reliability and efficiency, and cost effectiveness.

Our customers’ varied and individual needs often require that our portfolio of services be combined and integrated in order to best suit their needs. To address these needs, we also offer the following services:

Industry Solutions

Industry solutions integrate powerful applications with our global infrastructure to deliver services that enhance industry-specific workflows and improve enterprise productivity. These services support the financial services, media and entertainment and retail markets and the U.S. federal government. Cross-industry solutions for email and collaboration are also available.

Professional Services

Professional services are provided through a group of industry experts and skilled practitioners that allow our customers to get the maximum value out of our company’s services. We offer assistance and consultation in security, web-based applications, business recovery, program management, infrastructure, and migration.

Business Trends

Our financial results continue to be affected by competition in our industry. We expect competitive factors in our industry to continue to affect the prices for our services and our results of operations. Price pressures vary by product and service. Prices for telecommunications services, including the services we offer, have decreased over the past several years, and we expect to continue to see decreases for the foreseeable future. To some extent, the impact of lower prices that we charge our customers has been offset by lower costs incurred by us to provide the service. In addition, unmanaged bandwidth services have experienced significant price pressure. In contrast, colocation services have enjoyed more stable pricing, and we believe these services will continue to maintain stability and grow in certain markets as we provide more value-added services to our customers.

We have also addressed industry-wide price competition and price decreases by broadening the range of services that we offer, including the addition of CDN services, colocation services, carrier wholesale services, consulting services, and an expanded portfolio of managed security services as a result of our acquisition of the assets of Cable & Wireless USA, Inc. and Cable & Wireless Internet Services, Inc., together with the acquisition of assets of certain of their affiliates (CWA) in March 2004.

In evaluating our financial results and the performance of our business, our management reviews our revenues, gross profit, defined as revenue less cost of revenue, excluding depreciation, amortization, and accretion, gross margin and operating income. In addition, management evaluates these indicators on a quarterly and annual basis in order to have a complete understanding of business trends. The following table presents a quarterly overview of these indicators for the periods indicated (in thousands):

	Three Months Ended
	March 31, 2006	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005
Revenue	$179,955	$171,513	$166,127	$167,200	$162,172
Gross profit(1)(2)	67,201	60,736	59,110	58,532	53,085
Gross margin(3)	37%	35%	36%	35%	33%
Income (loss) from operations	3,704	2,836	2,310	(3,502)	(5,320)

(1)	Gross profit represents total revenue less cost of revenue, which excludes depreciation, amortization, and accretion.
(2)	Gross profit in 2005 has been adjusted to reflect a portion of non-cash stock-based compensation that was previously reported separately from cost of revenue.
(3)	Represents gross profit, as defined above, as a percentage of revenue.

Revenue

Prior to our acquisition of the CWA assets in March 2004, we were heavily dependent on our largest customer, Reuters Limited (Reuters), which comprised 54% of total revenue for the year ended December 31, 2003. Most of our remaining revenue was generated from our managed IP VPN services. However, after we acquired the CWA assets, our revenue profile changed significantly. Reuters revenue comprised only 13% of total revenue for the three months ended March 31, 2006 and 15% of total revenue for the year ended December 31, 2005. Moreover, the acquisition increased our revenue from hosting services, which represented 48% of total revenue for the three months ended March 31, 2006 and 44% of total revenue for the year ended December 31, 2005.

Our revenue grew by 11% during the three months ended March 31, 2006 compared to the three months ended March 31, 2005. For the first quarter of 2006, our revenue increased 5% sequentially compared to the fourth quarter of 2005. This was due primarily to increases in revenue from managed IP VPN of $2.1 million, hosting of $6.1 million, and other network services of $1.4 million, partially offset by a decline in revenue from Reuters of $1.2 million.

In May 2005, we signed a new three-year contract with Reuters to continue providing network delivery of Reuters’ market data services worldwide and to create the opportunity for us to provide to Reuters a broad array of additional services. As a result of the new agreement, we reduced pricing for certain Reuters services and eliminated existing contractual minimum amounts. In addition, in the first quarter of 2005, Reuters also announced it signed a long-term agreement for the provision of network services with a competing telecommunications provider. Accordingly, we expect revenue from Reuters to continue to decline in 2006 compared to 2005.

We plan to offset this decrease and increase our revenue through a number of initiatives, including improving the productivity of our direct sales force by increasing sales force automation and providing more sales support in terms of engineering and product expertise, given our product breadth and extensive customer base, exploring opportunities to sell additional services to existing customers, and capitalizing on the current imbalance in the supply and demand ratio for colocation services by continuing to achieve improved customer pricing.

Gross Profit and Gross Margin

We use gross profit and gross margin to evaluate the profitability of our business. Gross profit, defined as revenue less cost of revenue, but excluding depreciation, amortization, and accretion, was $67.2 million for the three months ended March 31, 2006, an increase of $14.1 million, or 27%, from $53.1 million for the three months ended March 31, 2005. The improvement of gross profit throughout the years ended December 31, 2004 and 2005 reflects our continued efforts to rationalize network operations, reduce our fixed network costs, and reduce the service costs of our hosting data centers as a result of the synergies from our acquisition of the CWA assets. As a result, gross margin, defined as gross profit as a percentage of revenue, was 37% for the three months ended March 31, 2006 compared to 33% for the three months ended March 31, 2005. We expect gross profit and gross margin to continue improving due to the scalability of our business model and ongoing cost-optimization efforts.

Income (Loss) from Operations

Income from operations for the three months ended March 31, 2006, was $3.7 million, an improvement of $9.0 million compared to a loss from operations of $5.3 million for the three months ended March 31, 2005. The improvement was primarily due to the increase in revenue of $17.8 million and the absence of $2.1 million of integration costs, partially offset by increases in cost of revenue of $3.7 million; sales, general, and administrative expenses of $6.0 million; and depreciation, amortization, and accretion of $1.1 million.

SIGNIFICANT TRANSACTIONS

Restricted Stock Units

In August 2005, the compensation committee awarded 1.3 million restricted stock units (RSUs) to executives and employees under the 2003 Incentive Compensation Plan (the 2003 Plan), of which 0.4 million were subsequently forfeited upon employment terminations in 2005 and the first quarter of 2006. In March 2006, the compensation committee awarded 0.3 million RSUs to executives. We received no cash consideration for such awards. Such awards resulted in deferred compensation of $13.1 million in 2005 and $5.5 million in 2006, which represents the fair value of the RSUs on the date of grant. The vesting of the RSUs is subject to continued employment and our achievement of financial performance targets over a period of up to four years. RSUs represent common stock but do not give the recipient any actual ownership interest in our common stock, other than the right to receive cash dividends, until vested and the shares of common stock underlying the RSUs are delivered. Deferred compensation is being amortized on a straight-line basis and recognized as non-cash equity-based compensation over the requisite service period. Compensation expense associated with RSUs was $1.0 million during the three months ended March 31, 2006. If we believe it is probable that we will achieve our performance targets, non-cash equity-based compensation will be accelerated to ensure that the amount of non-cash equity-based compensation recorded is reflective of the accelerated vesting of RSUs.

Reverse Stock Split

On May 10, 2006, our Board of Directors declared a 1-for-15 reverse stock split of our common stock. The record date for the reverse stock split was June 5, 2006 and the effective date was June 6, 2006. All share and per share information included herein have been adjusted for the reverse stock split.

RESULTS OF OPERATIONS

The historical financial information included in this information statement does not reflect our future results of operations, financial position and cash flows.

Three Months Ended March 31, 2006 Compared to the Three Months Ended March 31, 2005

Executive Summary of Results of Operations

Revenue increased $17.8 million, or 11%, for the three months ended March 31, 2006 compared to the three months ended March 31, 2005, as a result of a 23% increase in managed IP VPN, a 24% improvement in hosting and an 11% increase in digital content services, partially offset by smaller declines in other network services and Reuters revenue. Income from operations improved $9.0 million, or 170%, for the three months ended March 31, 2006 compared to the three months ended March 31, 2005, as a result of the increase in revenue and the absence of $2.1 million in integration costs in 2006. These factors were partially offset by increases in cost of revenue of $3.7 million, or 3%; sales, general, and administrative expenses of $6.0 million, or 16%; and depreciation, amortization, and accretion of $1.1 million, or 6%. Cost of revenue and sales, general, and administrative expenses include non-cash equity-based compensation expense, in accordance with U.S. Securities and Exchange Commission Staff Accounting Bulletin No. 107, which was previously reported as a separate line in 2005. Net loss improved $8.5 million, or 40%, for the three months ended March 31, 2006 compared to the three months ended March 31, 2005, as a result of the factors previously described.

Revenue. The following table presents diversified revenue by major category and revenue from our largest customer (dollars in thousands):

	Three months ended March 31,
	2006	2005	Dollar Change	Percent Change
Diversified Revenue:
Managed IP VPN	$32,351	$26,363	$5,988	23%
Hosting	85,567	68,784	16,783	24%
Digital Content Services	10,616	9,560	1,056	11%
Other Network Services	28,611	31,736	(3,125)	(10)%

Total Diversified Revenue	157,145	136,443	20,702	15%

Reuters	22,810	25,729	(2,919)	(11)%

Total Revenue	$179,955	$162,172	$17,783	11%

Revenue was $180.0 million for the three months ended March 31, 2006, an increase of $17.8 million, or 11%, from $162.2 million for the three months ended March 31, 2005. Diversified managed IP VPN revenue was $32.4 million for the three months ended March 31, 2006, an increase of $6.0 million, or 23%, from $26.4 million for the three months ended March 31, 2005. This increase was mainly attributed to new sales activity and growth in existing services. Diversified hosting revenue was $85.6 million for the three months ended March 31, 2006, an increase of $16.8 million, or 24%, from $68.8 million for the three months ended March 31, 2005. The increase was due primarily to growth in existing services, particularly in our infrastructure and managed utility service offerings, stabilized pricing, and lower customer churn. Digital content services revenue, which includes CDN and WAM!NET revenue, was $10.6 million for the three months ended March 31, 2006, an increase of $1.0 million, or 11%, from $9.6 million for the three months ended March 31, 2005. The increase was due primarily to CDN usage increases, partially offset by reduced pricing for CDN services during the three months ended March 31, 2006 compared to the three months ended March 31, 2005. Other network services includes internet access revenue and private line services and was $28.6 million for the three months ended March 31, 2006, a decrease of $3.1 million, or 10%, from $31.7 million for the three months ended March 31, 2005. The decrease was due primarily to pricing pressures in unmanaged bandwidth for such services from a year ago.

Reuters revenue was $22.8 million for the three months ended March 31, 2006, a decrease of $2.9 million, or 11%, from $25.7 million for the three months ended March 31, 2005. The decline was due primarily to pricing reductions and the elimination of minimum revenue commitments from Reuters. We expect Reuters revenue in 2006 to be lower than 2005 as a result of revised competitive pricing and the elimination of minimum revenue commitments based on the terms of the 2005 agreement with Reuters previously described elsewhere herein. We expect Reuters to contribute approximately 12-13% of total annual revenue in 2006.

Cost of Revenue. Cost of revenue, which excludes depreciation, amortization, and accretion, which is reported separately, was $112.8 million for the three months ended March 31, 2006, an increase of $3.7 million, or 3%, from $109.1 million for the three months ended March 31, 2005. The increase was due primarily to an increase in personnel and related costs and higher utilities costs, partially offset by continued realization of various cost-savings initiatives executed during the past 18 months. Gross profit, defined as total revenue less cost of revenue, was $67.2 million for the three months ended March 31, 2006, an increase of $14.1 million, or 27%, from $53.1 million for the three months ended March 31, 2005. Gross profit as a percentage of revenue, or gross margin, increased to 37% for the three months ended March 31, 2006 compared to 33% reported for the three months ended March 31, 2005, primarily resulting from strong revenue growth with a disproportionate increase in costs to generate such revenue, primarily due to cost savings initiatives.

Sales, General, and Administrative Expenses. Sales, general, and administrative expenses include all costs associated with the selling of our services and administrative functions such as finance, legal and human resources. Such expenses were $43.6 million for the three months ended March 31, 2006, an increase of $6.1 million, or 16%, from $37.5 million for the three months ended March 31, 2005. Sales, general, and administrative expenses as a percentage of revenue were 24% for the three months ended March 31, 2006 compared to 23% of revenue for the three months ended March 31, 2005. This was due primarily to an increase in personnel and related costs, higher commissions and the inclusion of $1.6 million in non-cash stock-based compensation expense that was previously reported separately, partially offset by the realization of various cost-savings initiatives executed during the past 18 months.

Depreciation, Amortization, and Accretion. Depreciation, amortization, and accretion includes depreciation of property and equipment, amortization of intangible assets, and accretion of the discounted present value of certain liabilities and long-term fixed price contracts assumed in the CWA acquisition. Depreciation, amortization, and accretion was $19.9 million for the three months ended March 31, 2006, an increase of $1.1 million, or 6%, from $18.8 million for the three months ended March 31, 2005.

Integration Costs. Integration costs represented incremental costs to the combined organization after the CWA asset acquisition, including consulting services, payroll costs and stay bonuses, and PoP consolidation and network restructuring. We did not incur any integration costs associated with the CWA acquisition in 2006 as integration activities have been completed. Integration costs were $2.1 million for the three months ended March 31, 2005.

Net Interest Expense and Other. Net interest expense and other primarily represents interest on the Subordinated Notes, capital leases, and revolving credit facility (the Revolving Facility), as well as amortization of the original issue discount on the Subordinated Notes and amortization of debt issuance costs. Net interest expense and other was $16.2 million for the three months ended March 31, 2006, an increase of $0.6 million, or 4%, from $15.6 million for the three months ended March 31, 2005. The increase was primarily due to the compounding of payable in kind interest, partially offset by a lower interest rate in 2006 on the Revolving Facility compared with the GECC capital lease, which was repaid in June 2005. Management expects payments for cash interest expense to be approximately $11 million for the remainder of 2006 under our current financing arrangements.

Net Loss. Net loss for the three months ended March 31, 2006 was $12.4 million, an improvement of $8.5 million, or 40%, from $20.9 million for the three months ended March 31, 2005, primarily driven by the factors previously described.

LIQUIDITY AND CAPITAL RESOURCES

Executive Summary

As of March 31, 2006, our cash and cash equivalents balance was $49.6 million. We had $18.9 million in net cash provided by operating activities during the three months ended March 31, 2006, an increase of $8.9 million from net cash provided by operating activities of $10.0 million for the three months ended March 31, 2005. This change was primarily due to improvements in our results of operations, partially offset by a decline in working capital driven by cash payments in March 2006 for 2005 bonuses. Net cash used in investing activities for the three months ended March 31, 2006 was $16.4 million, an increase of $1.4 million from net cash used for investing activities of $15.0 million for the three months ended March 31, 2005. This change was primarily related to an increase in capital expenditures. Net cash used in financing activities for the three months ended March 31, 2006 was $13.9 million, an increase of $13.9 million from net cash used in financing activities of less than $0.1 million for the three months ended March 31, 2005. This increase primarily relates to the $16.0 million pay down on the Revolving Facility, partially offset by cash received for the exercise of stock options.

Historically, we have not been cash flow positive. For example, cash flows from operations were negative for much of the year ended December 31, 2004 due to the significant acquisition and integration costs paid during that year. However, management does not consider the cash flows from 2004 to be representative of expected future cash flows as we ended that year with positive cash flows from operations for the fourth quarter and continued that trend in 2005. In 2006, we expect to fund our business needs primarily through cash flows from operations. The achievement of this goal is reflected in the quarterly trend analysis below, which presents cash flows from operations for the five consecutive quarters through March 31, 2006. Due to the dynamic nature of our industry and unforeseen circumstances, if we are unable to fully fund cash requirements through operations, we may need to obtain additional financing through a combination of equity and debt financings, renegotiation of terms on our existing debt, and sales of assets and services. If any such activities are required, there can be no assurance that we would be successful in completing any of these activities on terms that would be favorable to us. As of March 31, 2006, our unused availability under the Revolving Facility was $31.7 million, which is reflective of $11.3 million of letters of credit outstanding and $42.0 million of outstanding principal.

The following table presents a quarterly overview of key components of our cash flows (in thousands):

	Three Months Ended
	March 31, 2006	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005
Net cash provided by operating activities	$18,865	$31,268	$21,445	$164	$9,980
Net cash used to pay acquisition, integration, and restructuring costs(1)	—	(242)	(594)	(10,773)	(3,303)
Net cash used in investing activities	(16,395)	(20,104)	(7,826)	(13,614)	(14,955)
Net cash provided by (used in) financing activities(2)	(13,928)	(408)	315	711	(46)
Net increase (decrease) in cash and cash equivalents	(11,572)	10,376	13,776	(13,252)	(5,103)

(1)	Such costs are components of net cash provided by operating activities
(2)	Reflects a $16.0 million pay down on the Revolving Credit Facility during the three months ended March 31, 2006

Discussion of Changes in Liquidity and Capital Resources

Net cash provided by operating activities was $18.9 million for the three months ended March 31, 2006, an increase of $8.9 million from net cash provided of $10.0 million for the three months ended March 31, 2005. This increase for the three months ended March 31, 2006 is primarily driven by improvements in our cash results from operations, partially offset by a decline in working capital driven by cash payments in March 2006 for 2005 bonuses. Such increase also reflects the negotiation of telecommunications provider service credits of $3.1 million for the three months ended March 31, 2006. We did not incur any integration expenses in the first quarter of 2006, as integration activities have been completed but we do expect to pay up to $2.5 million of previously expensed integration-related costs throughout 2006.

Net cash used in investing activities for the three months ended March 31, 2006 was $16.4 million, an increase of $1.4 million compared to $15.0 million in net cash used in investing activities for the three months ended March 31, 2005. This increase primarily relates to an increase in capital expenditures of $2.3 million for the three months ended March 31, 2006. The increase in capital expenditures supports the growth in new and existing revenue streams.

Net cash used in financing activities for the three months ended March 31, 2006 was $13.9 million, an increase of $13.9 million from net cash used in financing activities of less than $0.1 million for the three months ended March 31, 2005. This increase primarily relates to the $16.0 million pay down on the Revolving Facility and was partially offset by $2.2 million in cash received for the exercise of stock options for the three months ended March 31, 2006.

Revolving Credit Facility

On June 10, 2005, we and certain of our subsidiaries entered into a credit agreement with Wells Fargo Foothill, Inc., as arranger and administrative agent, and certain other lenders to provide us with an $85.0 million Revolving Facility, which includes a $15.0 million letter of credit facility. The Revolving Facility may be used for working capital and other general corporate purposes. The Revolving Facility matures, and all outstanding borrowings and unpaid interest are due, on December 9, 2008. In addition, all outstanding borrowings are subject to mandatory prepayment upon certain events, including the availability of less than $7.0 million in borrowing capacity and qualified cash balances, as defined by the Revolving Facility agreement. As of March 31, 2006, the $85.0 million Revolving Facility included outstanding principal of $42.0 million, outstanding letters of credit of $11.3 million, and unused availability of $31.7 million. We paid down $16.0 million in the first quarter of 2006. We may terminate the Revolving Facility prior to maturity, provided we pay a premium of 2.0% of the revolver amount if terminated during the first 12 months of the Revolving Facility term, a premium of 0.5% of the revolver amount if terminated during the 12 months thereafter, and no premium during the remainder of the term.

The Revolving Facility contains affirmative covenants, negative covenants, and financial covenants. The negative covenants place restrictions on, among other things, levels of investments, indebtedness, and dividend payments that we may make or incur. The financial covenants, which apply only if we maintain qualified cash and availability of less than $35.0 million, require the maintenance of certain financial measures at defined levels. Under the Revolving Facility, borrowings bear interest determined by a base LIBOR rate of one to six months plus an additional 2.75% to 3.25%, determined by certain financial measures, with a minimum interest rate at all times of 5.25%. As of March 31, 2006, the Revolving Facility bears weighted average interest at 7.63% based on the one-month and six-month LIBOR set in March 2006. As of March 31, 2006, the one-month LIBOR was 4.83%, the six-month LIBOR was 5.14%, and the additional interest spread above LIBOR was 2.75%, lowered from 3.00% during the three months ended March 31, 2006 due to our achievement of certain financial measures. Interest is payable at varying dates, as outlined in the Revolving Facility agreement, generally every one to three months. Unused commitments on the Revolving Facility are subject to a 0.5% annual commitment fee. The Revolving Facility is secured by substantially all of our domestic properties and assets. The carrying amount of our obligations under the Revolving Facility approximate fair value because the interest rates are based on floating interest rates identified by reference to market rates.

Subordinated Notes

In February 2004, we issued $200.0 million of Series A Subordinated Notes (Subordinated Notes). The proceeds were used to fund the CWA asset acquisition and related operational, working capital, and capital expenditure requirements. Debt issuance costs associated with the Subordinated Notes were $2.0 million, consisting of fees to the purchasers of the Subordinated Notes, and were capitalized in other current and other non-current assets in our condensed consolidated balance sheets and are being amortized to interest expense using the effective interest method until maturity. The Subordinated Notes accrued interest based on a 365-day year at a rate of 12.5% per annum until February 3, 2005 and 15% per annum thereafter, payable semi-annually on June 30 and December 31 through the issuance of additional Subordinated Notes equal to the accrued interest payable at the time of settlement. Prior to January 29, 2008, we may redeem the Subordinated Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, plus a make-whole premium. The make-whole premium is equal to all remaining interest to be paid on the Subordinated Notes from the date of the redemption notice through January 30, 2008 discounted semi-annually at a rate equal to the treasury rate plus 0.5%, plus 1% of the principal amount of the Subordinated Notes. After January 30, 2008, we may redeem the Subordinated Notes, in whole but not in part, at a redemption price equal to 101% of the principal amount plus all accrued and unpaid interest. Upon a change of control, the holders of the Subordinated Notes have the right to require us to redeem any or all of the Subordinated Notes at a cash price equal to 100% of the principal amount of the Subordinated Notes, plus all accrued and unpaid interest as of the effective date of such change in control. The Subordinated Notes mature in a single installment on January 30, 2009. The outstanding principal and interest-to-date of the Subordinated Notes, excluding the original issue discount, was $266.7 million as of March 31, 2006 and $257.1 million as of December 31, 2005.

Warrants exercisable for Series B Convertible Preferred Stock (Series B Preferred) were issued with the Subordinated Notes. The $200.0 million in proceeds from issuance were allocated between the Subordinated Notes and the warrants for Series B Preferred, based on their relative fair values, resulting in an original issue discount of $65.9 million. The allocated value of the Subordinated Notes at date of issuance, plus accrued interest on the face value and accreted interest on the original issue discount, are reflected as long-term debt in our condensed consolidated balance sheets. The fair value of the Series B Preferred was determined with the assistance of an independent third-party valuation firm, and the allocated fair value is reflected in additional paid-in capital in stockholders’ equity (deficit) in our consolidated balance sheet. The purchasers of the Subordinated Notes exercised the warrants and the Series B Preferred were converted into common stock in December 2004. The Series B Preferred was retired by our Board of Directors in December 2005.

Debt Covenants

The provisions of our Revolving Facility and Subordinated Notes contain a number of covenants including, but not limited to, restricting or limiting our ability to incur more debt, pay dividends and repurchase stock (subject to financial measures and other conditions). The ability to comply with these provisions may be affected by events beyond our control. The breach of any of these covenants could result in a default under our debt agreements and could trigger acceleration of repayment. As of and during the three months ended March 31, 2006 and the year ended December 31, 2005, we were in compliance with all covenants under the Revolving Facility and Subordinated Notes, as applicable.

Future Principal Payments

As of March 31, 2006, aggregate future principal payments of long-term debt were zero in 2006 and 2007, $42.0 million in 2008, and $401.9 million in 2009, consisting of $200.0 million in principal and $201.9 million of accrued non-cash interest, with no payments due thereafter. The weighted average interest rate applicable to our outstanding borrowings under the Revolving Facility and Subordinated Notes was 14.00% as of March 31, 2006 and 13.53% as of December 31, 2005.

Commitments and Contingencies

Our customer contracts generally span multiple periods, which result in us entering into arrangements with various suppliers of communications services that require us to maintain minimum spending levels, some of which increase over time, to secure favorable pricing terms. Our remaining aggregate minimum spending levels, allocated ratably over the terms of such contracts, are $67.0 million in year 2006; $27.7 million in year 2007; $7.5 million in year 2008; and $89.5 million thereafter. Should we not meet the minimum spending levels in any given term, decreasing termination liabilities representing a percentage of the remaining contracted amount may become immediately due and payable. Furthermore, certain of these termination liabilities are subject to reduction should we experience the loss of a major customer or suffer a loss of revenue from a general economic downturn. Before considering the effects of any potential reductions for the business downturn provisions, if we had terminated all of these agreements as of March 31, 2006, the maximum liability would have been $82.5 million.

We are subject to various legal proceedings and other actions arising in the normal course of business. While the results of such proceedings and actions cannot be predicted, we believe, based on facts known to us today, that the ultimate outcome of such proceedings and actions will not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

We have employment agreements with key executive officers that contain provisions with regard to base salary, bonus, stock-based compensation, and other employee benefits. These agreements also provide for severance benefits in the event of employment termination or a change in control.

Off-Balance Sheet Arrangements

In the normal course of business, we are a party to certain guarantees and financial instruments with off-balance sheet risk, such as letters of credit, indemnifications and operating leases, which are not reflected in our consolidated balance sheets. The agreements associated with such guarantees and financial instruments mature at various dates through July 2017 and may be renewed as circumstances warrant. As of March 31, 2006, we had $11.3 million in letters of credit pledged as collateral to support various property and equipment leases and utilities. In addition, certain of the operating leases assumed by us in the CWA asset acquisition were collateralized by Cable & Wireless plc with letters of credit and guarantees. Such collateral remained in place following the acquisition and we agreed to reimburse Cable & Wireless plc for any payments made under the collateral. Such collateral totals $15.1 million and will be replaced by us on or before July 2007. Our financial instruments are valued based on the amount of exposure under the instruments and the likelihood of performance being required. In our past experience, no claims have been made against these financial instruments nor do we expect the exposure to material losses resulting there from to be anything other than remote. As a result, we determined such financial instruments did not have significant value and have not recorded any related amounts in our condensed consolidated financial statements.

CRITICAL ACCOUNTING POLICIES

Share-Based Payments

As of March 31, 2006, we had two share-based compensation plans – the 2003 Plan and the 1999 Stock Option Plan (the 1999 Plan), collectively referred to herein as the Plans. The 2003 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, unrestricted stock, stock units, dividend equivalent rights and cash awards while the 1999 Plan provides only for the grant of stock options. Any of these awards may be granted as performance incentives to reward attainment of annual or long-term performance goals. The Plans have 5.7 million shares authorized for grants of options or other share-based instruments. Stock options are generally granted with contractual terms of 10 years and graded vesting over four years. Restricted stock awards granted, which have been awarded only to non-employee directors, vest over three years. Restricted stock units granted to certain employees have included performance features, with vesting expected over periods ranging from three to four years.

We recognize compensation expense over the vesting period for share-based awards. Under the Plans, we recognized total non-cash stock-based compensation costs of $1.8 million and $0.1 million for unvested, outstanding stock options, restricted stock and restricted stock units during the three months ended March 31, 2006 and 2005, respectively. The majority of these amounts were reflected in selling, general and administrative expenses in our condensed consolidated statements of operations, with the remainder included in cost of revenue. As of March 31, 2006, we had $17.7 million of unrecognized compensation cost related to share-based compensation that is expected to be ultimately recognized, which includes 1.2 million restricted stock units, less than 0.1 million shares of restricted common stock and 0.3 million stock options that have a weighted average exercise price of $11.25 per share. The unrecognized compensation cost is expected to be recognized over a weighted-average period of 3.0 years.

Prior to January 1, 2006, we accounted for share-based awards under those plans using the recognition and measurement provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, as permitted by SFAS 123, “Accounting for Stock-Based Compensation.” As such, we only recognized compensation cost for share-based awards to the extent such awards were issued with an exercise price below the fair market value of our common stock on the date of grant. Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS 123(R), “Share-Based Payment,” using the modified-prospective-transition method. Under such method, compensation cost recognized in the accompanying condensed consolidated statement of operations for the three months ended March 31, 2006 includes a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and b)

compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). Results for prior periods have not been restated for the adoption of SFAS 123(R).

As a result of adopting SFAS 123(R) on January 1, 2006, our net loss for the three months ended March 31, 2006 was $0.1 million lower than if we had continued to account for share-based awards under APB 25 and follow the disclosure provisions only of SFAS 123. Basic and diluted loss per common share would not have changed. Prior to and after the adoption of SFAS 123(R), we have not realized the tax benefits of deductions resulting from the exercise of share-based awards due to our history of net operating losses.

In addition, in December 2005, prior to the adoption of SFAS 123(R), the compensation committee of our board of directors approved the acceleration of vesting of certain unvested and “out-of-the-money” stock options with exercise prices equal to or greater than $11.25 per share previously awarded to employees, including certain executive officers and non-employee directors, under our equity compensation plans. The acceleration of vesting was effective for stock options outstanding as of December 13, 2005. Options to purchase approximately 1.4 million shares of common stock, including approximately 0.4 million options held by executive officers and less than 0.1 million options held by non-employee directors, were subject to the acceleration, which resulted in 92% of our outstanding options being vested. The purpose of the acceleration was to enable us to minimize the amount of compensation expense recognized in association with these options in our consolidated statements of operations upon adoption of SFAS 123(R). We believe that the aggregate future expense that was eliminated as a result of the acceleration of the vesting of these options was approximately $11.2 million. We also believed that because the options that were accelerated had exercise prices in excess of the market value of our common stock on the date of acceleration, the options had limited economic value and were not fully achieving their original objective of incentive compensation and employee retention.

Other Critical Accounting Policies

While all of the significant accounting policies described in the notes to the consolidated financial statements contained elsewhere herein are important, some of these policies may be viewed as being critical. Such policies are those that are most important to the portrayal of our financial condition and require our most difficult, subjective or complex estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of our consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. We base our estimates and assumptions on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results could differ from these estimates and assumptions. For further information regarding the application of these and other accounting policies, see Note 2 of Notes to the Condensed Consolidated Financial Statements included elsewhere in this information statement.

FACTORS THAT MAY AFFECT FUTURE RESULTS AND THE TRADING PRICE OF OUR COMMON STOCK

Risks Related to Our Business

A material reduction in revenue from our largest customer, who represented 15% of our revenues in 2005 and 13% of our revenues in the first quarter of 2006, could harm our financial results to the extent not offset by cost reductions or new customers.

Together, Reuters and Telerate, which was acquired by Reuters in 2005, accounted for $100.5 million, or 15%, of our revenue in 2005 compared to $122.0 million, or 20%, of our revenue in 2004, and $22.8 million, or 13%, of our revenue for the first quarter of 2006 compared to $25.7 million, or 16%, of our revenue in the first quarter of 2005. This reduction was primarily due to reduced pricing for certain of our services and the elimination of minimum revenue commitments based on the terms of a new three-year Master Services Agreement with Reuters that we entered into in May 2005. Under the new agreement, Reuters no longer has any obligation to purchase a minimum amount of our services. In addition, Reuters, which now owns Telerate, may reduce the services that we provide under our contract with Telerate. Accordingly, there are no assurances that Reuters will continue to buy services from our company. Furthermore, given Reuters’ acquisition of Telerate, we anticipate that Reuters will continue to drive synergies in its operations, including the costs it pays to purchase products and services, which may result in a decline in the level of services it purchases from us. The loss of this customer or a significant group of our other customers, or a considerable reduction in the amount of our services that Reuters purchases or a significant group of our customers purchase, could materially reduce our revenues which, to the extent not offset by cost reductions or new customer additions, could materially reduce our cash flows and financial position. This may limit our ability to raise capital or fund our operations, working capital needs and capital expenditures in the future.

We expect to continue to incur net losses.

We incurred a net loss of $12.4 million for the three months ended March 31, 2006, $69.1 million in fiscal year 2005, $148.8 million in fiscal year 2004, and $94.0 million in fiscal year 2003. We had positive cash flows from operating activities of $18.9 million for the three months ended March 31, 2006, $62.9 million in fiscal year 2005, and negative cash flows from operations of $26.8 million in fiscal year 2004 and $0.3 million in fiscal year 2003. We expect to continue to incur net losses at least through 2008.

Our revenues and operating results are affected by a number of factors including the following:

•	demand for and market acceptance of our network, hosting, media services, industry solutions, and professional services;

•	increasing sales, marketing and other operating expenses;

•	our ability to retain key employees that maintain relationships with our customers;

•	the duration of the sales cycle for our services;

•	the announcement or introduction of new or enhanced services by our competitors;

•	acquisitions we may make;

•	changes in the prices we pay for utilities, local access connections, Internet connectivity and longhaul backbone connections; and

•	the timing and magnitude of capital expenditures, including costs relating to the expansion of operations, and of the replacement or upgrade of our hosting infrastructure.

Accordingly, we believe that period-to-period comparisons of our results of operations should not be relied upon as indications of future performance. In addition, these factors may affect our long-term viability.

We have experienced revenue losses from reductions in services by customers, price reductions on services and customer turnover in the past and may continue to do so in the future. If we continue to experience such revenue loss without a corresponding growth in new customers or services, our revenues would decrease.

Revenue loss occurs for several reasons, such as individual site reductions in customer networks, price reductions, voluntary termination by customers who choose to switch to a competing service and termination for nonpayment of bills or abuse of the network. While our experience in fiscal year 2005 and the three months ended March 31, 2006, has been of market pricing stabilizing in some of the services we offer and in some cases increasing, we have experienced revenue loss in the past and, as our customer base grows, these revenue losses may recur. If, in the future, we were to lose a large number of customers without signing contracts with new customers, our revenues would decrease.

Our brand is not as well known as some of our competitors. Failure to develop brand recognition could hurt our ability to compete effectively.

We need to strengthen our brand awareness to realize our strategic and financial objectives. Many of our competitors have well-established brands associated with the provision of data networking, Internet access, hosting services, and digital content services, and significantly larger budgets for brand promotion than we do. The promotion and enhancement of our brand also will depend in part on our success in continuing to provide high quality services. We cannot guarantee that we will be able to maintain or achieve these levels of quality.

Our failure to meet performance standards under our service level agreements could result in our customers terminating their relationship with us or our customers being entitled to receive service credits which could lead to reduced revenues.

We have service level agreements with substantially all of our customers in which we provide various guarantees regarding our levels of service. As a result, service interruptions could result in difficulty maintaining service level commitments required by these agreements. If we fail to provide the levels of service required by these agreements, our customers may be able to receive service credits for their accounts, as well as terminate their relationship with us. In addition, any inability to meet our service level commitments could reduce the confidence of our customers and could consequently impair our ability to obtain and retain customers, which would adversely affect both our ability to generate revenues and our operating results.

We depend on a number of third party providers, and the loss of or problems with one or more of these providers may impede our growth or cause us to lose customers.

We are dependent on third party providers to supply bandwidth capacity leased from telecommunications network providers in the quantities and quality we require. While we have entered into various agreements for carrier line capacity, any failure to obtain additional capacity, if required, would impede the growth of our business and cause our financial results to suffer. In addition, our customers that use the services of these telecommunication providers may in the future experience difficulties due to system failures unrelated to our systems. If, for any reason, these providers fail to provide the required services to our customers, our customers may lose confidence in our company, and we may not be able to retain these customers.

If we are unable to provide satisfactory and high quality customer services, customer satisfaction and demand for our services will suffer.

We believe that building strong relationships with our customers, as well as future growth in our sales, depends on our ability to provide our customers with customer support, training, consulting and maintenance when necessary. We have an in-house technical infrastructure group, customer service group and field solutions group that are responsible for the delivery of services to our customers. If we are unable to provide customers with satisfactory and quality customer support, training, consulting, maintenance and other services, we could face customer dissatisfaction, damage to our reputation, decreased overall demand for our services and loss of revenue.

We may not be able to secure additional financing on favorable terms, or at all, to meet our future capital needs.

If we do not have sufficient cash flow from our operations, we may need to raise additional funds through equity or debt financings in order to meet our operating and capital needs. We may not be able to secure additional debt or equity financing on favorable terms, or at all, at the time when we need such funding. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution in their percentage ownership of our company, and any new equity securities we issue could have rights, preferences and privileges senior to those of holders of our common stock. In addition, any debt financing that we may secure in the future could have restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, if we decide to raise funds through debt or convertible debt financings, we may be unable to meet our interest or principal payments.

Our significant indebtedness could limit our ability to operate our business successfully.

We are highly leveraged. As of March 31, 2006, the total principal amount of our debt, including capital lease obligations, was $335.5 million. We expect our interest expense to be approximately $67 million and $74 million in 2006 and 2007, respectively, under our current financing. In order to finance our acquisition of the assets of CWA and to provide ongoing funding to its operations and capital expenditures, we issued $200.0 million in Series A Subordinated Notes in February 2004 that accrued interest at the rate of 12.5% per annum until February 3, 2005, and thereafter at 15% per annum. Interest accrues on a non-cash basis and is payable semi-annually in additional Series A Subordinated Notes. The notes are due on January 30, 2009. Our senior credit facility and capital lease obligations require monthly and quarterly cash payments for interest. Our senior credit facility matures in 2008 and our capital lease obligations have a maturity of three to thirteen years. Our level of indebtedness increases the possibility that we may not generate cash sufficient to pay, when due, the outstanding amount of our indebtedness. If we do not have sufficient cash available to repay our debt obligations when they mature, we will have to refinance such obligations, and there can be no assurance that we will be successful in such refinancing or that the terms of any refinancing will be acceptable to us. The amount of our debt also means that we will need to dedicate a substantial portion of our cash flow from operations to the payment of our indebtedness, reducing the funds available for operations, working capital, capital expenditures, acquisitions, and general corporate or other purposes. Through fiscal 2008, a substantial portion of our debt and interest costs are non-cash pay but payment will become due beginning in 2009 and will total approximately $401.9 million. Our cash debt service obligation for our existing debt as of March 31, 2006, is approximately $10 million and $15 million in 2006 and 2007, respectively.

We may make acquisitions or enter into joint ventures or strategic alliances, each of which is accompanied by inherent risks.

If appropriate opportunities present themselves, we may make acquisitions or investments or enter into joint ventures or strategic alliances with other companies. Risks commonly encountered in such transactions include:

•	the difficulty of assimilating the operations and personnel of the combined companies;

•	the risk that we may not be able to integrate the acquired services, products or technologies with our current services, products and technologies;

•	the potential disruption of our ongoing business;

•	the diversion of management attention from our existing business;

•	the inability to retain key technical and managerial personnel;

•	the inability of management to maximize our financial and strategic position through the successful integration of acquired businesses;

•	increases in reported losses as a result of charges for in-process research and development and the amortization of other intangible assets;

•	difficulty in maintaining controls, procedures and policies;

•	the impairment of relationships with employees, suppliers and customers as a result of any integration;

•	losses of acquired base of customers and accompanying revenue; and

•	the assumption of leased facilities, or other long-term commitments that could have a material adverse impact on our profitability and cash flow.

As a result of these potential problems and risks, businesses that we may acquire or invest in may not produce the revenue, earnings, or business synergies that we anticipated. In addition, we cannot assure you that any potential transaction will be successfully identified and completed or that, if completed, the acquired businesses or investment will generate sufficient revenue to offset the associated costs or other potential harmful effects on our business.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could harm our operating results.

Section 404 requires that we annually furnish an internal controls report of our management’s assessment of the effectiveness of our internal controls over financial reporting, and our auditors are required to attest to, and report on, our assessment. In addition, effective internal controls are necessary for us to provide reliable and accurate financial reports and effectively prevent fraud. Although we received an unqualified opinion regarding the effectiveness of our internal controls over financial reporting as of December 31, 2005, in the course of our ongoing evaluation of our internal controls over financing reporting, we have identified certain areas which we would like to improve and are in the process of evaluating and designing enhanced processes and controls to address these areas identified during our evaluation, none of which we believe constitutes or will constitute a material change. However, we cannot be certain that our efforts will be effective or sufficient for us, or our independent registered public accounting firm, to issue unqualified reports in the future, especially as our business continues to grow and evolve. Any failure to implement required new or improved controls, or difficulties encountered in their implementation or operation, could harm our operating results or cause management to be unable to report that our internal controls over financial reporting are effective.

We may be liable for the material that content providers distribute over our network.

The law relating to the liability of private network operators for information carried on or disseminated through their networks is still unsettled. We may become subject to legal claims relating to the content disseminated on our network. For example, lawsuits may be brought against us claiming that material on our network on which one of our customers relied was inaccurate. Claims could also involve matters such as defamation, invasion of privacy and copyright infringement. In addition, there are other issues such as online gambling where the legal issues remain unclear. Content providers operating private networks have been sued in the past, sometimes successfully, based on the content of material. If we need to take costly measures to reduce our exposure to these risks, or are required to defend ourselves against such claims, our financial results could be negatively affected.

Failures in our network, including any breach of security, could disrupt our ability to provide our services, increase our capital costs, result in a loss of customers or otherwise negatively affect our business.

Our ability to implement our business plan successfully depends upon our ability to provide high quality, reliable services. Interruptions in our ability to provide our services to our customers, through the occurrence of a natural disaster or other unanticipated problem, could adversely affect our business and reputation. For example, problems at one or more of our data center facilities could result in service interruptions or significant equipment damage. In addition, our network could be subject to unauthorized access, computer viruses, and other disruptive problems caused by customers, employees, or others. Unauthorized access, computer viruses or other disruptive problems could lead to interruptions, delays or cessation of service to our customers. Unauthorized access could also potentially jeopardize the security of confidential information of our customers or our customers’ end-users, which might expose us to liability from customers and the government agencies that regulate us as well as also deter potential customers from purchasing our services. We may be unable to implement disaster recovery or security measures in a timely manner or, if and when implemented, these measures may not be sufficient or could be circumvented through the reoccurrence of a natural disaster or other unanticipated problem, or as a result of accidental or intentional actions. Resolving network failures or alleviating security problems may also require interruptions, delays or cessation of service to our customers. Accordingly, problems at our data centers, network interruptions or breaches of security on our network may result in liability, a loss of customers and damage to our reputation.

Increased energy costs and power outages may adversely affect our operating results.

Our data centers are susceptible to regional costs of power and electrical power outages. We attempt to limit exposure to system downtime by using backup generators and power supplies. However, we may not be able to limit our exposure entirely even with these protections in place. In addition, we may not always be able to pass on the increased costs of energy on to our customers, which could harm our business.

Our failure to successfully implement our growth strategy could harm our business.

Our growth strategy depends on our ability to identify, hire, train and retain IT professionals, technical engineers, operations employees, sales and senior management personnel who maintain relationships with our customers and who can provide the technical, strategic and marketing skills required for our company to grow. There is a shortage of qualified personnel in these fields, and we compete with other companies for the limited pool of these personnel. Furthermore, our growth strategy includes expanding our colocation business. Increasing our colocation business depends on our ability to either raise prices to existing customers or lease or acquire facilities in the desired markets where there is a demand for these services on commercially reasonable terms. There is no assurance that we will be able to recruit or retain qualified personnel or that we will be able to lease or acquire facilities in growth markets on commercially reasonable terms, and this failure to implement our growth strategy could cause our operations and financial results to be negatively impacted.

We may not be able to protect our intellectual property rights.

We rely upon a combination of internal and external nondisclosure safeguards including confidentiality agreements as well as trade secret laws to protect our proprietary rights. We cannot however assure you that the steps taken by us in this regard will be adequate to deter misappropriation of proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. We also are subject to the risk of litigation alleging infringement of third-party intellectual property rights. Any such claims could require us to spend significant sums in litigation, pay damages, develop non-infringing intellectual property, or acquire licenses to the intellectual property that is the subject of the alleged infringement.

Difficulties presented by international economic, political, legal, accounting and business factors could harm our business in international markets.

In 2005, 18% of our total revenue was generated in countries outside of the United States. Some risks inherent in conducting business internationally include:

•	unexpected changes in regulatory, tax and political environments;

•	longer payment cycles and problems collecting accounts receivables;

•	fluctuations in currency exchange rates;

•	our ability to secure and maintain the necessary physical and telecommunications infrastructure;

•	challenges in staffing and managing foreign operations; and

•	laws and regulations on content distributed over the Internet that are more restrictive than those currently in place in the United States.

Any one or more of these factors could adversely affect our business.

Risks Related to Our Industry

The markets for our network, hosting, digital content services, industry solutions, and professional services are highly competitive, and we may not be able to compete effectively.

The markets for our network, hosting, digital content services, industry solutions, and professional services are extremely competitive, and there are few significant barriers to entry. We expect that competition will intensify in the future, and we may not have the financial resources, technical expertise, sales and marketing abilities or support capabilities to compete successfully in these markets. Many of our current and potential competitors have longer operating histories, greater name recognition, access to larger customer bases and greater market presence, engineering and marketing capabilities and financial, technological and personnel resources than we do. As a result, as compared to us, our competitors may:

•	develop and expand their networking infrastructures and service offerings more efficiently or more quickly;

•	adapt more rapidly to new or emerging technologies and changes in customer requirements;

•	take advantage of acquisitions and other opportunities more effectively;

•	develop products and services that are superior to ours or have greater market acceptance;

•	adopt more aggressive pricing policies and devote greater resources to the promotion, marketing, sale, research and development of their products and services;

•	make more attractive offers to our existing and potential employees;

•	establish cooperative relationships with each other or with third parties; and

•	more effectively take advantage of existing relationships with customers or exploit a more widely recognized brand name to market and sell their services.

We may have to compete with an increased number of competitors.

We expect that new competitors will enter the data networking, Internet access and hosting markets. Such new competitors could include computer hardware, software, media and other technology and telecommunications companies, as well as satellite and cable companies. A number of telecommunications companies and online service providers currently offer, or have announced plans to offer or expand, their data networking services. Further, the ability of some of these potential competitors to bundle other services and products with their data networking services could place us at a competitive disadvantage. Various companies are also exploring the possibility of providing, or are currently providing, high-speed data services using alternative delivery methods, including the cable television infrastructure, direct broadcast satellites, all optical networks, gigabit ethernet, wireless cable and wireless local access. In addition, Internet backbone providers may benefit from technological developments, such as improved router technology that will enhance the quality of their services. Because we purchase telecommunications services from local competitors, this may result in decreased local competition and increased our costs for local telecommunications services and thus increase prices to our customers.

Our failure to achieve desired price levels could impact our ability to achieve profitability or positive cash flow.

We have experienced and expect to continue to experience pricing pressure for some of the services that we offer. Prices for voice, wireless, and Internet services have decreased in recent years, and we expect significant price declines in the future. In addition, by bundling their services and reducing the overall cost of their services, telecommunications companies that compete with us may be able to provide customers with reduced communications costs in connection with their data networking, Internet access or hosting services, thereby significantly increasing pricing pressure on us. We may not be able to offset the effects of any such price reductions even with an increase in the number of our customers, higher revenues from enhanced services, cost reductions or otherwise. In addition, we believe that the data networking and VPNs and Internet access and hosting industries are likely to continue to encounter consolidation which could result in greater efficiencies in the future. Increased price competition or consolidation in these markets could result in erosion of our revenues and operating margins and could prevent us from becoming profitable. Furthermore, in recent months, these larger consolidated telecommunication providers have indicated that they want to start charging companies delivering services over the Internet for access to connected customers. If these providers are able to charge Internet companies for this, our costs will increase, and this could impact our ability to be profitable.

Consolidation in the telecommunications industry may impede our ability to compete effectively.

Recently, several telecommunication companies completed mergers with other telecommunication companies, including the mergers of SBC Communications Inc. with AT&T Corp. and Verizon Communications, Inc. with MCI, Inc. This consolidation in the telecommunications industry results in fewer companies competing in this market, changing the nature of the market and possibly causing us to pay higher prices for the services that we receive from these companies, which may impede our ability to compete effectively.

Our operations could be adversely affected if we are unable to maintain peering arrangements with Internet Service Providers on favorable terms.

We enter into peering agreements with Internet Service Providers that allow us to access the Internet and exchange traffic with these providers. Previously, many providers agreed to exchange traffic without charging each other. Recently, however, many providers that previously offered peering have reduced peering relationships or are seeking to impose charges for transit. Increases in costs associated with Internet and exchange traffic could have an adverse effect on our business. If we are not able to maintain our peering relationships on favorable terms, we may not be able to provide our customers with affordable services, which would adversely affect our results from operations.

New technologies could displace our services or render them obsolete.

New technologies or industry standards have the potential to replace or provide lower cost alternatives to our Internet access services, data networking and hosting services. The adoption of such new technologies or industry standards could render these services obsolete or unmarketable. For example, these services rely on the continued widespread commercial use of the set of protocols, services and applications for linking computers known as Internet protocol. Alternative sets of protocols, services and applications for linking computers could emerge and become widely adopted. For example, improvements in Internet protocol to allow for the assignment of priorities to data packets in order to ensure their delivery in the manner customers prefer would eliminate one advantage of the Asynchronous Transfer Mode (ATM) architecture of our network. In addition, improvements in heating and cooling technology could render our data centers obsolete. We cannot guarantee that we will be able to identify new service opportunities successfully and develop and bring new products and services to market in a timely and cost-effective manner, or that products software and services or technologies developed by others will not render our current and future services non-competitive or obsolete. In addition, we cannot guarantee that our current and future services will achieve or sustain market acceptance or be able to address effectively the compatibility and interoperability issues raised by technological changes or new industry standards. If we fail to anticipate the emergence of, or obtain access to a new technology or industry standard, we may incur increased costs if we seek to use those technologies and standards, or our competitors that use such technologies and standards may use them more cost-effectively than we do.

The data networking and Internet access industries are highly regulated in many of the countries in which we plan to provide services, which could restrict our ability to conduct business in the United States and internationally.

We are subject to varying degrees of regulation in each of the jurisdictions in which we provide services. Local laws and regulations, and their interpretation and enforcement, differ significantly among those jurisdictions. Future regulatory, judicial and legislative changes may have a material adverse effect on our ability to deliver services within various jurisdictions. For example, the EU will enact a data retention scheme that will include certain IP data that could have an impact on our operations in Europe. Moreover, national regulatory frameworks that are consistent with the policies and requirements of the World Trade Organization have only recently been, or are still being put in place in many countries. Accordingly, many countries are still in the early stages of providing for and adapting to a liberalized telecommunications market. As a result, in these markets we may encounter more protracted and difficult procedures to obtain licenses and negotiate interconnection agreements.

Within the United States, the U.S. government continues to evaluate the data networking and Internet access industries. The FCC has a number of on-going proceedings that could impact our ability to provide services. For example, the FCC has determined that the Communications Assistance for Law Enforcement Act applies to broadband access providers and interconnected VoIP, and the FCC has also issued a policy statement on “net neutrality” principles that it believes should govern the Internet. Such regulations and policies may complicate our efforts to provide services in the future. Our operations are dependent on licenses and authorizations from governmental authorities in most of the foreign jurisdictions in which we operate or plan to operate and, with respect to a limited number of our services, in the United States. These licenses and authorizations generally will contain clauses pursuant to which we may be fined or our license may be revoked on short notice. Consequently, we may not be able to obtain or retain the licenses necessary for our operations.

Risks Related to Our Common Stock

We are controlled by parties whose interests may not be aligned with yours.

Investment partnerships sponsored by Welsh, Carson, Anderson & Stowe (Welsh Carson) own approximately 57% of our outstanding voting stock as of March 31, 2006. In addition, these investment partnerships currently have the right to appoint half of the members of our Board of Directors pursuant to an Investors Rights Agreement among us and certain of our stockholders. During 2002, we issued $133.3 million of our 11.5% Series A convertible preferred stock (Series A Preferred) to investment partnerships sponsored by and individuals affiliated with Welsh Carson. The Series A Preferred accrues dividends at the rate of 11.5% per annum on the outstanding accreted value thereof and these accrued but unpaid dividends are added to the outstanding accreted value quarterly. The Series A Preferred is convertible into such number of our common stock equal to the outstanding accreted value divided by the conversion price of $11.25, and votes with our common stock on an as-converted basis. As of March 31, 2006, the accreted value of Series A Preferred held by Welsh Carson was $219.0 million, which was convertible into approximately 19.5 million shares of common stock. As of March 31, 2006, including outstanding common stock of approximately 3.7 million, investment partnerships sponsored by Welsh Carson had outstanding voting stock representing a total of approximately $346.8 million votes. In 2004, in order to fund our acquisition of the CWA net assets, we issued $200.0 million of our Series A Subordinated Notes. As of March 31, 2006, investment partnerships sponsored by Welsh Carson held approximately $154.6 million of these notes. Both the Series A Subordinated Notes and Series A Preferred contain provisions relating to a change of control of our Company. These factors, among others, could result in decisions concerning our operations or financial structure that may present conflicts of interest between Welsh Carson and its affiliates and our other common stockholders.

Holders of our common stock will continue to suffer significant dilution so long as our Series A Preferred Stock remains outstanding.

In 2002, as part of our recapitalization, we issued $203.1 million of Series A Preferred. The Series A Preferred accrues dividends at the rate of 11.5% annum on the outstanding accreted value thereof, and these accrued but unpaid dividends are added to the outstanding accreted value quarterly. The Series A Preferred is convertible into such number of our common stock equal to the outstanding accreted value divided by the conversion price of $11.25, and votes with our common stock on an as-converted basis. As of March 31, 2006, the accreted value of all Series A Preferred was $317.0 million, which is convertible into approximately 28.2 million shares of common stock.

There may not be an active, liquid market for our common stock.

There is no guarantee that an active trading market for our common stock will be maintained on the Nasdaq Capital Market. The Nasdaq Stock Market (Nasdaq) may delist our stock from the Nasdaq Capital Market if we fail to meet its listing requirements, such as the requirement to maintain a minimum bid price of $1.00 or more. On October 3, 2005, we received a notice from the Listing Qualifications division of Nasdaq indicating that our common stock was subject to potential delisting from the Nasdaq Capital Market because our common stock closed under $1.00 for thirty consecutive days on a pre-split basis. We received a letter from Nasdaq on March 28, 2006, indicating that the Company had regained compliance with the Nasdaq Capital Market listing criteria. However, if trading in our stock is not active, Nasdaq may delist our stock and investors may not be able to sell their shares quickly or at the latest market price.

Sales of a significant amount of our common stock in the public market could reduce our stock price and impair our ability to raise funds in new stock offerings.

We have approximately 12.7 million shares of common stock outstanding as of April 20, 2006. In addition, as of March 15, 2006, we have approximately 28.2 million common shares issuable pursuant to the conversion of our Series A Preferred and approximately 0.4 million shares of common stock issuable pursuant to the exercise of outstanding warrants. The holders of our Series A Preferred and warrants are also entitled to certain registration rights. Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales will occur, could cause the market price of our common stock to decline. Those sales also might make it more difficult for us to sell equity and equity-related securities in the future at a time and at a price that we consider appropriate.

Our stock price is subject to significant volatility.

Since March 2005 until the present, the price per share of our common stock has ranged from a high of $28.80 per share to a low of $6.15 per share. Our stock price has been and may continue to be subject to significant volatility due to sales of our securities by significant shareholders and the other risks and uncertainties described in this report. The price of our common stock may also fluctuate due to conditions in the technology industry or in the financial markets generally.

Our certificate of incorporation, bylaws and Delaware law contain provisions that could discourage a takeover.

Our certificate of incorporation and Delaware law contain provisions which may make it more difficult for a third party to acquire us, including provisions that give the Board of Directors the power to issue shares of preferred stock. We have also chosen to be subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prevents a stockholder of more than 15% of a company’s voting stock from entering into business combinations set forth under Section 203 with that company.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

INTEREST RATE RISK

A significant portion of our outstanding debt is fixed. However, we are subject to market risks arising from changes in interest rates that affect our variable rate debt. As of March 31, 2006, we had outstanding a total of $42.0 million under our Revolving Facility. Amounts borrowed under the Revolving Facility bear interest at LIBOR rates plus an applicable margin. As LIBOR rates fluctuate, interest expense on amounts borrowed fluctuates. The interest rate on our variable rate debt as of March 31, 2006 was 7.63%. A hypothetical increase in the interest rate of our variable rate debt by 1% would increase annual interest expense by approximately $0.4 million. The change in interest rates is based on hypothetical movements and is not necessarily indicative of the actual results that may occur. Future results of operations will be affected by actual fluctuations in interest rates.

There have been no other material changes in our assessment of market risk sensitivity since our presentation of “Quantitative and Qualitative Disclosures About Market Risk,” in our Annual Report on Form 10-K for the year ended December 31, 2005.

Annex A

[Common share numbers set forth below do not reflect the

one-for-fifteen reverse stock split SAVVIS effected on June 6, 2006]

May 9, 2006

The Special Committee of the Board

of Directors of SAVVIS, Inc.

c/o SAVVIS, Inc.

1 SAVVIS Parkway

Town & Country, MO 63017

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of SAVVIS, Inc. (the “Company”), other than the Series A Convertible Preferred Stock holders (the “Series A holders”), of the proposed issuance by the Company of an aggregate 561,260,209 shares of Common Stock (the “Consideration”), par value $0.01 per share, to be received by the Series A holders in exchange for all of the outstanding shares of Series A Convertible Preferred Stock, par value $0.01 per share, pursuant to the draft Exchange and Recapitalization Agreement (the “Agreement”), dated May 9, 2006 between the Company and the Series A holders (the “Transaction”).

As part of the Transaction, and subject to certain exceptions, the Series A holders will agree not to sell or otherwise dispose of the shares of Common Stock received in connection with the Transaction, without the Company’s prior written consent, for a period beginning upon execution of the Agreement and ending November 1, 2006. In addition, the existing Series A investor rights agreement will be amended to provide for demand and piggy-back registration rights applicable to the shares of Common Stock issued in connection with the Transaction.

Cowen and Company, LLC (“Cowen”), as part of its investment banking business, is regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

We are acting as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated as of March 10, 2006. Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, investment banking services to the Company and have received fees for the rendering of such services.

Special Committee of

the Board of SAVVIS, Inc.

May 9, 2006

In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

•     a draft of the Agreement dated May 9, 2006, a draft Amendment No. 2 to Investors Rights Agreement, dated May 9, 2006, and a draft Written Consent of Stockholders of SAVVIS, Inc., dated May 9, 2006;

•     the Certificate of Designations for the Series A Convertible Preferred Stock, dated March 18, 2002;

•     certain other publicly available financial and other information for the Company, including its stock price trading history, and certain other relevant financial and operating data furnished to Cowen by the Company management;

•     the trading and operating performance of publicly traded companies that we deemed comparable to the Company;

•     Financial projections in Wall Street analyst reports (“Wall Street Projections”);

•     discussions we have had with certain members of the management of the Company concerning the historical and current business operations, financial conditions and prospects of the Company and such other matters we deemed relevant; and

•     such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that Wall Street Projections utilized in our analyses provide a reasonable basis for our opinion.

We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company, nor have we been furnished with such materials. We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. Our services to the Company in connection with the Transaction have been

Special Committee of

the Board of SAVVIS, Inc.

May 9, 2006

comprised solely of rendering an opinion from a financial point of view with respect to the Consideration. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so. The Company, its board of directors and representatives of certain of the Series A Holders have informed us that they have no current intentions to actively sell the Company or pending third-party proposals currently under consideration or diligence gathering and the like involving any third-party and the Company with respect to a possible acquisition of the Company, its business or substantially all of the stock or assets of the Company.

For purposes of rendering our opinion we have assumed that the Company continues to remain an independent entity. For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction.

It is understood that this letter is intended for the benefit and use of the Special Committee of the Board of Directors of the Company in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any stockholder or to take any other action in connection with the Transaction or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to effect the Transaction. Furthermore, we express no view as to the price or trading range for shares of the common stock of the Company following the consummation of the Transaction.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration to be paid in connection with the Transaction is fair, from a financial point of view, to the stockholders of the Company (other than the Series A holders). This fairness opinion letter has been approved by the fairness opinion review committee of Cowen.

Special Committee of the Board of SAVVIS, Inc. May 9, 2006 Page 4 Very truly yours, /s/ COWEN AND COMPANY, LLC Cowen and Company, LLC